Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

dated as of December 31, 2024

by and among

FRONTIER TAMPA BAY FL FIBER 1 LLC,

as Borrower,

THE OTHER LOAN PARTIES

SIGNATORY HERETO FROM TIME TO TIME,

VARIOUS LENDERS,

VARIOUS CONDUIT INVESTORS,

BARCLAYS BANK PLC,

as Administrative Agent,

CITIBANK, N.A.,

as Collateral Agent,

BARCLAYS BANK PLC,

as Lead Left Arranger

and

DEUTSCHE BANK AG, NEW YORK BRANCH

MORGAN STANLEY BANK, N.A., and

ROYAL BANK OF CANADA,

as Joint Lead Arrangers

$1,500,000,000 Delayed Draw Term Loan Facility

II.	LOANS, PAYMENTS, INTEREST AND COLLATERAL		36

	2.1	Commitments; Term Loans	36
	2.2	Issuance of Letters of Credit	37
	2.3	L/C Reimbursement Obligations.	39
	2.4	L/C Participations.	40
	2.5	Minimum Borrowing Amount	41
	2.6	Request for Term Loan	41
	2.7	Register; Notes	42
	2.8	Interest on the Term Loans.	43
	2.9	Optional Conversion of Loans	46
	2.10	Prepayments and Repayments of the Term Loans; Commitment Reductions	46
	2.11	Priority of Payments	47
	2.12	Incremental Commitments.	48
	2.13	Grant of Security Interest; Collateral	49
	2.14	Collateral Administration	53
	2.15	Power of Attorney	53
	2.16	Release of Lien on Fiber Network Assets	54
	2.17	[Reserved]	55
	2.18	Payments Generally	55
	2.19	Additional Contributed Neighborhoods; Retained Collections Contributions	56

III.	FEES AND OTHER CHARGES		57

	3.1	Computation of Fees	57
	3.2	Yield Protection and Illegality	57
	3.3	Fees	58

IV.	CONDITIONS PRECEDENT		59

	4.1	Closing Date	59
	4.2	Conditions Precedent to each Credit Date	61

V.	REPRESENTATIONS AND WARRANTIES		61

	5.1	Organization, Powers, Capitalization, Good Standing, Business	61
	5.2	Authorization of Borrowing, Authority, etc.	62
	5.3	Financial Statements.	62
	5.4	Indebtedness and Contingent Obligations.	62

-i-

5.5	Fiber Network Assets	63
5.6	Customer Agreements; Other Agreements	63
5.7	Litigation; Adverse Facts	63
5.8	Payment of Taxes	64
5.9	Performance of Agreements; No Material Adverse Effect	64
5.10	Compliance with Law; ERISA	64
5.11	Governmental Regulation	64
5.12	Employee Benefit Plans	64
5.13	Solvency	64
5.14	Use of Proceeds and Margin Security	65
5.15	Insurance	65
5.16	Investments; Ownership of the Loan Parties	65
5.17	Environmental Compliance	65
5.18	Anti-Corruption Laws and Sanctions	65
5.19	Separate Legal Entity	66
5.20	Accuracy of Disclosure	66
5.21	Beneficial Ownership	66
5.22	Risk Retention	66

VI.	AFFIRMATIVE COVENANTS		66

	6.1	Financial Statements, Reports and Other Information.	66
	6.2	Payment of Obligations	69
	6.3	Existence; Qualification	69
	6.4	Payment of Impositions and Claims	69
	6.5	Insurance	69
	6.6	Operation and Maintenance of the Fiber Networks	71
	6.7	Inspection	73
	6.8	Compliance with Legal and Other Obligations	73
	6.9	Further Assurances; Additional Loan Parties	73
	6.10	Use of Proceeds	73
	6.11	Performance of Agreements	74
	6.12	Cash Management Systems	74
	6.13	Liquidity Reserve	76
	6.14	Advance Fees Reserve Account.	78
	6.15	Maintenance of Books and Records.	78
	6.16	Risk Retention	78
	6.17	Management Agreement	78
	6.18	Interest Rate Protection	79
	6.19	Post-Closing Actions	80
	6.20	Separateness Covenants	80

VII.	NEGATIVE COVENANTS		82

	7.1	Indebtedness	82
	7.2	Liens; Negative Pledges	83
	7.3	Restricted Payments	83
	7.4	Transactions with Affiliates	83
	7.5	Restriction on Fundamental Changes	83
	7.6	ERISA	83
	7.7	Contingent Obligations	84

-ii-

	7.8	Anti-Terrorism	84
	7.9	Bankruptcy, Receivers, Similar Matters	84
	7.10	Environmental Remediation	84
	7.11	Disposition of Fiber Network Assets.	85
	7.12	Substitution of Contributed Neighborhoods	86
	7.13	Fiber Network Underlying Agreements	86

VIII.	EVENTS OF DEFAULT		87

IX.	ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT		89

	9.1	Additional Rights and Remedies	89
	9.2	Application of Proceeds	90
	9.3	Rights to Appoint Receiver	91
	9.4	Attorney-in-Fact	91
	9.5	Rights and Remedies not Exclusive	91

X.	WAIVERS AND JUDICIAL PROCEEDINGS		91

	10.1	Waivers	91
	10.2	Delay; No Waiver of Defaults	92
	10.3	Jury Waiver; Jurisdiction	92
	10.4	Amendment and Waivers	92

XI.	TERMINATION		94

	11.1	Effectiveness and Termination	94
	11.2	Survival	94

XII.	MISCELLANEOUS		95

	12.1	Governing Law; Jurisdiction; Service of Process; Venue	95
	12.2	Successors and Assigns; Assignments and Participations	96
	12.3	Application of Payments	99
	12.4	Indemnity	99
	12.5	Notices	100
	12.6	Severability; Captions; Counterparts; Electronic Signatures	101
	12.7	Expenses	102
	12.8	Entire Agreement	102
	12.9	Approvals and Duties	102
	12.10	Publicity and Confidentiality	103
	12.11	Cooperation	104
	12.12	Recognition of U.S. Special Resolution Regimes	104
	12.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	104

XIII.	AGENT PROVISIONS; SETTLEMENT		106

	13.1	The Agents	106
	13.2	Lender Consent	112
	13.3	Set-off and Sharing of Payments	112
	13.4	[Reserved]	113

-iii-

13.5	Availability of Lenders’ Pro Rata Share; Return of Payments	113
13.6	Dissemination of Information	113
13.7	Defaulting Lender	113
13.8	Taxes	116
13.9	Patriot Act and other KYC Requirements	119
13.10	[Reserved].	120
13.11	Withholding Tax	120
13.12	Interest Rate Protection Agreements	120
13.13	Erroneous Payments	121
13.14	Additional Titles.	122

XIV.	GUARANTY.		122

	14.1	Guaranty of the Guaranteed Obligations	122
	14.2	Payment by Guarantors	123
	14.3	Liability of Each Guarantor Absolute	123
	14.4	Waivers by the Guarantors	124
	14.5	Each Guarantor’s Rights of Subrogation, Contribution, etc.	125
	14.6	Subordination of Other Obligations	125
	14.7	Continuing Guaranty	125
	14.8	Authority of the Guarantors or the Borrower	125
	14.9	Financial Condition of the Borrower	126
	14.10	Bankruptcy, etc.	126

XV.	THE COLLATERAL AGENT		126

	15.1	Duties of the Collateral Agent.	126
	15.2	Certain Matters Affecting the Collateral Agent	128
	15.3	Collateral Agent’s Disclaimer	131
	15.4	[Reserved]	131
	15.5	Fees and Expenses of Collateral Agent; Indemnification of the Collateral Agent.	131
	15.6	[Reserved]	131
	15.7	Resignation and Removal of Collateral Agent	131
	15.8	Successor Collateral Agent	132
	15.9	Merger or Consolidation of Collateral Agent	133
	15.10	Multiple Roles.	133

-iv-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Risk Retention Letter
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment Agreement
Exhibit G	Form of Interest Election Request
Exhibit H	Form of Secured Party Designation Notice
Exhibit I	[Reserved]

ANNEXES

Annex 1	Commitments
Annex 2	Conduit Investors

SCHEDULES

Schedule 2.13	Pledged Equity Interests
Schedule 5.15	Insurance
Schedule 5.16	Schedule of Investments
Schedule 6.19	Schedule of Post-Close Actions
Schedule 12.5	Notice Addresses

-v-

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of December 31, 2024 (the “Closing Date”), is entered into by and among Frontier Tampa Bay FL Fiber 1 LLC, a Delaware limited liability company (“Borrower”), Frontier SPE FL Guarantor LLC, a Delaware limited liability company (“Holdings”), each of the Asset Entities from time to time party hereto as Guarantors, each of the financial institutions from time to time party hereto as Lenders and any of their affiliated commercial paper conduits listed on Annex 2 as “Conduit Investors”, together with their respective permitted successors and assigns (each, a “Conduit Investor” and, collectively, the “Conduit Investors”), Citibank, N.A. (“Citibank”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Collateral Agent”), Barclays Bank PLC as Administrative Agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and Frontier Communications Parent, Inc., a Delaware corporation, solely with respect to Section 6.12(b) hereof.

WHEREAS, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.1;

WHEREAS, in connection with the Transactions, the Borrower has requested that (i) on the Closing Date, the Lenders extend $1,500,000,000 in Commitments to the Borrower and (ii) on and after the Closing Date, the Lenders lend to the Borrower Term Loans from time to time in an initial aggregate principal amount of up to $1,500,000,000; and

WHEREAS, each Loan Party has agreed to (x) secure the Secured Obligations by granting to the Collateral Agent, for the benefit of itself and the Lenders, a Lien on substantially all of its assets, including without limitation, all right, title and interest in and to any Frontier Fiber Business Assets owned by such Loan Party on the Closing Date, and (y) provide the Guaranty of the Guaranteed Obligations, in each case on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Loan Parties, the Collateral Agent, the Administrative Agent and Lenders hereby agree as follows:

I.	DEFINITIONS

1.1        Defined Terms.  For purposes of the Transaction Documents, in addition to the definitions above and elsewhere in this Agreement or the other Transaction Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.

“Account Collateral” shall mean all of the Loan Parties’ right, title and interest in and to the Pledged Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Administrative Agent or Collateral Agent representing or evidencing such Pledged Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreement” shall mean (i) with respect to any Trust Account, the Collateral Agent Control Agreement and (ii) with respect to any other applicable Pledged Account, each agreement, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent, as secured party, the applicable Loan Party and the bank maintaining the applicable Deposit Account have agreed, among other things, that (i) the Collateral Agent shall have “control” over such Deposit Account (within the meaning of the UCC) and (ii) solely upon the trigger events set forth in such Account Control Agreement, such bank will comply with instructions originated by the Collateral Agent directing disposition of the funds in such Deposit Account without further consent from any other Person (including the Borrower).

“Accounts” shall mean “accounts” (as such term is defined in the UCC) in which any Person now or hereafter has rights.

“Additional Asset Entity” shall mean a limited liability company, partnership or other entity that (i) owns one or more Fiber Networks and (ii) 100% of the Equity Interests in which are, directly or indirectly, contributed to, acquired by or otherwise owned by the Borrower or any other Loan Party as provided in, and meeting the requirements of, Section 2.19(a).

“Additional Asset Entity Fiber Network” shall mean the Fiber Network(s) related to Additional Asset Entity Fiber Network Assets.

“Additional Asset Entity Fiber Network Assets” shall mean Fiber Network Assets owned by an Additional Asset Entity.

“Additional Documents” shall have the meaning assigned to it in Section 2.13(e).

“Additional Principal Payment Amount” shall mean, with respect to each Payment Date when none of a Rapid Amortization Period or a Cash Sweep Period is in effect and no acceleration of the maturity of the Term Loans has occurred following the occurrence and continuation of an Event of Default, the amount required to be applied pursuant hereto as a mandatory prepayment of principal of the Term Loans on such date from funds received (i) in connection with certain casualty or condemnation events in accordance with Section 6.6(b) and (ii) in connection with certain Fiber Network Asset dispositions in an amount equal to the Release Price in accordance with Section 7.11.

“Administrative Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Administrative Agent Fee” shall mean the fees, expenses and indemnities to be paid to the Administrative Agent pursuant to the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” shall mean that certain fee letter agreement, dated as of the Closing Date, between the Borrower and Barclays Bank PLC, as Administrative Agent and as a Lender.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent from time to time and delivered by each Lender to the Administrative Agent (for further distribution to the Collateral Agent).

“Advance Fees” shall mean the amount of any Collections (other than Excluded Amounts) with respect to any Collection Period that, as determined by the Manager in good faith and in accordance with the Operation Standards, comprise advance payments by any Customer with respect to future periods or that may be required to be credited to the related Customer under its customer contract in future periods.  For the avoidance of doubt, no Collections shall constitute Advance Fees unless so designated by the Manager, in its good faith discretion and in accordance with the Operation Standards, in any Manager Report pursuant to Section 6.14.

“Advance Fees Reserve Account” shall mean a segregated trust account at Collateral Agent held in the name of the Borrower, subject to the lien of the Collateral Agent on behalf of the Secured Parties.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Agent” shall mean, the Administrative Agent or Collateral Agent, as the context may require.

“Agent Related Parties” shall mean, (i) with respect to the Administrative Agent’s Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors and other representatives of the Administrative Agent and of each of the Administrative Agent’s Affiliates and the permitted successors and assigns of the foregoing and (ii) with respect to the Collateral Agent, Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors and other representatives of the Collateral Agent and of each of the Collateral Agent’s Affiliates and the permitted successors and assigns of the foregoing.

“Aggregate Annualized Run Rate Revenue” shall mean, as of any Determination Date, (i) the Annualized Run Rate Revenue plus (ii) any Retained Collections Contributions in accordance with Section 2.19(b).

“AIF” shall have the meaning given to the term under the AIFMD Law.

“AIFMD” shall mean Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualifications).

“AIFMD Law” shall mean (a) the AIFMD and (b) any Applicable Law of a member state of the European Union implementing the AIFMD.

“Allocated Loan Amount” shall mean, for any Fiber Network Assets as of any date of determination with respect to a Disposition of such Fiber Network Assets, the product of (a) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets as of such date prior to giving effect to such Disposition over (y) the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets as of such date after giving Pro Forma Effect to such Disposition and (ii) the denominator of which is the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets as of such date prior to giving Pro Forma Effect to such Disposition and (b) the Total Outstandings as of such date.

“Annualized Run Rate Revenue” shall mean, for the Loan Parties, as of any Determination Date, an amount equal to (a) the excess of (i) Retained Collections for such calendar month and the prior two calendar months over (ii) the Management Fee for such calendar month and the prior two calendar months (assuming for the purpose of this calculation, (x) Management Fees for each of November 2024 and December 2024 shall be in amounts calculated by Manager on or prior to the initial Credit Date in good faith and acceptable to Administrative Agent and the Lenders and (y) a Management Fee for January 2025 and any later month prior to which the related Fiber Network Assets and Customer Contracts have not been contributed will be calculated or adjusted to reflect the Manager’s good faith estimate (in accordance with the Operation Standards) of what the Management Fee would have been for the portion of such month(s) if such assets had been contributed at the beginning of the relevant period) multiplied by (b) four.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements applicable to any Loan Party, including, but not limited to, all applicable state and federal usury laws.

“Applicable Margin” shall mean on any date:

(I) from and after the Closing Date to, but excluding, the third anniversary of the Closing Date, (a) for any SOFR Loan, 1.75% per annum and (b) for any Base Rate Loan, 0.75% per annum;

(II) from and after the third anniversary of the Closing Date to, but excluding, the fourth anniversary of the Closing Date, (a) for any SOFR Loan, 2.50% per annum and (b) for any Base Rate Loan, 1.50% per annum; and

(III) from and after the fourth anniversary of the Closing Date, (a) for any SOFR Loan, 2.75% per annum and (b) for any Base Rate Loan, 1.75% per annum.

“Applicable Period” shall mean, with respect to each Payment Date, the next six calendar months.

“Asset Entities” shall mean, collectively, (i) the Borrower and (ii) each other bankruptcy-remote special purpose entity that is a Subsidiary of the Borrower and party hereto pursuant to a Joinder Agreement that holds any relevant Frontier Fiber Business Assets.

“Assignment Agreement” shall mean an Assignment and Assumption substantially in the form of Exhibit F hereto or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, the tenor for such Benchmark pursuant to this Agreement as of such date.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Base Rate”  means, on any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1.00% and (c) Term SOFR for an Interest Period of one month in effect on such day plus 1.00%; provided that changes in any rate of interest calculated by reference to the Base Rate shall take effect simultaneously with each change in the Base Rate and the Base Rate will in no event be higher than the maximum rate permitted by applicable law.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or Term SOFR for any reason, the Base Rate shall be determined without regard to clause (b) or (c) above, as applicable, until the circumstances giving rise to such inability no longer exist.

“Base Rate Loans” shall mean any Term Loan that bears interest at the Base Rate as provided in this Agreement.

“Basel III” shall mean the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” shall mean, initially, Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.8(g).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that (x) can be determined by the Administrative Agent for the applicable Benchmark Replacement Date and (y) is administratively feasible as determined by the Administrative Agent:

(1)         Daily Simple SOFR; and

(2)         the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent (in consultation with the Borrower) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions at such time; provided that such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate exists, in such other manner of administration as (x) the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents and (y) is administratively feasible as determined by the Administrative Agent).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark, or if the then-current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the applicable Available Tenor of such Benchmark (or such component thereof); or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to the applicable Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)       a public statement or publication of information by or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) is no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrowing Request” shall have the meaning assigned to it in Section 2.6.

“Broadband Unit” shall mean each location of a Customer in the Contributed Neighborhoods whose Customer Agreement includes broadband services for such location; provided that each unit or apartment at a single address shall be deemed to be a separate location for purposes of this definition.

“Business Contract” shall mean current and future agreements between an Asset Entity and a Business Customer.

“Business Customer” shall mean any large enterprise (including large multi-location companies, government entities, educational institutions and non-profits), small and medium business (including single or multi-location companies, mid-sized government entities, educational institutions and non-profits) and wholesale customer within the Contributed Neighborhoods.

“Business Day” shall mean any day other than (a) a Saturday, a Sunday or any day which is a federal holiday or (b) any day on which banking institutions or trust companies in New York City, the State of New York or the State of Delaware are authorized or obligated by law, regulation or executive order to remain closed; provided that when used in connection with any interest rate settings for any SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Markets Transaction” shall mean, in connection with any Disposition of Fiber Network Assets pursuant to Section 7.11(b), any offering of senior secured securitized debt securities by a newly formed special purpose entity that is a direct or indirect Subsidiary of Manager; provided that (i) such debt securities are secured primarily by such Fiber Network Assets and (ii) the proceeds of such offering are applied to refinance, in part, the Facilities.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of an Issuing Bank and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Sweep Percentage” shall mean (i) if a Leverage Ratio Cash Sweep Condition is in effect, 100% and (ii) if a DSCR Cash Sweep Condition (but not a Leverage Ratio Cash Sweep Condition) is in effect, 75%.

“Cash Sweep Period” shall mean any period commencing on the first date that a DSCR Cash Sweep Condition or a Leverage Ratio Cash Sweep Condition has occurred through (but excluding) the date on which a DSCR Cash Sweep Condition or a Leverage Ratio Cash Sweep Condition ceases to exist.

“Casualty Event” shall have the meaning assigned to it in Section 6.6.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in law, rule or treaty in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (i) any Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of Equity Interests of Parent representing more than fifty percent (50%) of the total voting power represented by the issued and outstanding Equity Interests of Parent or (ii) the failure of Parent, directly or indirectly through Wholly-Owned Subsidiaries, to own all of the Equity Interests in the Borrower; it being understood and agreed, for the avoidance of doubt, that any Permitted Change of Control shall not trigger a “Change of Control” for any purpose under this Agreement or any other Transaction Document.

“Citibank” shall have the meaning assigned to it in the introductory paragraph hereof.

“Claim” shall have the meaning assigned to it in Section 6.4(a).

“Closing Date” shall have the meaning assigned to it in the introductory paragraph hereof.

“Closing Date Certificate” shall mean an officer’s certificate, dated as of the Closing Date, executed by a Responsible Officer of each Loan Party in his or her capacity as a Responsible Officer of such Loan Party and not in his or her individual capacity and substantially in the form of Exhibit C.

“Closing Date Transaction Documents” shall mean, collectively and each individually, this Agreement, the Notes (if any issued on the Closing Date), the Risk Retention Letter and the Fee Letters.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to it in Section 2.13(a) and shall exclude, for the avoidance of doubt, the Collateral Exclusions.

“Collateral Agent Control Agreement” shall mean the account control agreement, dated as of the first Credit Date, by and among the Borrower, the Collateral Agent, as secured party and the Collateral Agent, as securities intermediary, with respect to the Trust Accounts.

“Collateral Agent Fee Letter” shall mean that certain fee letter agreement, dated as of December 18, 2024, between the Borrower and Citibank, as Collateral Agent and as a Lender.

“Collateral Exclusions” shall mean, shall mean the following property of the Loan Parties and the Guarantors: (i) any lease, sublease, license, or other contract or permit, in each case if the grant of a lien or security interest in any of the Loan Parties’ and the Guarantors’ right, title and interest in, to or under such lease, sublease, license, contract or permit (or any rights or interests thereunder) in the manner contemplated by hereunder (a) is prohibited by the terms of such lease, sublease, license, contract or permit (or any rights or interests thereunder) or would require consent of a third party (unless such consent has been obtained), (b) would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the applicable Loan Party or Guarantor (as applicable) therein or (c) would otherwise result in a breach thereof or the termination or a right of termination thereof, except, in each case, to the extent that any such prohibition, breach, termination or right of termination is rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law, (ii) the Excluded Amounts, and (iii) any amounts distributed to or at the direction of the Borrower pursuant to priority ninth of the Priority of Payments; provided, that no amounts set forth in clause (iii) of this definition shall constitute “Collateral Exclusions” until actually distributed to any Person other than a Loan Party or a Guarantor.

“Collection Account” shall mean a segregated trust account at Collateral Agent held in the name of the Borrower, subject to the lien of the Collateral Agent on behalf of the Secured Parties.

“Collections” shall mean, with respect to each Collection Period, all amounts received by or for the account of (or in the case of automated clearing house (“ACH”) transactions, amounts remitted via ACH to or for the account of, but net of any such ACH remittances that are subsequently reversed by the transmitting bank) the Loan Parties with respect to the Fiber Network Assets, the Customer Agreements and related Customer Receivables and any other Collateral, in each case, during such Collection Period.  For the avoidance of doubt, Collections that have been deposited in a Frontier Account or Control Account during a Collection Period but that are transferred to the Collection Account after the end of such Collection Period shall be deemed to be attributable to the Collection Period in which such Collections were deposited into such Frontier Account or Control Account; provided, that, the Manager shall use good faith estimates of Collections (which estimates shall be reasonably acceptable to Administrative Agent) for periods prior to the contribution date of each of the Fiber Network Assets not previously contributed.

“Collection Period” shall mean, with respect to any Payment Date, the calendar month immediately preceding the calendar month in which such Payment Date occurs or, with respect to the first Payment Date following the Closing Date, the period from and including the Closing Date to and including January 31, 2025.

“Commercial Paper” shall mean, with respect to any Conduit Investor, the short-term promissory notes issued in the commercial paper market by or for the benefit of such Conduit Investor.

“Commitment” shall mean the commitment of a Lender (or its Conduit Investor, as applicable) to provide the extensions of credit contemplated hereby and “Commitments” shall mean such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Annex 1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Closing Date is $1,500,000,000.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall mean any Person engaged primarily in the business of owning and operating fiber conduit networks and other similar structures and other activities entered into in furtherance of the foregoing.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit E or in any other form approved by the Administrative Agent and the Borrower.

“Conduit Assignee” shall mean, with respect to any Conduit Investor, any commercial paper conduit, whose Commercial Paper is rated at least “A-2” from S&P and/or the equivalent rating of another “nationally-recognized statistical rating organization” registered with the SEC, that is administered by the Lender (or for which the related Program Support Provider provides liquidity support) with respect to such Conduit Investor or any Affiliate of such Lender, in each case, as designated by such Lender to accept an assignment from such Conduit Investor of its Term Loans and option to make additional Term Loans in accordance with the terms hereof, or a portion thereof.

“Conduit Investor” and “Conduit Investors” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consumer Contract” shall mean current and future agreements between an Asset Entity and a Consumer Customer.

“Consumer Customer” shall mean any residential customer within the Contributed Neighborhoods.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Contributed Neighborhood Map” shall mean the map specifying the geographic perimeter of the Fiber Networks contributed to the Asset Entities after the Closing Date, as updated from time to time in accordance with Section 2.19(a).

“Contributed Neighborhoods” shall mean the geographic areas within the Tampa Bay area as reflected on the Contributed Neighborhood Map from time to time.

“Control Accounts” shall mean those accounts maintained in the name of the Asset Entities or Borrower at banks other than the Collateral Agent that are subject to Account Control Agreements and to the lien of the Collateral Agent on behalf of the Secured Parties under this Agreement.

“Control Account Collections” shall have the meaning assigned to it in Section 6.12(d).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to the terms hereof.

“Corresponding Tenor” with respect to any Available Tenor means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterparty” shall mean the counterparty under any Interest Rate Protection Agreement, which counterparty shall be selected in accordance with Section 6.18.

“Covered Entity” has the meaning assigned to such term in Section 12.14.

“CP Funding Rate” shall mean, with respect to each Conduit Investor, for any day during any Interest Period, for any portion of the Term Loans funded or maintained through the issuance of Commercial Paper funded by such Conduit Investor, the per annum rate equivalent to the weighted average cost (as determined by the related Lender, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Investor, other borrowings by such Conduit Investor and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Investor or its related Lender to fund or maintain such Term Loans for such Interest Period (and which may also be allocated in part to the funding of other assets of the Conduit Investor); provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Funding Rate” for such Term Loans for such Interest Period, the related Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that if the CP Funding Rate determined as provided above shall ever be greater than the Base Rate or Term SOFR, then the CP Funding Rate shall be deemed to be the Base Rate or Term SOFR, as applicable.

“CP Rate” shall mean, on any day of determination, an interest rate per annum equal to the aggregate CP Funding Rate for each day in the applicable Interest Period.

“Credit Date” shall mean the date of the making of a Term Loan or the issuance of a Letter of Credit.

“Customer” shall mean any customer that is party to a Customer Agreement.

“Customer Agreement” shall mean all current and future Consumer Contracts and Business Contracts in effect from time to time, in each case to the extent relating to the provision of Services delivered to locations within the Contributed Neighborhoods to Customers.

“Customer Receivables” shall mean accounts receivable in connection with any Customer Agreement.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the Closing Date of such change in SOFR.

“Damages” shall have the meaning assigned to it in Section 12.4.

“Debt Service Coverage Ratio” or “DSCR” shall mean, as of any Determination Date, the ratio, calculated on a Pro Forma Basis, of (i) the sum of (a) Annualized Run Rate Revenue as of such date plus (b) aggregate amounts expected to be received by the Borrower pursuant to any Interest Rate Protection Agreement (other than payments related solely to the termination or unwinding of an Interest Rate Protection Agreement) for the immediately succeeding Payment Date (or that are obligated to be paid by the Counterparty under any Interest Rate Protection Agreement by the immediately succeeding Payment Date) to (ii) the sum of (A) the product of (X) the amount of interest that the Borrower is required to pay under the Facility on the immediately succeeding Payment Date (or, if such Determination Date is a Payment Date, on such Payment Date) (at then-prevailing interest rates on such Determination Date) multiplied by (Y) twelve plus (B) the Manager’s good faith estimate of any commitment fees, L/C Monthly Fees and administrative expenses that the Borrower will be required to pay over the succeeding twelve (12) Payment Dates (provided, that the Manager’s estimate shall not assume that any principal payments will be made unless, at the time of such estimate, the Borrower or its Affiliates have sufficient cash or available Facility commitments to consummate such principal payments) plus (C) without duplication, the fees due to the independent managers of the Loan Parties and the Guarantors, as calculated on such Determination Date.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, or both, would constitute, be or result in an Event of Default.

“Default Rate” shall mean, as of any time of determination, (x) with respect to any Base Rate Loan, the rate of interest otherwise applicable to such Term Loan as of such time pursuant to Section 2.8(a), plus 2.00% per annum and (y) with respect to any SOFR Loan or any other Obligations, the rate of interest otherwise applicable to SOFR Loans as of such time pursuant to Section 2.8(b), plus 2.00% per annum.

“Defaulting Lender” shall mean any Lender that has (a) has failed to (i) fund all or any portion of its Term Loans (or caused its related Conduit Investor to fund its Term Loans) within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3)  Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has other than via an Undisclosed Administration a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a bail-in action, or (iii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal, provincial or territorial regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender.  Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” for any voting or consent rights under or with respect to any Transaction Document for as long as such Lender remains a Defaulting Lender.

“Delayed Draw Availability Period” shall mean the period from and including the Closing Date through and including the Delayed Draw Commitment Termination Date.

“Delayed Draw Commitment Termination Date” shall mean the earliest to occur of (a) the date upon which Administrative Agent declares all of the Obligations to be due and payable pursuant to the terms of Article VIII (or the Obligations automatically become due and payable pursuant to the terms of Article VIII), (b) the third anniversary of the Closing Date and (c) the date on which all Commitments then outstanding have been funded pursuant to Section 2.01 or terminated pursuant to Section 2.01 (such earliest day, the “Delayed Draw Commitment Termination Date”).

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Determination Date” shall mean the last Business Day of any Collection Period; provided that, other than for purposes of a Pro Forma Basis determination, the first Determination Date shall be the last Business Day of the first full Collection Period occurring after the initial Credit Date.

“Direction Letter” shall have the meaning assigned to it in Section 6.12(f).

“Disposition” shall mean any sale, transfer, irrevocable right of use with respect thereto, lease or otherwise disposition of any asset (including any Casualty Event).

“Disposition Conditions” shall mean, with respect to any Release Price Disposition: (i) no Event of Default has occurred and is continuing, (ii) the Leverage Ratio is not greater than 6.75:1.00, calculated on a Pro Forma Basis, (iii) the DSCR is not less than 2.00:1.00, calculated on a Pro Forma Basis, (iv) the Release Price with respect to the applicable Collateral has been paid, (v) the Agents will be paid all unpaid fees, expenses and indemnities to the extent then due and payable to Administrative Agent and Collateral Agent, as applicable, under the Transaction Documents and (vi) to the extent that the Allocated Loan Amount for any Release Price Disposition (or any series of related Release Price Dispositions) would exceed 10% of the aggregate initial balance of all Term Loans made hereunder as of such date, the Requisite Lenders have consented to such Disposition in writing.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DSCR Cash Sweep Condition” shall mean a condition that exists if as of any Determination Date, the DSCR as of such Determination Date is less than 1.80:1.00, and shall continue to exist until the DSCR as of any Determination Date is greater than or equal to 1.80:1.00.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), which institution, in either case, has a combined capital and surplus of at least $100,000,000 and has corporate trust powers and is acting in its fiduciary capacity and which institution’s long-term debt obligations are rated at least “BBB-” by Fitch (or its equivalent from at least one NRSRO) or short-term debt obligations are rated at least “P-3” by Fitch (or its equivalent from at least one NRSRO); provided that, if any Account ceases to be an Eligible Account, the Borrower shall establish a new Account that is an Eligible Account in accordance with the requirements of Section 6.12.  Notwithstanding anything to the contrary herein, the Loan Parties’ accounts and other funds in existence as of the Closing Date shall constitute Eligible Accounts.

“Eligible Assignee” shall mean a financial institution that is a commercial bank, trust company or other financial institution with offices in the U.S. as of the date of the assignment, and that is not a Competitor.

“Eligible Bank” shall mean (x) any Person that is a Lender or an Agent (or any Affiliate of the foregoing) on the date on which such account is established, (y) any Person that is a “Lender” (under and as defined in the Frontier Note Indenture) (or any Affiliate thereof) on the date on which such account is established and/or (z) a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(3) of ERISA (excluding any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Environmental Laws” shall mean Applicable Laws pertaining to or imposing liability or standards of conduct concerning environmental protection (including regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Fiber Network Assets including, to the extent applicable to the Fiber Network Assets, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any statutes allowing the imposition of an environmental “superlien” to recover costs incurred by federal, state, provincial or territorial agencies for remediation of property contaminated by Hazardous Materials and other applicable environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any historic preservation or similar laws of any Governmental Authority relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of, or beneficial interests in, such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, limited liability membership interests, options, warrants, preferred stock, phantom stock, membership units (common or preferred), partnership interests (including, without limitation, general partnership interests), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, certificated or uncertificated, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Excepted Dispositions” shall mean dispositions of Fiber Network Assets or Asset Entities in any of the following circumstances: (i) dispositions in connection with a payment in full of all Obligations; (ii) dispositions of Fiber Network Assets in accordance with prudent business practices and the terms hereof with a value less than $5,000,000 in the aggregate following the Closing Date (which amount may be increased with the consent of the Administrative Agent acting at the direction of the Requisite Lenders); (iii) dispositions of obsolete, surplus or worn out property, including all copper cable and other copper network infrastructure, in each case, that would not have an adverse impact on (x) the amount of Retained Collections in any following Collection Period or (y) the functionality of the non-copper Fiber Networks; (iv) the disposition of equipment or real property to the extent that (x) such property is exchanged for credit against the purchase price or other payment obligations in respect of similar replacement property or other Fiber Network Assets or (y) the proceeds thereof are applied to the purchase price of such replacement property or other Fiber Network Assets in accordance with the provisions herein; (v) transfers of property of a Loan Party to another Loan Party; (vi) involuntary transfers or losses of property due to Casualty Events, the proceeds from which shall be applied in accordance with Section 6.6 hereof; or (viii) substitutions of Contributed Neighborhoods and all related Fiber Network Assets and Customer Agreements as described in Section 7.12.

“Excluded Amounts” shall mean (a) amounts paid by Customers with respect to networks or other assets that are not included in the Collateral, (b) cash capital contributions made to a Guarantor or any of the Loan Parties designated by the Manager as “Excluded Amounts” for application in the manner designated by the Manager, which, for the avoidance of doubt, will not be treated as Retained Collections Contributions for inclusion as part of Aggregate Annualized Run Rate Revenue, (c) amounts that cannot be transferred to the Collection Account due to applicable law, (d) all pass-through taxes, franchise fees, government impositions, and other taxes that are due and payable to a Governmental Authority or other unaffiliated third party, (e) cash management obligations and other account fees and expenses paid to the banks at which the Control Accounts are held, (f) amounts reimbursed by Customers to the Manager with respect to costs or expenses incurred by the Manager not in the ordinary course as a result of acts or omissions by Customers, (g) amounts paid by Customers in respect of fees and expenses payable to the Manager or its Affiliates or unaffiliated third parties for services provided to Customers, including, without limitation, contributions in aid of construction payments, (h) any deductible or self-insured retention amounts payable under any insurance policy in connection with casualties or losses (including third party liability amounts) with respect to the Fiber Network Assets or other property of the Asset Entities, and (i) any other amounts deposited into any Control Account or the Collection Account in error or otherwise included in Collections that are not required to be deposited into the Collection Account.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or security interest is or becomes illegal.

“Facility” shall mean the credit facility created on the Closing Date consisting of the Commitments and the Term Loans made thereunder from time to time pursuant to the terms and conditions of this Agreement.

“FATCA” shall mean sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or other official interpretations thereof or official guidance with respect thereto and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning assigned to it in Section 5.18.

“Federal Funds Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if the Federal Funds Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.

“Fee Letters” shall mean, collectively, the Administrative Agent Fee Letter, the Collateral Agent Fee Letter and the Lender Fee Letters.

“Fiber Network” shall mean each discrete collection of Fiber Network Assets within a specific Contributed Neighborhood contributed, obtained or otherwise assigned to the Asset Entities.

“Fiber Network Assets” shall mean, collectively, (i) current and future fiber-to-the-premises and copper network infrastructure consisting of fiber optic cables, copper cables, enclosures, cabinets, splitters, conduit, duct, fiber optic splicing and distribution closures, manholes and handholes, air dryers, poles, telecommunications shelters and regeneration locations, demarcation points, switching equipment, cards, frame, shelves, slots, optical network terminals, modems, owned real property and related improvements and other optical, power and networking equipment within each Contributed Neighborhood required to deliver the Services (subject to receipt of required consents from relevant utilities, jurisdictional authorities or other Persons, as applicable) and (ii) current and future related leases, easements, rights of use, or other access agreements entered into with the relevant property owners or other parties, utilities or jurisdictional authorities in order to acquire access within the Contributed Neighborhoods to locations where such fiber and/or copper infrastructure may be placed, subject to receipt of required consents from such parties and authorities, as applicable (this clause (ii), “Fiber Network Underlying Rights Agreements”), in each case to the extent owned, leased or licensed by a Loan Party.  For the avoidance of doubt, “Fiber Network Assets” shall not include any such assets that are not required to deliver the Services, including any copper cables and related infrastructure that are defunct or otherwise permanently out of use.

“Fiber Network Underlying Rights Default” shall mean any default or event of default (or equivalent terms) under any Fiber Network Underlying Rights Agreement.

“Financial Statements” shall mean in relation to any Person, its consolidated statements of operations and members’ equity, statements of cash flows and balance sheets.

“Floor” shall mean a percentage equal to 0.00% per annum.

“Frontier Accounts” shall have the meaning assigned to it in Section 6.12(d).

“Frontier Account Collections” shall have the meaning assigned to it in Section 6.12(d).

“Frontier Fiber Business” shall mean the Loan Parties’ fiber-based services relating to the Customer Agreements owned by the Borrower in the Contributed Neighborhoods.

“Frontier Fiber Business Assets” shall mean, individually and collectively, the Fiber Network Assets, the related Customer Agreements and/or other assets relating to the Frontier Fiber Business, as the context may require.

“Frontier Note Indenture” shall mean the Base Indenture, dated as of August 8, 2023, among the Affiliates of the Loan Parties party thereto and Citibank, as indenture trustee, as amended and restated from time to time therein.

“GAAP” shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein.

“Governmental Authority” shall mean any federal, state, provincial, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory, province or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, including any supra-national bodies (such as the European Union or the European Central Bank).

“Gross Broadband Unit Adds” shall mean, for any Collection Period, each Broadband Unit at which broadband services started under a Customer Agreement during such Collection Period, whether such location is a new address or an address previously occupied by another customer who terminated broadband service at that location; provided that each unit or apartment at a single address shall be deemed to be a separate location for purposes of this definition.

“Gross Business Unit Adds” shall mean, for any Collection Period, each Gross Broadband Unit Add of a Business Customer.

“Gross Consumer Unit Adds” shall mean, for any Collection Period, each Gross Broadband Unit Add of a Consumer Customer.

“Guaranteed Obligations” shall have the meaning assigned to it in Section 14.1.

“Guarantors” shall mean Holdings, the Asset Entities and all other future direct and indirect subsidiaries of Holdings (other than the Borrower).

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article XIV.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws because of their deleterious, harmful or dangerous properties, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; (H) urea formaldehyde or (I) per- and polyfluoroalkyl substances, provided, however, such definition shall not include (i) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Customers’, the real property owners’, the real property owners’ tenants or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holdings” shall have the meaning assigned to it in the introductory paragraph hereof.

“Impositions” shall mean all local or other property taxes (net of abatements, reductions and refunds) payable by the Asset Entities, vault charges, sales taxes, other taxes, levies, assessments and similar charges of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon any of the Fiber Network Assets or the fees relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing.  Impositions shall not include (x) any sales or use taxes payable by the Borrower or the Asset Entities, (y) any of the foregoing items payable by Customers occupying any portions of the Fiber Networks or (z) taxes or other charges payable by the Manager unless such taxes are being paid on behalf of the Borrower or an Asset Entity.

“Incremental Facilities” shall have the meaning assigned to it in Section 2.12.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; provided that reimbursement or indemnity obligations related to surety bonds or letters of credit incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

“Indemnified Persons” shall have the meaning assigned to it in Section 12.4.

“Ineligible Liquidity Reserve Letter of Credit” shall mean a Liquidity Reserve Letter of Credit with respect to which (i) the short-term debt credit rating of the Issuing Bank with respect to such Liquidity Reserve Letter of Credit is withdrawn or downgraded below “F2” (or the then equivalent grade) by any of Fitch, Moody’s or S&P or (ii) the long-term debt credit rating of such Issuing Bank is withdrawn or downgraded below “BBB” (or the then equivalent grade) by any such NRSRO; provided that for determining whether a Liquidity Reserve Letter of Credit is eligible under this definition, a Issuing Bank will be deemed to have the short-term debt credit rating or the long-term debt credit rating, as applicable, of such Issuing Bank or any guarantor of (or confirming bank for) such Issuing Bank; provided further that neither the Administrative Agent or Collateral Agent shall have any obligation to monitor whether Liquidity Reserve Letters of Credit fall into this definition.

“InfraCo” shall mean Frontier FL Shared Infrastructure LLC, a Delaware limited liability company.

“Insurance Policies” shall have the meaning assigned to it in Section 6.5.

“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies.

“Insurance Proceeds Account” shall mean a non-interest bearing segregated trust account, established in accordance with Section 6.12 as an Eligible Account, into which Insurance Proceeds shall be deposited in accordance with Section 6.6(b).

“Interest Accrual Period” shall mean, for each Payment Date, the period from and including the 25th day of the preceding calendar month (or, with respect to the initial Payment Date, the Closing Date) to but excluding the 25th day of the calendar month in which such Payment Date occurs.

“Interest Election Request” shall mean a request by the Borrower to Convert or continue a Term Loan in accordance with Section 2.9 substantially in the form of Exhibit G hereto.

“Interest Period” shall mean with respect to any SOFR Loan, the period commencing on the date of the borrowing of such Term Loan and ending on the Payment Date that is approximately one or three months thereafter, as the Borrower may elect and set forth in the applicable Borrowing Request or Interest Election Request; provided that the initial Interest Period with respect thereto shall commence on the Credit Date on which such Term Loans are initially incurred and end on the Payment Date that is approximately one or three months thereafter, as the Borrower may elect and set forth in the applicable Borrowing Request (and Term SOFR for such initial Interest Period shall be Term SOFR for a term of one or three months, as applicable, determined as of the Periodic Term SOFR Determination Day in respect of such initial Interest Period).  For purposes of this definition, the date of a borrowing of a Term Loan initially shall be the date on which such Term Loan is made and thereafter shall be the date (which shall be a Payment Date) of the most recent Conversion or continuation of such Term Loan.

“Interest Rate Protection Agreement” shall mean any interest rate cap or other agreement (together with the confirmation and schedules relating thereto), in form and substance reasonably satisfactory to the Borrower, the applicable Counterparty and the Administrative Agent, between the Borrower and such Counterparty and any renewal or replacement thereof, which agreement shall be pledged as Collateral hereunder.  For the avoidance of doubt, the terms of the Interest Rate Protection Agreement shall be those at the time of execution in accordance with Section 6.18 and the Borrower shall furnish a copy of such Interest Rate Protection Agreement within five (5) Business Days of the date of execution and delivery thereof.

“Issuing Bank” shall mean Barclays Bank PLC.

“Involuntary Bankruptcy” shall mean, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which the Borrower is a debtor or any asset of any such entity is property of the estate therein.

“Joinder Agreement” shall mean a joinder to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the applicable Person assumes all rights and obligations of an “Asset Entity”, “Guarantor” and “Loan Party” hereunder.

“Joint Lead Arrangers” shall mean, collectively, Barclays Bank PLC, Deutsche Bank AG, New York Branch, Morgan Stanley Bank, N.A., and Royal Bank of Canada.

“Knowledge” whenever used in this Agreement or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Agreement or any of the other Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“L/C Commitment” shall mean the obligation of the Issuing Bank to provide Letters of Credit pursuant to Section 2.2, in an aggregate Undrawn L/C Face Amount, together with any Unreimbursed L/C Drawings, at any one time outstanding not to exceed the L/C Sublimit.

“L/C Monthly Fees” has the meaning assigned to it in the Administrative Agent Fee Letter.

“L/C Obligations” shall mean, at any time, an amount equal to the sum of (i) any Undrawn L/C Face Amounts outstanding at such time and (ii) any Unreimbursed L/C Drawings outstanding at such time.

“L/C Reimbursement Amount” has the meaning assigned to it in Section 2.3(a).

“L/C Sublimit” shall mean, as of the Closing Date, $200,000,000.

“Lender” and “Lenders” shall mean each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a lender party hereto pursuant to an Assignment Agreement (in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement).

“Lender Fee Letters” shall mean each fee letter agreement, dated as of the Closing Date, between the Borrower and a Lender.

“Letter of Credit” has the meaning assigned to it in Section 2.2(a).

“Leverage Ratio” shall mean, with respect to any Determination Date, the ratio of (i) the aggregate outstanding principal balance of all Term Loans as of such Determination Date divided by (ii) the Aggregate Annualized Run Rate Revenue as of such Determination Date.

“Leverage Ratio Cash Sweep Condition” shall mean a condition that exists if as of any Determination Date, the Leverage Ratio on such date is greater than 8.50:1.00, and shall continue to exist until the Leverage Ratio as of any Determination Date is less than or equal to 8.50:1.00.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidity Reserve Account” shall mean a segregated trust account at Collateral Agent held in the name of the Borrower, subject to the lien of the Collateral Agent on behalf of the Secured Parties.

“Liquidity Reserve Draw Amount” shall mean, with respect to any Payment Date and as calculated as of the immediately preceding Reporting Date, any amounts pursuant to clauses (a), (c) and (d) of the Priority of Payments that would be due and unpaid after accounting for all distributions pursuant to the Priority of Payments on such Payment Date, assuming that the only funds distributed pursuant to the Priority of Payments are the related Retained Collections.

“Liquidity Reserve Letter of Credit” shall mean an outstanding letter of credit issued by the Issuing Bank for the benefit of the Collateral Agent (for the benefit of the Lenders and the other Secured Parties).

“Liquidity Reserve Release Amount” shall have the meaning assigned to it in Section 6.13.

“Loan Account” shall mean, with respect to any proposed borrowing of Term Loans an account designated in writing by the Borrower in the applicable Borrowing Request for such Term Loans.

“Loan Party” or “Loan Parties” shall mean individually and collectively, the Borrower and Guarantors.

“Locked Commitments” shall mean, as of any date of determination, the amount by which the Commitments (as the same are (x) reduced by the making of Term Loans hereunder and any reductions made pursuant to Section 2.10(e) or (y) increased pursuant to Section 2.12) exceed the sum of the aggregate amount of Unlocked Commitments.

“Management Agreement” shall mean that certain Management Agreement to be entered into on or prior to the first Credit Date, by and among the Loan Parties and the Manager, which shall be based upon the Management Agreement (as defined in the Frontier Note Indenture) with such changes as are necessary to reflect the Fiber Network Assets of the Borrower and the terms and conditions described in this Agreement and otherwise in form and substance reasonably acceptable to the Borrower and the Requisite Lenders.

“Management Fee” shall mean a fee payable to the Manager, with respect to any Payment Date, equal to the sum of  (i) the sum of (a) $88.80 multiplied by the average number of Video Units during the related Collection Period and (b) $24.95 multiplied by the average number of Broadband Units during the related Collection Period, (ii) $522 multiplied by the number of Gross Broadband Unit Adds during the related Collection Period and (iii) the sum of (a) $500 multiplied by the number of Gross Consumer Unit Adds during the related Collection Period, (b) $3,585 multiplied by the number of Gross Business Unit Adds during the related Collection Period and (c) $0.42 multiplied by the number of Passed Locations as of the end of the related Collection Period.

“Manager” shall mean Frontier Communications Holdings, LLC, a Delaware corporation and/or another direct or indirect parent of the Borrower (including Frontier Florida LLC) reasonably satisfactory to the Joint Lead Arrangers who becomes a Manager or sub-manager pursuant to the terms of this Agreement and the Management Agreement from time to time.

“Manager Termination Event” shall have the meaning ascribed thereto in the Management Agreement.

“Manager Report” shall have the meaning assigned to it in Section 6.1.

“Material Adverse Effect” shall mean:

(a)         the material impairment on the rights and remedies, taken as a whole, of the Administrative Agent, Collateral Agent, Issuing Bank and the Lenders (in their capacities as such) in respect of the Collateral or under the Transaction Documents (taken as a whole);

(b)         a material adverse effect upon the business, operations or condition (financial or otherwise) of the Loan Parties (taken as a whole); or

(c)         the material impairment of the ability of the Loan Parties (taken as a whole) to perform any of their respective obligations under the Transaction Documents (taken as a whole) or on the use, value or operation of the Fiber Networks (taken as a whole).

“Material Agreement” shall mean any contract or agreement, or series of related written agreements, by any Asset Entity or the Borrower relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Fiber Networks under which there is an obligation of a Loan Party in the aggregate to pay, or under which any Loan Party receives compensation in the aggregate, of more than $5,000,000 per annum, excluding (i) the Transaction Documents, (ii) any agreement which is terminable by a Loan Party on not more than 60 days’ prior written notice without any material fee or penalty, (iii) any Customer Agreement and (iv) any Fiber Network Underlying Rights Agreement.

“Material Customer Agreement” shall mean any Customer Agreement that both (a) provides for annual payments in an amount equal to or greater than $5,000,000 and (b) may not be cancelled by the applicable Customer (or related Affiliate) without at least 30 days’ notice and payment of a termination fee, penalty or other cancellation fee.

“Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Maximum Leverage Draw Ratio” shall mean, as of any date of determination, 6.75:1.00.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Term Loans, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Term Loans and the Obligations under Applicable Law to the extent allowed by such Applicable Laws.

“Minimum DSCR Draw Ratio” shall mean, as of any date of determination, 2.00:1.00.

“Miscellaneous Collections” shall have the meaning assigned to it in Section 6.12(e).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Note(s)” shall mean, individually and collectively, the Notes issued hereunder in substantially the form of Exhibit A hereto, payable to a Lender, executed by the Borrower evidencing the Commitment of, and Term Loans made by, such Lender.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.4 and (b) has been approved by the Requisite Lenders.

“Non-U.S. Lender” shall have the meaning assigned to it in Section 13.8(f).

“NRSRO” shall mean a nationally recognized statistical ratings organization.

“Obligations” shall mean, without duplication, all present and future obligations of any Loan Party to the Agents and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case under any of the Transaction Documents, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Administrative Agent, the Collateral Agent or any Lender on behalf of or for the benefit of any Loan Party for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any Loan Party.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate signed by any Responsible Officer of the applicable Loan Party or the Manager.

“Operating Account” shall mean an account in the name of the Borrower maintained at the Collateral Agent and subject to an Account Control Agreement at all times (subject to Section 6.19).

“Operation Standards” shall mean that the Manager will perform the management services (or refrain from the performance of the management services) in accordance with and subject to the terms of the Management Agreement and the other Transaction Documents and applicable law and, to the extent consistent with the foregoing (i) using the same degree of care, skill, prudence and diligence that the Manager (or any of its affiliates, if applicable) employed in the management of the Fiber Networks and operations prior to entering into the Management Agreement and that the Manager uses for other assets it manages and (ii) with the objective, subject to its good faith business judgement, of maximizing profitability from the Fiber Networks.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, its by‑laws, as amended, and any stockholders’ agreement, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any trust, its declaration of trust.  In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” shall mean, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such tax (except for connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Term Loan or Transaction Document).

“Other Taxes” shall have the meaning assigned to it in Section 13.8(b).

“Outstanding L/C Subfacility Amount” shall mean, when used with respect to any date, the aggregate amount available for drawing under all Letters of Credit outstanding on such date.

“Parent” shall mean Frontier Communications Parent, Inc., a Delaware corporation.

“Participant” shall have the meaning assigned to it in Section 12.2(e).

“Participant Register” shall have the meaning assigned to it in Section 12.2(e).

“Passed Locations” shall mean any residential home, commercial business, multi-dwelling unit or other potential Customer location by which the Asset Entities have fibers or copper “passed” (as determined by the Manager in accordance with its internal methodology); provided that the Manager’s internal methodology for the calculation of “passed” locations may be amended by the Manager at any time for purposes of this definition with the consent of the Administrative Agent; provided further that each unit or apartment at a single address shall be deemed to be a separate location for purposes of this definition.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” shall mean (a) the 25th day of each calendar month (commencing with the first such date after the first full month after the Closing Date), or, if any such day is not a Business Day, the next succeeding Business Day and (b) the Maturity Date.

“Permitted Affiliate Transactions” shall mean: (i) the Guaranty set forth herein, (ii) any existing or future assignments of any Fiber Network Assets to a Loan Party, including any Fiber Network Assets Transfer and all agreements, certificates and other documents related thereto or delivered in connection therewith and (iii) any transactions contemplated by (x) the Management Agreement or (y) any other Transaction Document.

“Permitted Affiliate Payment” shall mean any amounts payable to the Manager, InfraCo or any other Affiliate in connection with a Permitted Affiliate Transaction, which shall include, without limitation and for the avoidance of doubt, the distribution of amounts by the Borrower in accordance with Section 2.11(i) and the payment or distribution of amounts from the Operating Account and the Loan Account at the direction of the Borrower.

“Permitted Change of Control” shall mean any transaction or series of related transactions in which any Permitted Change of Control New Owner shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding voting Equity Interests of Parent having more than 50.0% of such outstanding voting Equity Interests of Parent; provided that, in connection therewith, (a) at least fifteen (15) Business Days (or such later date as may be acceptable to the Administrative Agent) prior to the date of effectiveness of such Permitted Change of Control (the “Permitted Change of Control Closing Date”), the Borrower shall have delivered written notice to the Administrative Agent (for distribution to the Lenders) of such Permitted Change of Control and of the identity of such proposed Permitted Change of Control New Owner; (b) the Administrative Agent (or its counsel) shall have received at least three (3) Business Days prior to the Permitted Change of Control Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent), (x) all documentation and other information about the Permitted Change of Control New Owner that is reasonably requested in writing by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Permitted Change of Control Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) and is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to the Borrower, so long as such information is requested in writing at least ten (10) Business Days prior to the Permitted Change of Control Closing Date (or such shorter period agreed between the Borrower and the applicable Lender or Administrative Agent); and (c) immediately after giving effect to such transaction or series of related transactions, the security interests of the Administrative Agent in the Collateral, taken as a whole, would not be materially impaired (as determined by the Borrower in good faith).

“Permitted Change of Control New Owner” shall mean (i) Verizon Communications Inc. or any direct or indirect Subsidiary thereof, (ii) any public company with any class or series of Equity Interests listed on a national securities exchange or (iii) any private equity fund, similar investment fund, sovereign wealth fund, other financial institution or similar entity or fund(s) or consortium of private equity funds, similar investment funds, sovereign wealth funds, other financial institution or similar entity or fund(s) acting in concert that (x) are not directly or indirectly controlled or sponsored by natural persons domiciled or organized in any jurisdiction other than the United States of America, Canada, the European Union or the United Kingdom and (y) together with their affiliated funds, partnerships and/or co-investors (if applicable) have committed capital and/or assets under management in excess of $1,000,000,000 at the time of entry into a commitment for a Permitted Change of Control, in each case excluding, for the avoidance of doubt, Manager (or any parent company thereof); provided that in the case of any acquisition by any Person described in clauses (ii) and (iii), the Administrative Agent shall have consented to the identity of such Permitted Change of Control New Owner.

“Permitted Indebtedness” shall have the meaning assigned to it in Section 7.1.

“Permitted Investments” shall mean negotiable instruments or securities maturing on or before the Payment Date for which such funds are required to be distributed, represented by instruments in bearer, registered or book-entry form which evidence: (i) obligations the full and timely payment of which are to be made by or are fully guaranteed by the United States of America; (ii) demand deposits of, time deposits in, or certificates of deposit issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking or depositary institution authorities; provided, however, that at the earlier of (x) the time of the investment and (y) the time of the contractual commitment to invest therein, the certificates of deposit or short term deposits, if any, or long term unsecured debt obligations (other than such obligations whose rating is based on collateral or on the credit of a person or entity other than such institution or trust company) of such depositary institution or trust company shall have (a) a credit rating of “F-1+” from Fitch Ratings, Inc.(“Fitch”) (and is not rated lower than such threshold by Fitch), (b) a credit rating of  “P-1” from Moody’s Investors Service, Inc. (“Moody’s”) (and is not rated lower than such threshold by Moody’s), or (c) a credit rating of “A-1+” from S&P Global Ratings (“S&P”) (and is not rated lower than such threshold by S&P) in the case of certificates of deposit or short term deposits, (a) a rating of “AAA” from Fitch (and is not rated lower than such threshold by Fitch), (b) a rating of “Aaa” from Moody’s (and is not rated lower than such threshold by Moody’s) or (c) a rating of “AAA” from S&P (and is not rated lower than such threshold by S&P), in the case of long term unsecured debt obligations; (iii) commercial paper having, at the earlier of (x) the time of the investment and (y) the time of contractual commitment to invest therein, (a) a rating of “F-1+” from Fitch (and is not rated lower than such threshold by Fitch), (b) a rating of “P-1” from Moody’s (and is not rated lower than such threshold by Moody’s) or (c) a rating of  “A-1+” by S&P (and is not rated lower than such threshold by S&P); (iv) demand deposits or time deposits which are fully insured by the Federal Deposit Insurance Corporation;  (v) bankers’ acceptances which are U.S. dollar denominated issued by any depositary institution or trust company described in clause (ii) above; and (vi) investments in money market funds shall have (a) a rating of “AAA” from Fitch (and is not rated lower than such threshold by Fitch), (b) a rating of “Aaa” from Moody’s (and is not rated lower than such threshold by Moody’s) or (c)  a rating of “AAA” from S&P (and is not rated lower than such threshold by S&P) (including funds for which the Collateral Agent or any of its affiliates is an investment manager or advisor).  The Collateral Agent shall have no duty or obligation to determine whether an investment is a Permitted Investment.

“Permitted Liens” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which adequate reserves have been maintained in accordance with GAAP with respect to such Liens; (iii) zoning, subdivision and building laws and regulations of general application to the Fiber Networks; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens (1) arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or (2) for which the Asset Entities are adequately indemnified by another party (other than an Affiliate); (v) with respect to a Fiber Network, the interests of the owner or lessor of the real property through which such Fiber Network runs; (vi) easements, rights-of-way, licenses, restrictions, encroachments, liens and other similar encumbrances incurred in the ordinary course of the business of the Asset Entities or, with respect to any Fiber Network, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Asset Entities, taken as a whole, or (2) impair the use or operations of the interest of the Asset Entity in such Fiber Network; (vii) Liens arising in connection with any Remedial Work (as to the Asset Entities) not in excess of $1,000,000 in an aggregate amount at any time outstanding (excluding any portion thereof for which either (a) such Asset Entity has been indemnified by another party other than an Affiliate or (b) with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded); (viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (ix) Liens created by lease agreements, statute or common law to secure the payments of rental amounts or other sums not yet delinquent thereunder; (x) grants or Liens on real or personal property that is leased, licensed or occupied by an Asset Entity pursuant to an easement, license or other Fiber Network Underlying Rights Agreement created or caused by an owner or lessor thereof or arising out of the fee interest therein; (xi) Customer Agreements and other licenses, sublicenses, leases or subleases granted by the Asset Entities in the ordinary course of their businesses and not materially interfering with the conduct of the business of the Asset Entities; (xii) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; (xiii) Liens securing the payment of judgments which do not result in an Event of Default; (xiv) Liens arising as a consequence of liens imposed as a result of the failure of a Site Owner to pay taxes, assessments or similar charges; (xv) Liens existing on each Credit Date with respect to any Collateral to be contributed to or otherwise acquired by the Asset Entities on or prior to such Credit Date, which will be released on such Credit Date; provided, that mortgage recordations need not have been terminated of record on such Credit Date so long as such mortgage recordations are terminated within sixty (60) days after such Credit Date; (xvi) Liens securing purchase money indebtedness and incurred in order to finance the acquisition, lease or improvement of equipment in the ordinary course of business, to the extent secured solely by such equipment, (xvii) Liens not securing indebtedness that attach to any Collateral in an aggregate outstanding amount not exceeding $1,000,000 at any time, (xviii) deposits or pledges made to secure payment obligations supporting contractual obligations to municipalities or other governmental authorities in connection with the receipt of permits for the construction, development or improvement of any Fiber Network Asset, to the extent secured solely by the real property and/or other assets relating to such Fiber Network Assets, (xix) any Liens arising under law or pursuant to documentation governing permitted accounts in connection with the Asset Entities’ cash management systems (including credit card and processing arrangements), and (xx) Liens arising with respect to obligations permitted pursuant to Section 7.1(b)(ii) and 7.1(b)(iv).“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan” shall mean (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code to which Section 4975 or provisions under any Similar Laws apply, (iii) an entity deemed to hold the assets of any of the foregoing (within the meaning of the Plan Asset Regulation or otherwise).

“Plan Asset Regulation” shall mean the U.S. Department of Labor regulation codified at 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA.

“Pledged Accounts” shall mean, collectively, the Collection Account, the Reserve Accounts and any other accounts pledged to the Collateral Agent pursuant to this Agreement (and excluding, for the avoidance of doubt, the Operating Account).

“Pledged Collateral” shall mean (A) the issued and outstanding Equity Interests owned by such Loan Party, including, without limitation, any such Equity Interests set forth on Schedule 2.13, (B) any additional Equity Interests obtained in the future by such Loan Party, (C)  all of its voting rights in respect of such Equity Interests owned by it, (D) the certificates, if any, representing such Equity Interests and any interest of it on the books and records of the issuer of such Equity Interests or on the books and records of any securities intermediary pertaining to such Equity Interest, (E) any Instruments, debt securities and promissory notes issued to or otherwise acquired by such Loan Party and (F) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds (as defined in the UCC) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Pre-Closing Date Advance Fees” shall have the meaning ascribed to it in Section 6.14(a).

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 6.6.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Priority of Payments” shall have the meaning assigned to it in Section 2.11.

“Proceeds” shall mean, with respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Program Support Agreement” shall mean, with respect to any Conduit Investor, any agreement entered into by any Program Support Provider in respect of any Commercial Paper providing for the issuance of one or more letters of credit for the account of such Conduit Investor, the issuance of one or more insurance policies for which such Conduit Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Investor to any Program Support Provider of any Term Loan hereunder (or portions thereof or interests therein) and/or the making of loans and/or other extensions of credit to such Conduit Investor in connection with such Conduit Investor’s securitization program, together with any letter of credit, insurance policy or other instrument issued thereunder or guaranty thereof.

“Program Support Provider” shall mean, with respect to any Conduit Investor, any financial institutions and any other or additional Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, and/or agreeing to make purchases from, such Conduit Investor in respect of such Conduit Investor’s Commercial Paper and/or agreeing to issue a letter of credit or insurance policy or other instrument to support any obligations arising under or in connection with such Conduit Investor’s securitization program as it relates to any Commercial Paper issued by such Conduit Investor, and/or holding equity interests in such Conduit Investor, in each case pursuant to a Program Support Agreement, and any guarantor of any such Person.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that such test or covenant shall have been calculated in accordance with Section 1.4.

“Pro Rata Share” shall mean (i) for all funding matters hereunder, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unfunded Commitment of such Lender at such time and the denominator of which is the aggregate unfunded Commitments of all Lenders at such time, and (ii) with respect to all other matters, including the receipt of payments hereunder, with respect to each Lender at any time, the Pro Rata Share shall be determined based on each such Lender’s pro rata share of the aggregate Total Outstandings at such time.

“QFC Credit Support” has the meaning assigned to such term in Section 12.12.

“Rapid Amortization Period” shall mean any of the following events:

(i)        as of any Determination Date if the DSCR as of such Determination Date is less than 1.20:1.00 (and any such period occurring pursuant to this clause (i) will continue to exist until the DSCR equals or exceeds 1.20:1.00 for three consecutive Determination Dates);

(ii)         the Manager engages in fraud, gross negligence (to the extent such gross negligence results in a Material Adverse Effect) or willful misconduct in connection with its performance under the Management Agreement;

(iii)        a breach on the part of the Manager in the performance of its obligations under the Management Agreement; or

(iv)        so long as the Manager is the same entity (or an affiliate thereof) that is acting as the Shared Infrastructure Manager (as defined in the Shared Infrastructure Management Agreement), the termination of the Shared Infrastructure Manager following a Shared Infrastructure Manager Termination Event (as defined in the Shared Infrastructure Management Agreement).

The event described in clause (iii) shall only cause the commencement of a Rapid Amortization Period if such breach could reasonably be expected to have a Material Adverse Effect and remains unremedied for thirty (30) days after the Manager receives written notice thereof from the Administrative Agent (who will not be obligated to provide such notice until a Responsible Officer of the Administrative Agent has written notice or Knowledge thereof or such event is expressly set forth in the most recently delivered Manager Report); provided, however, if such breach is reasonably susceptible of cure, but not within such 30-day period, then the Manager may be permitted up to an additional sixty (60) days to cure such breach, provided that the Manager diligently and continuously pursues such cure.

“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least “F2” by Fitch (or its equivalent from at least one NRSRO), or (ii) the long-term unsecured debt obligations of such Person are rated at least “BBB” by Fitch (or its equivalent from at least one NRSRO).

“Receipt” shall have the meaning assigned to it in Section 12.5(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” shall have the meaning assigned to it in Section 2.7(b).

“Related Parties” shall mean, with respect to any Person, any partner, member, shareholder, principal or Affiliate of such Person.

“Release Price” shall mean, with respect to any Disposition of any Fiber Network Assets (in each case, other than in connection with the Termination Date), as of any date of determination, the greater of (a) 125% of the Allocated Loan Amount of such Fiber Network Assets as of such date and (b) if such Disposition is made in connection with a transfer of such Fiber Network Assets as collateral for a marketed Capital Markets Transaction, the “Allocated Loan Amount” with respect to such Fiber Network Assets (or such analogous term utilized in the underlying definitive documentation for such Capital Markets Transaction) attributed to such Fiber Network Assets to the extent contributed to the applicable securitization entities in such Capital Markets Transaction.

“Release Price Disposition” shall have the meaning assigned to it in Section 7.11.

“Released Advance Fees” shall have the meaning ascribed to it in Section 6.14(c).

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind required under applicable Environmental Laws because of or in connection with any presence or release of any Hazardous Materials on, under or from any Fiber Network Assets.

“Reporting Date” shall have the meaning assigned to it in Section 6.1.

“Required Liquidity Amount” shall mean, as of (a) the Closing Date until the first Credit Date, $954,500.00, and (b) as of any Payment Date thereafter, an amount equal to the sum of (1) the amount of Reserved Fixed Costs to be paid by the Asset Entities during the Applicable Period, (2) the product of (A) the amount of fees and expenses due pursuant to Section 2.11(a), due and payable on such Payment Date (in each case, as adjusted to be a monthly amount if the applicable fees are billed on a non-monthly basis) and (B) three, (3) the product of (A) the amount of interest on the Term Loans due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date (in each case, as adjusted to be a 30-day amount if the applicable Interest Accrual Period is longer than 30 days) and (B) three, assuming such Term Loans accrue interest at the applicable strike rate for the Interest Rate Protection Agreement as of such date of determination and (3) the amount of commitment fees, L/C Monthly Fees and related amounts due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date plus the amount estimated in good faith by the Manager to be the amount of commitment fees, L/C Monthly Fees and other amounts payable in respect of Letters of Credit for the following two Payment Dates.

“Required Liquidity Reserve Amount” shall mean, as of the Closing Date and any Payment Date, the excess, if any, of (a) the Required Liquidity Amount as of such date over (b) the aggregate available amount of each Liquidity Reserve Letter of Credit.

“Requisite Lenders” shall mean, as of any time of determination, the Lenders having Commitments and holding Total Outstandings representing at least 50% of the sum of the Total Outstandings and aggregate amount of Commitments of all Lenders at such time; provided that so long as there are two or more Lenders that are not Affiliates and are not Defaulting Lenders, “Requisite Lenders” shall require at least two Lenders who are not Affiliates (other than if a single Lender holds more than 66.66% of the aggregate Commitments and Total Outstandings).

“Reserved Fixed Costs” shall mean without duplication, all fixed recurring costs and expenses relating to network-related power, customer premises equipment costs, and service-related usage charges accrued on a monthly basis.

“Reserve Account” shall mean the (i) the Liquidity Reserve Account and/or (ii) the Advance Fees Reserve Account, as the context may require.

“Reserves” shall mean the reserve funds held by or on behalf of the Collateral Agent (for the benefit of the Lenders) pursuant to this Agreement or the other Transaction Documents, including the funds held in the Reserve Accounts.

“Responsible Officer” shall mean, with respect to (i) the Collateral Agent shall mean, any officer within the corporate trust department of the Collateral Agent including any trust officer or any other officer of the Collateral Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement and (ii) any other Person, the chief executive officer, president, vice president, senior vice president, executive vice president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of such Person, or any other officer of such Person reasonably acceptable to the Administrative Agent; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer, assistant treasurer or the controller of such Person, or any or any other officer of such Person reasonably acceptable to the Administrative Agent.  Any document delivered hereunder or under any other Transaction Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person in such Responsible Officer’s official capacity on behalf of such Person.

“Restoration” shall have the meaning assigned to it in Section 6.6.

“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of Borrower now or hereafter outstanding.

“Retained Collections” shall mean, with respect to a Collection Period, the amount of Collections received in such Collection Period (excluding (i) all Excluded Amounts and (ii) all Advance Fees, which will be identified to the Collateral Agent for direct deposit into the Advance Fees Reserve Account in accordance with the Manager Report, received during such Collection Period), plus any Released Advance Fees with respect to the Payment Date relating to such Collection Period; provided, that for the purpose of calculating the Leverage Ratio and DSCR for any purpose hereunder, (x) Management Fees for each of November 2024 and December 2024 shall be in amounts calculated by Manager on or prior to the initial Credit Date in good faith and acceptable to Administrative Agent and the Lenders and (y) Retained Collections for January 2025 and any later month prior to which the related Fiber Network Assets and Customer Contracts have not been contributed will be calculated or adjusted to reflect the Manager’s good faith estimate (in accordance with the Operation Standards) of what Retained Collections would have been for the portion of such month(s) if such assets had been contributed at the beginning of the relevant period.

“Retained Collections Contribution” shall have the meaning assigned to such term in Section 2.19(b).

“Risk Retention Letter” shall have the meaning assigned to it in Section 4.1(i).

“Sanctioned Country” shall mean, at any time, a country or territory that is subject to comprehensive Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the Consolidated Canadian Autonomous Sanctions List, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50.1% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall have the meaning assigned to it in Section 5.18.

“SEC” means the Securities and Exchange Commission or successor thereto.

“Secured Obligations” shall mean (a) the Obligations and (b) the Secured Swap Obligations (in each case excluding, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).

“Secured Party” shall mean the Administrative Agent, Collateral Agent, each Lender, each Conduit Investor and any Counterparty in respect of any Secured Swap Obligations.

“Secured Party Designation Notice” shall mean a notice in the form of Exhibit H executed by the Borrower and a Counterparty and delivered to the Administrative Agent and the Collateral Agent.

“Secured Swap Obligations” shall mean (a) any obligations of the Loan Parties and their Subsidiaries under an Interest Rate Protection Agreement and (b) the due and punctual payment and performance of all monetary obligations of the Loan Parties and their Subsidiaries under a Swap Agreement, in each case that is (or was) entered into with a Counterparty and designated in writing by the Borrower and such Counterparty to constitute “Secured Swap Obligations” pursuant to a Secured Party Designation Notice delivered to the Administrative Agent.

“Security Documents” shall mean this Agreement, the Account Control Agreement, and any other agreement delivered in connection therewith as required pursuant to this Agreement to create or perfect the Liens in the Collateral.

“Security Interest” shall have the meaning assigned to it in Section 2.13.

“Service Revenues” shall mean non-recurring charges paid by Customers to the Borrower or the Manager on behalf of the Loan Parties for services such as network construction, engineering design, right-of-way acquisition, fiber splicing, installation services, professional services and similar services provided to the Customers on the Fiber Network Assets.

“Services” shall mean, collectively, fiber optic and copper cable services (including data services, video services, IP-delivered voice services, and other services and equipment or any other revenue-generating usage or services derived from such communication systems).

“Shared Infrastructure Assets” shall have the meaning assigned to it in the Shared Infrastructure Services Agreement.

“Shared Infrastructure Management Agreement” shall mean the management agreement to be entered into between Frontier Communications Holdings, LLC and InfraCo, which shall be based upon the Shared Infrastructure Management Agreement (as defined in the Frontier Note Indenture) with such changes as are necessary to reflect the Fiber Network Assets of the Borrower and the terms and conditions described in this Agreement and otherwise in form and substance reasonably acceptable to the Borrower and the Requisite Lenders.

“Shared Infrastructure Services Agreement” shall mean the Infrastructure Services Access and Services Agreement to be entered into between InfraCo and the Asset Entities, which shall be based upon the Shared Infrastructure Services Agreement (as defined in the Frontier Note Indenture) with such changes as are necessary to reflect the Fiber Network Assets of the Borrower and the terms and conditions described in this Agreement and otherwise in form and substance reasonably acceptable to the Borrower and the Requisite Lenders.

“Similar Law” shall mean the provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility provisions of Title I of ERISA or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Site Owner” shall mean the real property owner of land with respect to a Fiber Network.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Term Loan that bears interest at Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.

“Specified Event of Default” shall mean any Event of Default described in clause (a), (c), (d) or (e) of Article VIII.

“Standby Investment” shall mean Goldman Sachs Financial Square Government Fund Institutional Class (465) (Ticker: FGTXX) or such Permitted Investment as may be directed in writing from time to time by the Borrower to the Collateral Agent.

“Subsidiary” shall mean, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and (ii) such Person or any subsidiary of such Person meeting this definition of “Subsidiary” is a controlling general partner or otherwise directly or indirectly controls such entity.  Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to such term in Section 12.12.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, for the avoidance of doubt, no convertible Indebtedness (nor any agreement or instrument with respect thereto) shall constitute a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” shall have the meaning assigned to it in Section 13.8(a).

“Term Loan” shall mean a loan made pursuant to Section 2.1.

“Term SOFR” shall mean:

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Requisite Lenders in their reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the first date on which (i) all Commitments have expired or terminated, (ii) the principal of, and interest on, each Term Loan and all fees, expenses and other Obligations (other than Secured Swap Obligations and indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been paid in full in cash and (iii) no Letter of Credit is outstanding (other than any Letter of Credit that has been fully Cash Collateralized).

“Total Outstandings” shall mean, as of any date of determination, the aggregate outstanding principal amount of all Term Loans as of such date plus, without duplication, the aggregate outstanding amount of all L/C Obligations.

“Transaction Costs” shall mean the fees, premiums, expenses and other transaction costs payable or otherwise borne by Parent, the Borrower and/or their respective subsidiaries in connection with the Transactions and the other transactions contemplated hereby (including, without limitation, any Fiber Network Assets Transfers from time to time on and after the Closing Date).

“Transaction Documents” shall mean, collectively and each individually, (i) each of the Closing Date Transaction Documents, (ii) each (if any) of the Notes, Security Documents, Account Control Agreements or Interest Rate Protection Agreement executed and delivered on or after the Closing Date, (iii) the Risk Retention Letter and (iv) any other agreements, documents, instruments and certificates executed or delivered by a Loan Party on or after the Closing Date in connection with any of the foregoing and designated by the Borrower and the Administrative Agent as a “Transaction Document.” Any reference in this Agreement or any other Transaction Document to a Transaction Document shall include all appendices, exhibits and/or schedules thereto.

“Transactions” shall mean, collectively and individually, (a) the Loan Parties’ entry into this Agreement, the borrowing of any Term Loans and use of proceeds thereof, (b) the execution and delivery of the Management Agreement and each other Transaction Document; and (c) the payment of all Transaction Costs (including original issue discount or upfront fees).

“Trust Accounts” shall mean the Liquidity Reserve Account, the Advance Fees Reserve Account, the Collection Account and the Insurance Proceeds Account.

“Type” shall mean whether a Term Loan is a SOFR Loan or a Base Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Undrawn L/C Face Amounts” shall mean, at any time, the aggregate then-undrawn and unexpired face amount of any Letters of Credit outstanding at such time.

“United States” and “US” shall each mean the United States of America.

“Unlocked Commitments” shall mean the amount designated by the Borrower on or after the Closing Date as the amount of the Unlocked Commitments in any written notice delivered to the Administrative Agent on or after the date of the contribution of Contributed Neighborhoods to the Borrower pursuant to Section 2.19(a) after the date hereof, which shall not exceed (A) the Annualized Run Rate Revenue attributable to all such Contributed Neighborhoods (as determined by the Manager in good faith) at any time multiplied by (B) 6.75.

“Unreimbursed L/C Drawings” shall mean, at any time, the aggregate amount of any L/C Reimbursement Amounts that have not then been reimbursed pursuant to Section 2.3(a).

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning assigned to it in Section 13.8(f).

“Video Units” shall mean each location of a Customer in the Contributed Neighborhoods whose Customer Agreement includes video services for such location; provided that each unit or apartment at a single address shall be deemed to be a separate location for purposes of this definition.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

1.2         Certain Terms, Interpretation, etc.

(a)          All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.  Unless otherwise specified, as used in the Transaction Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Transaction Documents, all accounting terms not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

(b)         Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Annex, Schedule or Exhibit shall be to a Section, an Annex, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in, or norms of, the industry in which such Person operates or such Person’s past practice (in each case, as determined by Borrower in good faith ).  Unless the context requires otherwise (i) any definition of, or reference to, any agreement, instrument or other document herein or in any Transaction Document shall be construed as referring to such agreement, instrument or other document (in each, together with all schedules, exhibits, annexes and other attachments thereto) as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings expressly set forth herein), (ii) any reference to any Applicable Law herein or in any other Transaction Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Applicable Law, (iii) any reference herein or in any other Transaction Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision hereof, (v) in the computation of periods of time herein or in any other Transaction Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vi) the words “asset” and “property”, when used herein or in any other Transaction Document shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the word “or” shall be construed to be not exclusive.

1.3        Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, exemplary, incidental, punitive, indirect or consequential damages of any kind whatsoever (including lost profits), costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4         Pro Forma Calculations

(a)        Notwithstanding anything to the contrary herein, financial ratios and tests shall be calculated in the manner prescribed by this Section 1.4.

(b)         In the event that any Loan Party incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Term Loans subsequent to the Collection Period for which any Leverage Ratio or DSCR (each, a “Ratio”) is being calculated but prior to or simultaneously with the event for which the calculation of the applicable Ratio is made (the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Term Loans, as if the same had occurred on the last day of the applicable Collection Period.

(c)        For purposes of making the computation referred to above, investments, acquisitions, dispositions, mergers, consolidations and Retained Collections Contributions made during the Collection Period or subsequent to such Collection Period and on or prior to or simultaneously with the Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of clause (d) below) assuming that all such investments, acquisitions, dispositions, mergers, consolidations and Retained Collections Contributions (and the change in any associated fixed charge obligations and the change in Aggregate Annualized Run Rate Revenue resulting therefrom) had occurred on the first day of the Collection Period.  If since the beginning of such Collection Period any Person that subsequently became a Loan Party or was merged with or into any Loan Party since the beginning of such Collection Period shall have made any investment, acquisition, disposition, merger, consolidation and Retained Collections Contributions, in each case that would have required adjustment pursuant to this Section 1.4, then the applicable Ratio shall be calculated giving pro forma effect thereto for such Collection Period as if such investment, acquisition, disposition, merger, consolidation and Retained Collections Contributions (and the change in any associated fixed charge obligations and the change in Aggregate Annualized Run Rate Revenue resulting therefrom) had occurred at the beginning of the applicable Collection Period.

(d)        For purposes of making the computation referred to above, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower or the Manager on its behalf.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire Collection Period (taking into account any Swap Obligations or the Interest Rate Protection Agreement applicable to such Indebtedness); provided that in the case of repayment of any Indebtedness to the extent actual interest related thereto was included during all or any portion of the applicable Collection Period, the actual interest may be used for the applicable portion of such Collection Period and to give pro forma effect to such repayment.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

1.5        Timing of Payment and Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

II.	LOANS, PAYMENTS, INTEREST AND COLLATERAL

2.1        Commitments; Term Loans.  Subject to the terms and conditions set forth herein, each (i) Conduit Investor (or, in the sole discretion of each Conduit Investor, the affiliated Lender of such Conduit Investor) and (ii) each other Lender, in each case severally and not jointly, agrees to make term loans from time to time in an aggregate principal amount not to exceed its Commitment as set forth on Annex 1 (subject to any adjustment or reduction thereof pursuant to the terms and conditions hereof) from time to time during the Delayed Draw Availability Period; provided that at no time shall the aggregate original principal amounts of Term Loans made pursuant to this Section 2.1 plus the L/C Sublimit exceed the aggregate commitment of the Lenders.  Term Loans borrowed under the Facility that are repaid or prepaid may not be reborrowed other to the extent made pursuant to Section 2.3(a) hereof.  Each Lender’s Commitment shall terminate immediately and without further action (x) immediately upon the funding of any Term Loan (in the amount of such Term Loan funded) and (y) at the expiration of the Delayed Draw Availability Period.  Notwithstanding anything herein or in any other Transaction Document to the contrary, at no time will a Conduit Investor be obligated to make Term Loans or other extensions of credit hereunder.

2.2        Issuance of Letters of Credit. (a)Subject to the terms and conditions hereof, the Issuing Bank (or its permitted successors and assigns pursuant to Section 12.2), in reliance on the agreements of the Lenders set forth in Sections 2.3 and 2.4, agrees to provide letters of credit (including Liquidity Reserve Letters of Credit) requested by Borrower and agreed upon by the Issuing Bank (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) for the account of the Borrower or its designee on any Business Day at any time until the Delayed Draw Commitment Termination Date, to be issued in accordance with Section 2.2(f) in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation or right to provide any Letter of Credit on a requested issuance date if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Sublimit.

Each Letter of Credit shall (x) be denominated in Dollars, (y) have a face amount of at least $1,000,000 and (z) expire no later than the earlier of (A) the first anniversary of its date of issuance and (B) the Delayed Draw Commitment Termination Date (the “Required Expiration Date”); provided that any Letter of Credit may provide for the automatic extensions thereof for additional periods, each individually not to exceed one year (which shall in no event extend beyond the Required Expiration Date) unless the Issuing Bank notifies each beneficiary of such Letter of Credit at least thirty (30) calendar days prior to the then-applicable expiration date (or no later than the applicable notice date, if earlier, as specified in such Letter of Credit) that such Letter of Credit shall not be renewed; provided, further, that any Letter of Credit may have an expiration date that is later than the Required Expiration Date so long as either (x) the Undrawn L/C Face Amount with respect to such Letter of Credit has been fully Cash Collateralized by the Borrower in an amount not less than 103% of the Undrawn L/C Face Amount as of the Required Expiration Date and there are no other outstanding L/C Obligations with respect to such Letter of Credit as of the Required Expiration Date or (y) other than with respect to Liquidity Reserve Letters of Credit, arrangements satisfactory to the Issuing Bank in its sole and absolute discretion have been made with the Issuing Bank.

The Issuing Bank shall not at any time be obligated to (I) provide any Letter of Credit hereunder if such issuance would violate or exceed any limits imposed by, any Applicable Law or (II) amend any Letter of Credit hereunder if (1) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (2) each beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)         Each drawing on a Letter of Credit after the Closing Date shall be deemed to be an Outstanding L/C Subfacility Amount.  All L/C Obligations (whether in respect of Undrawn L/C Face Amounts or Unreimbursed L/C Drawings) shall be deemed to be Obligations of the Loan Parties for all purposes of this Agreement and the other Transaction Documents other than, in the case of Undrawn L/C Face Amounts, for the purposes of accrual of interest.  The Issuing Bank and the Borrower agree to promptly notify Administrative Agent of any such decreases for which notice to the Administrative Agent is not otherwise provided hereunder.

(c)         The Borrower may (or shall cause the Manager on its behalf to) from time to time request that the Issuing Bank provide a new Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an application therefor in the form required by the Issuing Bank (an “Application”), completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.  Upon receipt of any completed Application, the Issuing Bank will notify the Administrative Agent and Collateral Agent in writing of the amount, the beneficiary or beneficiaries and the requested expiration of the requested Letter of Credit (which shall comply with Section 2.2(a) and (i)) and, subject to the other conditions set forth herein and upon receipt of written confirmation from the Administrative Agent (based, with respect to any portion of the Outstanding L/C Subfacility Amount held by any Person other than the Collateral Agent, solely on written notices received by the Administrative Agent and Collateral Agent under this Agreement) that after giving effect to the requested issuance, the outstanding principal amount would not exceed the L/C Sublimit (provided that the Issuing Bank shall be entitled to rely upon any written statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons of the Administrative Agent for purposes of determining whether the Issuing Bank received such prior written confirmation from the Administrative Agent with respect to any Letter of Credit), the Issuing Bank will cause such Application and the certificates, documents and other papers and information delivered in connection therewith to be processed in accordance with the Issuing Bank’s customary procedures and shall promptly provide the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to provide any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto, as provided in Section 2.2(a)) by issuing the original of such Letter of Credit to the beneficiary or beneficiaries thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Manager (with a copy to the Collateral Agent) promptly following the issuance thereof.  The Issuing Bank shall promptly furnish to the Collateral Agent and the Administrative Agent, which shall in turn promptly furnish to the Lenders, written notice of the issuance of each Letter of Credit (including the amount thereof).

(d)          The Borrower shall pay the L/C Monthly Fees in accordance with the terms of the Administrative Agent Fee Letter and subject to the Priority of Payments.

(e)         To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

(f)         The Issuing Bank shall satisfy its obligations under this Section 2.2 with respect to providing any Letter of Credit hereunder by issuing such Letter of Credit itself or through an Affiliate as long as any such Letter of Credit issued would not be an Ineligible Liquidity Reserve Letter of Credit.  If any such Letter of Credit would be an Ineligible Liquidity Reserve Letter of Credit, a Person selected by the Borrower (at the reasonable expense of the Borrower) shall issue such Letter of Credit; provided that any Letter of Credit issued by such Person would not be an Ineligible Liquidity Reserve Letter of Credit.

(g)       The Issuing Bank shall be under no obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or (ii) any law applicable to the Issuing Bank or any request or directive (which request or directive, in the reasonable judgment of the Issuing Bank has the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit the Issuing Bank from issuing of letters of credit generally or the Letter of Credit in particular.

(h)          Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit issued hereunder.

(i)         For the avoidance of doubt, (i) the L/C Commitment shall be a sub-facility limit of the Commitments, and aggregate outstanding Unreimbursed L/C Drawings as of any date of determination shall be a component of the outstanding principal amount on such date of determination, pursuant to the definition thereof and (ii) the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, subject to the terms of this Section 2.2, obtain Letters of Credit to replace Letters of Credit that have expired, that have been terminated or that have been drawn upon and reimbursed.

2.3         L/C Reimbursement Obligations.

(a)        For the purpose of reimbursing the payment of any draft presented under any Letter of Credit, the Borrower agrees to pay the Issuing Bank, for its own account the sum of (i) the amount of such draft so paid (such amount at any time, as reduced by repayments with respect thereto as described below and amounts repaid with respect thereto at or prior to such time the “L/C Reimbursement Amount”) and (ii) any Taxes, fees, charges or other costs or expenses (collectively, the “L/C Other Reimbursement Costs”) incurred by the Issuing Bank in connection with such payment, which shall be paid (1) in the case of the L/C Reimbursement Amount, in same day funds on the Business Day immediately following the day on which the Issuing Bank notifies the Borrower and the Administrative Agent (and in each case the Administrative Agent shall promptly, and in any event by 4:00 p.m. (New York City time) on the same Business Day as its receipt of the same, notify the Lenders) of the date and the amount of such draft, and (2) in the case of L/C Other Reimbursement Costs, subject to and in accordance with the Priority of Payments.  Unless the L/C Reimbursement Amount with respect thereto is repaid as set forth in the second preceding sentence, each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent and each Lender for a Base Rate Loan pursuant to Section 2.1 in the amount of the unreimbursed L/C Reimbursement Amount.  In the event such request for a Term Loan is deemed to have been given, the Lenders hereby agree to make a Term Loan in an aggregate amount for each Lender in their respective Pro Rata Share of the L/C Reimbursement Amount and L/C Other Reimbursement Costs to pay the Issuing Bank, and the conditions set forth in Section 4.2 shall not apply to such Term Loan.  The date with respect to such Advance shall be the date on which the Administrative Agent receives notice from the Issuing Bank of such drawing under such Letter of Credit.  Such Lenders shall make the amount of such Term Loans available to the Issuing Bank in immediately available funds not later than 3:00 p.m. (New York City time) on such date, for application to the reimbursement of such drawing.

(b)        The Borrower’s obligations under Section 2.3(a) shall be absolute and unconditional, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances and irrespective of (i) any setoff, counterclaim or defense to payment that the Borrower may have or has had against the applicable Issuing Bank, any beneficiary of a Letter of Credit or any other Person, (ii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that substantially complies with the terms of such Letter of Credit, (iv) payment by the Issuing Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any other liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of any jurisdictions, so long as such Person has a reasonable belief to make such payment, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3(b), provide a right of setoff against, the Borrower’s obligations hereunder.  The Borrower also agrees that the Issuing Bank shall not be responsible for, and the Borrower’s obligations under Section 2.3(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption, loss or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) caused by errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank.  The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as found by a final and non-appealable decision of a court of competent jurisdiction) and in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.  As between the Borrower and the Issuing Bank, the Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such beneficiary’s or transferee’s use of any Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the Borrower agrees with the Issuing Bank that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(c)         If any draft shall be presented for payment under any Letter of Credit for which the Issuing Bank has actual knowledge, the Issuing Bank shall promptly notify the Manager, the Borrower, the Collateral Agent and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit and, in paying such draft, such Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of any Person(s) executing or delivering any such document.

2.4         L/C Participations.

(a)         The Issuing Bank irrevocably grants to each Lender, and, to induce the Issuing Bank to provide Letters of Credit hereunder, each Lender irrevocably and unconditionally agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such Lender’s own account and risk an undivided interest equal to its of obligations and rights of the Issuing Bank under and in respect of each Letter of Credit provided hereunder and the L/C Reimbursement Amount with respect to each draft paid or reimbursed by the Issuing Bank in connection therewith.  Subject to Section 2.3(c), each Lender unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not paid in full by the Borrower in accordance with the terms of this Agreement, such Lender shall pay to the Administrative Agent upon demand of the Issuing Bank an amount equal to its Pro Rata Share of the L/C Reimbursement Amount with respect to such draft, or any part thereof, that is not so paid.

(b)        If any amount required to be paid by any Lender to the Administrative Agent for forwarding to the Issuing Bank pursuant to Section 2.11(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Administrative Agent for forwarding to the Issuing Bank on the date such payment is due, such Lender shall pay to the Administrative Agent for forwarding to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.4(a) is not made available to the Administrative Agent by such Lender on the date such payment is due, the Issuing Bank shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the Base Rate. A certificate of the Issuing Bank submitted to any Lender with respect to any amounts owing under this Section 2.4(b), in the absence of manifest error, shall be conclusive and binding on such Lender.  Such amounts payable under this Section 2.4(b) shall be paid without any deduction for any withholding taxes.

(c)        Whenever, at any time after payment has been made under any Letter of Credit and the Issuing Bank has received from any Lender its pro rata share of such payment in accordance with Section 2.4(a), the Administrative Agent or the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto), or any payment of interest on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its pro rata share thereof; provided, however, that in the event that any such payment received by the Administrative Agent or the Issuing Bank, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Bank such Lender shall return to the Administrative Agent for the account of the Issuing Bank the portion thereof previously distributed by the Administrative Agent or Issuing Bank, as the case may be, to it.

(d)         Each Lender’s obligation to make the Term Loans referred to in Section 2.3(a) and to pay its pro rata share of any unreimbursed draft pursuant to Section 2.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV other than at the time the related Letter of Credit was issued; (iii) an adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Transaction Document by the Borrower or any other Person; (v) any amendment, renewal or extension of any Letter of Credit in compliance with this Agreement or with the terms of such Letter of Credit, as applicable; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)         So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no L/C Obligations that has not been Cash Collateralize after giving effect thereto.

2.5        Minimum Borrowing Amount.  The principal amount of each Term Loan shall not be less than the lesser of (i) $5,000,000 and (ii) the then-remaining aggregate amount of Commitments of all Lenders.

2.6        Request for Term Loan(a).  (a) Each Term Loan shall be made on notice, given not later than (x) 12:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Term Loan in the case of a Term Loan consisting of SOFR Loans or (y) 12:00 p.m. (New York City time) one (1) Business Day prior to the date of the proposed Term Loan in the case of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by electronic mail.  Each such notice of a Term Loan (a “Borrowing Request”) shall be by electronic mail, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Term Loan (which shall be a Business Day), (ii) aggregate amount of such Term Loan, (iii) wiring instructions for the Loan Account and (iv) in the case of a Term Loan consisting of a SOFR Loan, initial Interest Period for such Term Loan.  Each Lender (or its related Conduit Investor) shall, before 1:00 p.m. (New York City time) on the date of such Term Loan, make available, upon fulfillment of the applicable conditions set forth in Section 4.2 (or, in the case of the initial Term Loan, Sections 4.1 and 4.2), to the Borrower in same day funds at the Loan Account such Lender’s ratable portion of such Term Loan.  To the extent that any Conduit Investor elects to fund such Term Loan, then its related Lender shall promptly thereafter (but in no event later than 10:00 a.m. (New York City time) on the date of such Term Loan) notify the Administrative Agent that such Conduit Investor has determined to make all or any portion of the Term Loan requested in such Borrowing Request to be made by its related Lender.  While it is the intent of each Conduit Investor to fund each requested Term Loan through the issuance of Commercial Paper, the parties acknowledge that if any such Conduit Investor is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of the Term Loans, or is unable to repay such Commercial Paper upon the maturity thereof, such Conduit Investor may assign all or any portion of its outstanding Term Loans to its Program Support Providers at any time pursuant to the Program Support Agreement or to the applicable Lenders pursuant to Section 12.2(b).

(b)         After the Borrower delivers a Borrowing Request pursuant to Section 2.6(a) hereof, any Lender may, not later than 2:00 p.m. (New York City time) on the date that is one (1) Business Day prior to the proposed Credit Date, deliver a written notice (a “Delayed Funding Notice,” and the date of such delivery, the “Delayed Funding Notice Date”) to the Borrower and the Administrative Agent of its intention to fund the related Term Loan (such amount, the “Delayed Amount”) on a date (the date of such funding, the “Delayed Funding Date”) that is on or before the thirty-fifth (35th) calendar day following the date of such request for a Term Loan (or if such day is not a Business Day, then on the next succeeding Business Day) rather than on the requested Term Loan date (and such Lender that has provided the Delayed Funding Notice shall provide written notice to the Administrative Agent of the Delayed Funding Date by no later than 11:00 a.m. (New York City time) one Business Day prior to such Delayed Funding Date).  By delivery of a Delayed Funding Notice, such Lender shall be deemed to represent and warrant as of the Delayed Funding Notice Date that (x) charges relating to the “liquidity coverage ratio” under Basel III have been incurred on the related Lender’s interests or obligations hereunder and (y) it is seeking or has obtained a delayed funding option in transactions similar to the transactions contemplated hereby as of the date of such Delayed Funding Notice.  If the conditions to any Term Loan described in Section 4.2 are satisfied on the requested Credit Date, there shall be no conditions whatsoever to the obligation of the applicable Lenders to fund the requested amount on the related Delayed Funding Date. For the avoidance of doubt, unless and until a Term Loan subject to a Delayed Funding Notice is actually funded by the applicable Lender, such Term Loan shall not be deemed to be outstanding and the portion of such Lender’s Commitment in respect of such Term Loan shall not be deemed to be utilized (including for purposes of calculating accrued interest on the Term Loans and calculating the Unused Fees); provided, that the Delayed Amount shall be included as Total Outstandings of the applicable Lender for purposes of determining utilization of the Commitments.

(c)         If any Lender does not pay any amounts owing to any Agent forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay the corresponding amount to the Administrative Agent forthwith on demand.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Term Loan in accordance with Section 2.8. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such borrowing.

2.7         Register; Notes.

(a)        Each Lender and Conduit Investor shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Term Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s (or Conduit Investor’s) records, the recordations in the Register shall govern.

(b)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and the Commitments and Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record in the Register the Commitments and the Term Loans, and each repayment or prepayment in respect of the principal amount (and each payment of stated interest) of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error.  The Borrower hereby designates the entity serving as the Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7(b). The parties intend that any interest in or with respect to the Commitments and Term Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(c)         The Borrower agrees that upon written notice by any Lender to the Borrower that a promissory note is requested by such Lender to evidence the Obligations payable to such Lender, the Borrower shall promptly execute and deliver to such Lender an appropriate promissory note or notes substantially in the form of Exhibit A attached hereto, provided that such note shall not be in duplication of any other outstanding Note delivered by the Borrower.

2.8         Interest on the Term Loans.

(a)         Base Rate Loans.  During such periods as any Term Loan is a Base Rate Loan, interest shall accrue on such Base Rate Loan at a rate per annum equal at all times to the sum of (A) the Base Rate in effect at such time plus (B) the Applicable Margin applicable to Base Rate Loans in effect at such time, payable in arrears on each Payment Date in an amount equal to the interest accrued on the Total Outstandings that are Base Rate Loans during each day of the most recently ended Collection Period, and on the date such Base Rate Loan shall be Converted or paid in full.

(b)        SOFR Loans.  During such periods as any Term Loan is a SOFR Loan, interest shall accrue on such SOFR Loan at a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (A) Term SOFR for such Interest Period at such time for such Term Loan plus (B) the Applicable Margin applicable to SOFR Loans in effect at such time, payable in arrears on each Payment Date in an amount equal to the interest accrued on the Total Outstandings that are SOFR Loans during each day of the most recently ended Collection Period (for the avoidance of doubt, without any penalty or other fees owed for not paying such interest at the end of an Interest Period).

(c)         CP Rate Loans.  Notwithstanding the foregoing clauses (a) and (b), each Term Loan funded or maintained by a Conduit Investor through the issuance of Commercial Paper (notwithstanding any election made by Borrower with respect a Base Rate Loan or SOFR Loan) at the CP Rate applicable to such Conduit Investor plus the Applicable Margin.

(d)         Default Rate.  Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of any Specified Event of Default, interest on all overdue Obligations shall accrue at the applicable Default Rate to the fullest extent permitted by Applicable Law.

(e)         Computation of Interest.  Interest on the Term Loans and all other Obligations owing to the Lenders shall be computed on the basis of a 360-day year, and shall be charged for the actual number of days elapsed during any interest period or other accrual period.

(f)        Interest Laws.  Notwithstanding any provision to the contrary contained herein or in the Note or the other Transaction Documents, the Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (the “Excess Interest”).  If any Excess Interest is provided for, whether in the Default Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for herein or in the Note or in any of the other Transaction Documents, then in such event:  (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Lender may have received hereunder shall be, at such Lender’s option, to the fullest extent provided by applicable law: (a) applied as a credit against either or both of the outstanding principal balance of the Term Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof or (c) any combination of the foregoing; (4) the Applicable Margin provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement, the Note and the other Transaction Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrower shall not have any action against any Lender for any monetary damages arising out of the payment or collection of any Excess Interest, other than arising solely from any Lender’s gross negligence or willful conduct in exercising its remedies under this Section 2.8(f).  Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under the Note of any Lender, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until such Lender shall have received or accrued the amount of interest which such Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period.  If the Default Rate shall be finally determined to be unlawful, then the Applicable Margin shall be applicable during any time when the Default Rate would have been applicable hereunder; provided, however, that if the Maximum Rate is greater or lesser than the Applicable Margin, then the foregoing provisions of this paragraph shall apply.

(g)           Benchmark Replacement Conforming Changes.  In connection with the implementation or administration of Term SOFR or a Benchmark Replacement, Administrative Agent will have the right, with the consent of the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document (and the Lenders hereby (i) authorize and direct the Administrative Agent to make any Benchmark Replacement Conforming Changes (and to enter into any modifications to this Agreement or other Transaction Documents implementing such Benchmark Replacement Conforming Changes) that have been consented or agreed to by the Requisite Lenders, or in respect of which the Administrative Agent has received a direction from the Requisite Lenders to implement and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Benchmark Replacement Conforming Changes (or in entering into any modifications to this Agreement or the other Transaction Documents implementing the same) that have been consented or agreed to by the Requisite Lenders, or in respect of which the Administrative Agent has received a direction from the Requisite Lenders to implement).

(h)           Benchmark Replacement.

(i)          Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.

(ii)       Administrative Agent will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.

(iii)      Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document.

(iv)     Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may, in consultation with the Borrower, modify by providing notice thereof (which may be via email) to the Borrower and the Lenders the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify by providing notice thereof (which may be via email) to the Borrower and the Lenders the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)       Other than as expressly set forth in this Agreement, the Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Reference Rate (or any other applicable Benchmark) or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as directed by the Requisite Lenders), any termination date relating to the Term SOFR Reference Rate (or any other applicable Benchmark), (ii) to select determine or designate any alternative rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any other modifier to any alternative rate or (iv) to determine whether or what alternative rate changes are necessary or advisable, if any, in connection with any of the foregoing.  The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Reference Rate (or any other applicable Benchmark) and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of the Requisite Lenders in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any alternate replacement index to the Term SOFR Reference Rate, including without limitation, whether the composition or characteristics of any such alternate replacement index to the Term SOFR Reference Rate will be similar to, or produce the same value or economic equivalence of, the Term SOFR Reference Rate or have the same volume or liquidity as did the Term SOFR Reference Rate prior to its discontinuance or unavailability.

(i)          In no event shall the Agents have any liability or obligation with respect to any monitoring, verification or determination of (i) the occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the selection, designation or implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes or (iv) any other determination, decision or election that may be made by pursuant to this Section 2.8.

(j)          Citibank shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of SOFR, Term SOFR, Daily Simple SOFR, the Benchmark (or other applicable interest rate) and absence of a designated replacement interest rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Borrower or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

2.9        Optional Conversion of Loans.  The Borrower may on any Business Day, upon written notice given to the Administrative Agent in the form of an Interest Election Request not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation, (x) Convert Term Loans of one Type comprising the same Term Loan into Term Loans of the other Type or (y) continue Term Loans of one Type as a Term Loan of the same Type. Each such Interest Election Request shall specify (a) the date of such Conversion or continuation (which date shall be a Payment Date), (b) the Term Loans to be Converted or continued (and whether the resulting Term Loan is to be a Base Rate Loan or a SOFR Loan) and (c) if such Conversion or continuation is into SOFR Loans, the initial Interest Period for such Term Loan.  Each Interest Election Request shall be irrevocable and binding on the Borrower.  If the Borrower fails to notify the Administrative Agent that a SOFR Loan shall be Converted or continued by the end of its Interest Period, such SOFR Loan shall continue as a SOFR Loan for an Interest Period of one month.

2.10       Prepayments and Repayments of the Term Loans; Commitment Reductions.

(a)        Voluntary Prepayments.  The Borrower may, upon prior written notice to the Administrative Agent and the Collateral Agent provided no later than 2:00 p.m. (New York City time) (x) three (3) Business Days prior to the proposed prepayment date in the case of a SOFR Loan or (y) one (1) Business Day prior to the proposed prepayment date in the case of a Base Rate Loan(which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Term Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

(b)         Mandatory Prepayments.  Immediately upon the incurrence by the Borrower or any other Loan Party of any Indebtedness, other than Permitted Indebtedness (or other Indebtedness consented to by the Requisite Lenders), 100% of the net proceeds of such Indebtedness shall be applied to the prepayment of the Obligations.

(c)          Mandatory prepayments of principal on the Term Loans shall be made in accordance with the Priority of Payments.

(d)         Notification and Application of Prepayments.  The Borrower shall notify the Administrative Agent and the Collateral Agent by email or other written transmission of any voluntary prepayment of the Term Loans under Section 2.10(a) not later than the deadline set forth in Section 2.10(a).  By no later than 2:00 p.m. (New York City time), three (3) Business Days prior to any prepayment of the Term Loans under Section 2.10(b), the Borrower shall notify the Administrative Agent and the Collateral Agent by email or other written transmission, and include the amount of the applicable prepayment.  Promptly following Receipt of any notice of prepayment, the Administrative Agent shall advise each Lender of the contents thereof, and of the amount of such Lender’s Pro Rata Share of such prepayment.  Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Pro Rata Shares.

(e)          Reduction or Termination of Commitments.  Unless previously terminated, (i) on each Credit Date (immediately after the funding of the Term Loans to be made on such date), the Commitments of each applicable Lender shall be reduced immediately by an amount equal to the Term Loans actually funded by such Lender on such Credit Date and (ii) the Commitments shall terminate immediately and without further action upon the expiration of the Delayed Draw Availability Period.  In addition, the Borrower may at any time terminate, or from time to time reduce (x) the Commitments in excess of the L/C Sublimit and/or (y) the L/C Sublimit (provided that any such reduction will be limited to the undrawn portion of the L/C Sublimit) upon prior written notice provided to the Administrative Agent no later than 3:00 p.m. (New York City time) one Business Day prior to the proposed date of such Commitment reduction (which notice shall state the proposed date and aggregate principal amount of the Commitment or L/C Sublimit reduction) without fees or penalties.  Amounts repaid on the Term Loans may not be reborrowed excluding with respect to amounts drawn and reimbursed within the LC Sublimit, which will continue to be available for the issuance of additional Letters of Credit or Term Loans as set forth below.

(f)          All prepayments of the Term Loans pursuant to Sections 2.7(a) or 2.7(b) shall be accompanied by accrued interest to the date of prepayment, together with any amounts payable pursuant to Section 3.2.  All prepayments and reductions of commitments pursuant to this Section 2.10 shall not be subject to any prepayment penalty or fee.

2.11      Priority of Payments.  On each Payment Date, (x) all Retained Collections on deposit in the Collection Account plus any amounts received by the Borrower pursuant to an Interest Rate Protection Agreement during the applicable Collection Period, (y) any Liquidity Reserve Draw Amount and (z) any Liquidity Reserve Release Amount and any other amounts expressly required to be distributed pursuant to the Priority of Payments and any amounts released from the Insurance Proceeds Account pursuant to Section 6.6 (collectively, the “Available Funds”) shall be allocated and distributed by the Collateral Agent in accordance with the related Manager Report in the following order of priority (the “Priority of Payments”) (provided, however, the amounts received by the Borrower pursuant to an Interest Rate Protection Agreement shall be allocated and distributed first to clause (c) and thereafter to priorities following clause (c)):

(a)          first, without duplication, in each case to the extent applicable on such Payment Date and pro rata based on amounts due (i) to the Administrative Agent for payment of Administrative Agent Fees and other fees, costs, expenses and indemnities owing to the Administrative Agent as of such Payment Date pursuant to this Agreement and the other Transaction Documents, (ii) to the Collateral Agent for payment of the Collateral Agent Fees and other costs, expenses and indemnities owing to the Collateral Agent pursuant to this Agreement and the other Transaction Documents and (iii) to the Issuing Bank, all L/C Other Reimbursement Costs;

(b)        second, without duplication, to the Manager or its designee(s), the Management Fee for the immediately preceding Collection Period and, to the extent unpaid, such amounts for all prior Collection Periods;

(c)        third, to the Lenders, pro rata, in respect of (i) interest due as of such Payment Date with respect to the Term Loans, (ii) any accrued and unpaid Unused Fees and (iii) L/C Monthly Fees and any other fees, expenses and other amounts due on or prior to such Payment Date with respect to Letters of Credit;

(d)        fourth, if no Rapid Amortization Period or Cash Sweep Period is then in effect and no acceleration of the Term Loans has occurred following the occurrence and continuation of an Event of Default, to the Lenders, pro rata, in respect of any due and unpaid Additional Principal Payment Amount;

(e)        fifth, to the Liquidity Reserve Account, unless and until the amount on deposit therein (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such Payment Date) is equal to the Required Liquidity Reserve Amount as of such Payment Date;

(f)         sixth, if a Cash Sweep Period is continuing, the product of the Cash Sweep Percentage as of such Payment Date and the remaining funds Available Funds in the Collection Account, to the Lenders, to the Lenders, pro rata, in respect of principal of the Term Loans;

(g)        seventh, during a Rapid Amortization Period and/or following an acceleration of the maturity of the Term Loans following the occurrence and continuation of an Event of Default, 100% of any remaining Available Funds in the Collection Account to the Lenders to pay to the Lenders, pro rata, in respect of principal of the Term Loans;

(h)          eighth, to the Manager, for reimbursement for any advance made by the Manager, along with the interest payable thereon; and

(i)         ninth, any remaining Available Funds, to the Operating Account or to such other account or location as may be directed by the Borrower.

All such allocations by the Collateral Agent shall be based solely on the information set forth in the Manager Report.

All distributions to a Lender shall be made in accordance with the wiring instructions set forth in the Administrative Questionnaire delivered to the Collateral Agent on or prior to the initial Credit Date. Any amendments to the payment instructions or other information in such Administrative Questionnaire will be effective five (5) Business Days following receipt thereof by the Agents in writing.  All Administrative Questionnaires and amendments thereto shall be delivered to the Collateral Agent by the Administrative Agent at EsotericABS@citi.com.  In no event shall the Collateral Agent have any obligation to recalculate or verify the information contained in the Manager Report nor shall the Collateral Agent have any liability therefor.

In the event that the initial Manager is terminated and that no successor Manager pays the fees, expenses or other amounts due and payable to InfraCo pursuant to the Shared Infrastructure Services Agreements, then the Borrower shall direct the Collateral Agent to pay, and the Collateral Agent shall pay, such amounts to InfraCo directly from funds available under clause (b) of the Priority of Payments on each Payment Date.

In addition to the foregoing, to the extent any amounts become payable by the Collateral Agent in its capacity as secured party under any Account Control Agreement to an account bank or securities intermediary, amounts held in the Collection Account may be withdrawn by the Collateral Agent and paid to such account bank or securities intermediary.

2.12       Incremental Commitments.

(a)         At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent and the Collateral Agent, increase the aggregate principal amount of Commitments by an additional amount not to exceed $750,000,000 in the aggregate (the “Aggregate Increase Amount” and such increase in the Commitments, an “Incremental Facility”); provided that:

(i)        The Borrower shall provide notice of such requested Incremental Facility to Collateral Agent and the Administrative Agent (for further distribution to each existing Lender) not less than five (5) Business Days prior to any such requested increase, provided that no existing Lender will be required to participate in any such Incremental Facility without its consent;

(ii)         any such request for an increase shall be in a minimum amount of $100,000,000 (or, if less, the entire remaining amount of the Aggregate Increase Amount) and in increments of $25,000,000 in excess thereof;

(iii)     (a) no Event of Default, Manager Termination Event, Rapid Amortization Period or Cash Sweep Period shall have occurred and be continuing or shall immediately result from the incurrence of any Incremental Facility and (b) the representations and warranties in the Transaction Documents shall be true and correct in all material respects (without duplicating any materiality qualifiers) on and as of the date of the incurrence of the Incremental Facility (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects (without duplicating any materiality qualifiers) as of the respective date or for the respective period, as the case may be);

(iv)        the maturity date, interest rate margins, upfront fees and other terms of the Incremental Facility shall be the same as those of the Facility (other than with respect to the L/C Sublimit); and

(v)         any Incremental Facility shall be secured only by the Collateral (or a portion thereof) on a pari passu basis and shall only be guaranteed by the Guarantors and the other Loan Parties.

(b)         The Borrower and each Lender or other Person that would qualify as an “Eligible Assignee” that agrees to provide an incremental Commitment in connection with an Incremental Facility (each, an “Incremental Lender”) shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent or the Incremental Lenders shall reasonably specify to evidence the commitment of such Incremental Lender (each such agreement, an “Incremental Commitment Agreement”).  Such Incremental Commitment Agreement shall specify the terms of the applicable Incremental Facilities.  Each party hereto hereby agrees that, upon the effectiveness of any Incremental Commitment Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facilities evidenced thereby.  For the avoidance of doubt, no Incremental Facility shall be governed by any agreement other than this Agreement (as amended by an Incremental Commitment Agreement).  No Incremental Commitment Agreement shall require the consent of any Lenders other than the Incremental Lenders with respect to such Incremental Facility.

(c)       On the date on which an Incremental Facility is effected as an increase to the Commitments pursuant to this Section 2.12, a settlement will be effected among the Lenders as shall be necessary in order that, after giving effect to such increase in the Commitments, the Term Loans will be held by the Lenders ratably in accordance with their respective Commitments after giving effect to such Incremental Facility.

Notwithstanding the foregoing, the Borrower may replace any Lender that elects to not participate in an Incremental Facility with new or existing Lenders in accordance with Section 12.2(h).

2.13       Grant of Security Interest; Collateral.

(a)          To secure the timely payment and performance of the Secured Obligations, each Loan Party hereby grants to the Collateral Agent, for the benefit of itself and the other Secured Parties, a continuing security interest (the “Security Interest”) in, and Lien upon, and pledges to the Collateral Agent, for the benefit of itself and the other Secured Parties, all of such Loan Party’s right, title and interest in, to and under all of the following assets now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest:

(i)        the Equity Interests of any Person owned by such Loan Party and all rights as a member or shareholder of each such Person under the organizational documents of each such Person, the certificates, if any, representing such Equity Interests and any interest of it on the books and records of the applicable issuer or securities intermediary pertaining to such Equity Interest;

(ii)        the Loan Parties’ rights, title and interest in and under the Customer Agreements with respect to the Fiber Networks and the related Fiber Network Assets (including all Customer Receivables and other rights to payment thereunder, but excluding any rights that cannot be assigned without third party consent), excluding any Customer Agreement or Fiber Network Asset which, by its terms, does not allow such a security interest to be granted;

(iii)        the Loan Parties’ rights, title and interest in and to any other Fiber Network Asset owned by the Loan Parties;

(iv)        all Fiber Network Assets;

(v)         the Fiber Network Underlying Rights Agreements and any and all rights, remedies and proceeds thereunder and derived therefrom (other than any Fiber Network Underlying Rights Agreement which, by its terms, does not allow such a security interest to be granted);

(vi)        all leases of personal property and any Customer Agreements that constitute personal property;

(vii)       all Fiber Network Assets that constitute real property;

(viii)      all the following personal property of such Loan Party:

(A)       all Equipment (as defined in the UCC), including all parts thereof and all accessions thereto, including machinery, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock;

(B)        all Fixtures (as defined in the UCC), all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including proceeds which constitute property of the types described herein);

(C)        all Documents (as defined in the UCC);

(D)        all Accounts (as defined in the UCC);

(E)         all Inventory (as defined in the UCC);

(F)          all Goods (as defined in the UCC);

(G)        all Commercial Tort Claims (as defined in the UCC) with a value in excess of $2,000,000;

(H)      all General Intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC and all rights and remedies of any of the Loan Parties under the Transaction Documents to which it is a party (including all rights to payment thereunder);

(I)         all Investment Property (as defined in the UCC), all deposit accounts (as defined in the UCC), all other Account Collateral and all Money, cash and cash equivalents;

(J)          all Chattel Paper (as defined in the UCC);

(K)        all Instruments (as defined in the UCC);

(L)      to the extent not otherwise included, all Contract Rights (as defined in the UCC) including under (1) all Customer Agreements, (2) the Management Agreement, each Interest Rate Protection Agreement and the other Transaction Documents and (3) any and all rights, remedies and proceeds under the foregoing and derived therefrom (including all rights to payment thereunder, if any);

(M)      to the extent not otherwise included, all Proceeds (as defined in the UCC) and products of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing (all of the foregoing described in this clause (ii), collectively, the “Article 9 Collateral”); and

(N)        all books and records pertaining to the foregoing Collateral; and

(ix)        all proceeds of the foregoing, as security for payment and performance of all of the Obligations hereunder;

provided, that in no event shall the Security Interest attach to any right, title or interest of any Loan Party in, to or under any Collateral Exclusions (it being understood that, to the extent the Security Interest shall not have attached to any such asset as a result of such asset being an Collateral Exclusions, the term “Collateral” shall not include such asset); provided, however, that the Security Interest shall immediately attach to, and the Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be Collateral Exclusions.

(b)         Each Loan Party has full right and power to grant to the Collateral Agent, for the benefit of itself and the other Secured Parties, a perfected, first-priority security interest in and Lien on the Collateral pursuant to this Agreement, subject to the terms of this Section 2.13.  This Agreement is effective to create a legal, valid and enforceable Lien on, and security interest in, the Collateral in which a security interest may be perfected by filing a financing statement under the UCC, and, subject to the terms of this Section 2.13 and the satisfaction of the applicable perfection actions with respect to the Security Interest, the Collateral Agent will have a fully perfected Lien on the Collateral securing the Secured Obligations to the extent required by this Agreement.  Upon the execution and delivery of this Agreement, and upon (i)filing of the necessary and appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each applicable Loan Party, (ii) delivery of all Instruments, Chattel Paper and certificated Equity Interests and pledged indebtedness, in each case together with instruments of transfer executed in blank, (iii) execution of the applicable Account Control Agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8‑106, 9‑106 or 9‑104 of the UCC, as applicable) with respect to the Control Accounts, (iv) recordation and/or filing of the Security Interest granted hereunder in patents, trademarks and copyrights in the applicable intellectual property registries, including but not limited to the filing of appropriate assignments, notices or appropriate filings with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, without any further action, the Collateral Agent will have a good, valid and first-priority perfected Lien and security interest in the personal property and Collateral, subject to Permitted Liens.  As of the Closing Date, no financing statement (other than those naming any Customer as “debtor” and a Loan Party as “secured party” thereunder) relating to any of the Collateral, as applicable, is on file in any public office except those on behalf of the Collateral Agent and those related to the Permitted Liens.  As of the Closing Date, no Loan Party is party to any agreement, document or instrument that conflicts with this Section 2.13.

(c)       Each Loan Party hereby authorizes the Administrative Agent and the Collateral Agent (or its designee) to prepare and file financing statements (including transmitting utility financing statements) provided for by the UCC (which financing statements may describe the Collateral as “all assets” of the Loan Parties) and to take such other action as may be required, in the Administrative Agent and the Collateral Agent’s or Requisite Lenders’ judgment, in order to perfect and to continue the perfection of Collateral Agent’s security interests in the Collateral, as applicable, unless prohibited by Applicable Law.

(d)        The Borrower agrees that it will take any or all steps in order for Collateral Agent, for the benefit of itself and the Lenders, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to all of its Pledged Accounts and Pledged Collateral that constitute Collateral.  Upon the occurrence and during the continuance of an Event of Default, and provided the Administrative Agent shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower), the Administrative Agent may notify the Collateral Agent to notify the applicable bank or securities intermediary to liquidate the applicable Pledged Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Administrative Agent.

(e)         At any time upon the reasonable request of the Administrative Agent or the Requisite Lenders, the Loan Parties shall execute or deliver to the Administrative Agent, any and all financing statements, security agreements, pledges, assignments, written description of such commercial tort claims, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Administrative Agent or the Requisite Lenders may request in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent, to create, perfect, continue or improve the priority of the Collateral Agent’s Liens in the Collateral of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal).  To the maximum extent permitted by Applicable Law, upon the occurrence and during the continuance of an Event of Default, each Loan Party authorizes the Collateral Agent to execute any such Additional Documents in such Loan Party’s name and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office.

(f)          (i) Upon the occurrence and during the continuation of an Event of Default, and provided the Collateral Agent (acting solely at the written direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower), all rights of the applicable Loan Parties to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to the applicable Organizational Documents in respect of the Pledged Collateral, as well as the rights of such Loan Party to receive any distributions, payments or other proceeds on the applicable Pledged Collateral, shall cease and all such rights shall thereupon become vested in the Collateral Agent (acting at the written direction of the Requisite Lenders) who shall thereupon have the sole right to exercise such voting and other consensual rights (acting solely at the written direction of the Requisite Lenders), as well as rights to receive any distributions, payments or other proceeds on such Pledged Collateral, as if it were the absolute owner thereof; provided that upon the cure or waiver of such Event of Default, the foregoing rights shall automatically and immediately, without any further action, revert to the applicable Loan Parties; and

(ii)        in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, upon an Event of Default occurring and continuing, provided the Collateral Agent (acting solely at the written direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower), with a copy to the Administrative Agent, each Loan Party hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Section 2.13(f), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 2.13(f); provided, however, that the Collateral Agent shall have no duty or obligation to so act except upon written direction from the Requisite Lenders.  Anything in this Section 2.13(f) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 2.13(f) unless an Event of Default shall have occurred and be continuing, the Collateral Agent at the written direction of the Requisite Lenders shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower) with a copy to the Administrative Agent and such exercise of rights has been directed in writing by the Requisite Lenders.  Each Loan Party acknowledges that the Collateral Agent, acting at the direction of the Requisite Lenders, may utilize the power of attorney set forth herein in connection therewith.

(g)         Notwithstanding anything herein to the contrary, (a) each applicable Loan Party shall remain liable for all obligations with respect to its applicable Collateral pledged hereunder and nothing contained herein is intended or shall be construed to be a delegation of duties to Collateral Agent, Administrative Agent or any Lender; provided that following any foreclosure or transfer in lieu thereof, such obligations and duties of ownership of the Collateral shall pass to the succeeding owner thereof, (b) each applicable Loan Party shall remain liable under each of the agreements with respect to its respective Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and none of the Collateral Agent, the Administrative Agent or any Lender shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent, the Administrative Agent or any Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement related to its respective Collateral, and (c) the exercise by the Collateral Agent or the Administrative Agent of any of its rights hereunder shall not release any applicable Loan Party from any of its duties or obligations under such contracts or agreements.

2.14       Collateral Administration.

(a)        As and when determined by the Administrative Agent or the Requisite Lenders in its or their reasonable discretion, upon the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent or the Requisite Lenders may, at the Borrower’s expense, perform UCC, judgment, litigation, tax Lien and other similar searches, in any jurisdictions determined by the Administrative Agent or the Requisite Lenders from time to time, against any Loan Party.

(b)       The Borrower, and Manager, as applicable, shall keep accurate and complete records of the Customer Agreements and all payments and Collections thereon and shall submit such records to the Administrative Agent on such periodic basis (and at least quarterly) as the Administrative Agent or the Requisite Lenders may reasonably request.  If requested by the Administrative Agent upon the occurrence and during the continuation of an Event of Default, the Borrower, and each other Loan Party, as applicable, shall execute and deliver to the Administrative Agent, formal written assignments or allonges, in form and substance reasonably acceptable to the Administrative Agent, of any or all of the Customer Agreements as the Administrative Agent may reasonably request, together with copies of claims, invoices and/or other information related thereto.

(c)         The Borrower shall, upon the Collateral Agent’s written request upon the occurrence and during the continuation of an Event of Default, (i) provide prompt written notice to each Customer that the Collateral Agent has been granted a Lien on and security interest in, upon and to all Customer Agreements payable by such Customer and (ii) shall do anything further that may be lawfully required under Applicable Law and requested in writing by the Administrative Agent or the Requisite Lenders in their reasonable discretion to secure the Collateral Agent’s interest in the Collateral and effectuate the intentions of this Agreement.

2.15       Power of Attorney.  Each Loan Party, as applicable, hereby agrees and acknowledges that the Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for such Loan Party (without requiring the Administrative Agent to act as such) with full power of substitution to do the following upon the occurrence and during the continuation of an Event of Default (in each case, so long as the Administrative Agent shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower) with a copy to the Collateral Agent prior to taking any of the following actions): (i) endorse the name of the Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to the Borrower and constitute Collections on Customer Agreements or other Accounts of the Borrower; (ii) execute and/or file in the name of such Loan Party any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Transaction Documents (to the extent such Loan Party fails to so execute and/or file any of the foregoing within two (2) Business Days of the Administrative Agent’s written request or the time when such Loan Party is otherwise obligated to do so); and (iii) do such other and further acts and deeds in the name of such Loan Party that the Administrative Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect the Collateral Agent’s security interest, Lien or rights in any Collateral.

2.16       Release of Lien on Fiber Network Assets.

(a)         Release Upon Sale.  With respect to any Collateral or any Guarantor, in connection with a Disposition by any Loan Party of such Collateral (or in respect of any such Guarantor) in a transaction permitted under Section 7.11 of this Agreement (other than any such sale, transfer or other Disposition to Holdings, the Borrower or any Guarantor (it being understood and agreed that, in the case of a transfer among Loan Parties, the applicable Lien shall be released with respect to the transferor Loan Party to the extent such asset will be (substantially contemporaneously therewith) pledged by the transferee Loan Party)), the Security Interest and other Liens in such Collateral created by this Agreement or any other Transaction Document, and any applicable Guaranty by such Guarantor, shall in each case be automatically released upon the consummation of any such sale, transfer or other Disposition.  Upon such sale, transfer or other Disposition, the Collateral Agent shall (and the Lenders hereby irrevocably authorize and direct the Collateral Agent to), upon receipt by the Collateral Agent of the related net proceeds thereof for prepayment of the Term Loans pursuant to this Agreement and an Officer’s Certificate of the Borrower directing such release and certifying that such release, satisfaction, discharge and/or termination, as applicable, is permitted under the Transaction Documents and this Section 2.16(a), (x) deliver to the Borrower (at the Borrower’s sole cost and expense), any evidence of release, satisfaction, discharge and/or termination agreements or similar instruments or filings reasonably requested by the Borrower to evidence in the public record such automatic release and in form and substance reasonably satisfactory to the Collateral Agent and (y) return any applicable Collateral to the Borrower, or any other Loan Party, as applicable; provided, that prior to delivery of any such evidence of release, satisfaction, discharge and/or termination from the Administrative Agent, the Borrower shall have additionally delivered to the Administrative Agent an Officer’s Certificate of the Borrower certifying that such release, satisfaction, discharge and/or termination, as applicable, is permitted under the Transaction Documents and this Section 2.16(a) (and the Lenders hereby authorize and direct the Administrative Agent and the Collateral Agent to rely on such certificate in performing its obligations under this Section 2.16(a) and Section 7.11).

(b)         [Reserved].

(c)         Release Upon Termination of Transaction Documents.  On the Termination Date, the security interests and other Liens in all the Collateral created by this Agreement or any other Transaction Document, and the Guaranty by each Guarantor, shall in each case be automatically and irrevocably terminated and released.  The Administrative Agent shall notify the Collateral Agent in writing upon the occurrence of the Termination Date and promptly upon such termination and release, at the request of the Borrower, the Collateral Agent shall (and Lenders hereby irrevocably authorize and direct Collateral Agent to) (i) execute and deliver such documents, at the Borrower’s sole cost and expense, as are reasonably requested by the Borrower to evidence such automatic termination and release and (ii) return the Collateral to the Borrower, or any other Loan Party, as applicable; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Collateral Agent on behalf of the Secured Parties.  The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered.

(d)        Release as Permitted by Transaction Documents.  At the Borrower’s sole cost and expense, promptly upon receipt by the Collateral Agent of (i) an Officer’s Certificate of the Borrower confirming that any conditions under the Transaction Documents pursuant to which Collateral may be released from the Lien under the Transaction Documents (and/or any Guarantor released from its obligations under this Agreement and the other Transaction Documents) has been met and (ii) payment of all amounts owing to the Collateral Agent with respect to such release, the Collateral Agent shall (and the Lenders hereby irrevocably authorize and direct Collateral Agent to) (x) deliver any necessary documents to the Borrower or its designee to evidence such termination and release and (y) return any applicable Collateral to the Borrower, or any other Loan Party, as applicable; provided that such release documents may be delivered to an escrow agent acceptable to the Collateral Agent and the Borrower for release to the Borrower or its designee.

2.17       [Reserved].

2.18       Payments Generally.

(a)         On or prior to the initial Credit Date, the Collateral Agent and the Administrative Agent shall have received an Administrative Questionnaire from each Lender, setting forth the name, address, telecopier number, electronic mail address or telephone number for each Lender (including, as appropriate, notices delivered solely to the Person designated by a Lender in its Administrative Questionnaire for the delivery of notices that may contain material non-public information relating to the Loan Parties), together with wiring instruction for such Lender for the account to which distributions and payments to such Lender pursuant to this Agreement are to be made.

(b)         The Borrower shall make each payment required to be made by it under any Transaction Document (whether of principal, interest, fees or other amounts) on or prior to the time expressly required hereunder or under such other Transaction Document for such payment (or, if no such time is expressly required, on or prior to 3:00 P.M. (New York City time) on the date when due), in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Collection Account for distribution by the Collateral Agent pursuant to the Priority of Payments, except that payments pursuant to Section 3.2, Section 12.4 and Section 12.7 shall be made directly to the Persons entitled thereto and payments pursuant to other Transaction Documents shall be made to the Persons specified therein.  The Collateral Agent shall distribute any such payments received by it in a Trust Account in accordance with the related Manager Report and the Administrative Questionnaire.  All amounts due and payable to a Conduit Investor will be made to the related Lender for the account of such Conduit Investor.  If any payment (other than payments on the SOFR Loans) under any Transaction Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.  If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day (other than any such payment due and payable on the Maturity Date which shall be governed by, and subject to, Section 1.5), the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.  All payments under each Transaction Document shall be made in Dollars.

2.19       Additional Contributed Neighborhoods; Retained Collections Contributions.

(a)       Additional Contributed Neighborhoods.  From time to time the Manager may, but is not required to, designate additional geographic areas as Contributed Neighborhoods and contribute related Fiber Network Assets and the related Customer Agreements and Customer Receivables, as additional Collateral for the Obligations, in each case subject to and in accordance with the Operation Standards; provided that in connection with each such addition the following conditions, as certified in an Officer’s Certificate to the Collateral Agent by the Manager, are satisfied immediately after giving effect to the addition:

(i)       that such Contributed Neighborhoods have been identified to the Agents prior to the Closing Date or are otherwise acceptable to the Requisite Lenders;

(ii)       if any of the related Fiber Networks is an Additional Asset Entity Fiber Network, the related Additional Asset Entity executes and delivers to the Collateral Agent a Joinder Agreement (provided that the Collateral Agent shall have no obligation to review such agreement and the Collateral Agent shall not have any liability in connection therewith);

(iii)       Collateral Agent shall have received each of the items required to have been delivered pursuant to Section 4.1(b)(i) (with respect to the States of operation of the Fiber Networks), Section 4.1(b)(ii), and additionally with respect to any Additional Asset Entities, Section 4.1(b) (with respect to such Additional Asset Entity) and Section 4.1(c);

(iv)       the Manager delivers an updated Contributed Neighborhood Map reflecting such new Contributed Neighborhoods and additional Fiber Networks to the Collateral Agent; and

(v)          each such contribution shall not be prohibited pursuant to the Frontier Note Indenture.

In connection with the addition of any new Contributed Neighborhood, the Manager may designate the Parent or one of its subsidiaries to act as shared infrastructure asset companies in addition to InfraCo in connection with the operation of the related additional Fiber Networks, in which case the Loan Parties may enter into shared infrastructure services agreements and shared infrastructure management agreements on terms similar to the Shared Infrastructure Services Agreements and the Shared Infrastructure Management Agreements in form and substance reasonably satisfactory to the Administrative Agent with respect to shared infrastructure assets relating to the additional Fiber Networks in such new Contributed Neighborhood(s).

(b)        Retained Collections Contributions.  The Borrower may designate (x) cash capital contributions made to any Loan Party at any time by the Manager or any Asset Entity or Affiliate thereof or (y) any amount allocated under clause ninth of the Priority of Payments on any Payment Date that is retained by the Borrower and, in each case, deposited into the Liquidity Reserve Account, as a “Retained Collections Contribution”.  Any Retained Collections Contribution made following a Collection Period, but on or before the related Payment Date may, at the Borrower’s discretion as designated in the applicable Manager Report, be included in Aggregate Annualized Run Rate Revenue as of the related Determination Date (and, immediately after giving effect thereto, such amount of additional Aggregate Annualized Run Rate Revenue shall be included on a Pro Forma Basis as “Aggregate Annualized Run Rate Revenue” for all purposes under this Agreement (including with respect to determining compliance with the Leverage Ratio test hereunder)) so long as such amounts do not exceed (x) with respect to aggregate Retained Collections Contributions in any calendar month, the greater of (A) 15% of Aggregate Annualized Run Rate Revenue as of the last day of the immediately preceding calendar month and (B) $35,000,000 over any period of four (4) consecutive calendar quarters and (y) with respect to the aggregate amount of all Retained Collections Contributions after the Closing Date, the greater of (A) 25% of Aggregate Annualized Run Rate Revenue and (B) $55,000,000.  Any Retained Collections Contribution will be required to be retained in the Liquidity Reserve Account until the earlier of (i) one year after its related deposit date and (ii) such Retained Collections Contribution being required to be used to satisfy any Liquidity Reserve Draw Amount.  Upon the satisfaction of the preceding clause (i), the Borrower (or the Manager on its behalf) may instruct the Collateral Agent in writing to release the related Retained Collections Contributions from the Liquidity Reserve Account and deposit such amount to the Collection Account on the following Payment Date for application in accordance with the Priority of Payments on such Payment Date pursuant to the related Manager Report.  For the avoidance of doubt, Retained Collections Contributions will not be annualized.

III.	FEES AND OTHER CHARGES

3.1        Computation of Fees.  All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable.

3.2         Yield Protection and Illegality.

(a)          Increased Costs; Capital Adequacy.

(i)         If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, Conduit Investor or the Issuing Bank (each, a “Funding Source”), (B) subject any Funding Source to any Taxes (other than (x) Taxes indemnified pursuant to Section 13.8 or (y) Taxes that are excluded from indemnification by reason of Section 13.8(z) any Connection Income Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto) or (C) impose on any Lender, Conduit Investor or the Issuing Bank any other condition cost or expense, and the result of any of the foregoing shall be to increase the cost to such Funding Source of making or maintaining the Term Loans (or of maintaining its obligation to make any such Term Loans), maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Funding Source hereunder (whether of principal, interest or otherwise), Borrower shall pay to such Funding Source such additional amount or amounts as will compensate such Funding Source for such additional costs incurred or reduction suffered.

(ii)         If any Funding Source determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Funding Source’s capital or on the capital of such Funding Source’s holding company, if any, as a consequence of this Agreement, the Term Loans made or the Letters of Credit issued by such Funding Source to a level below that which such Funding Source or such Funding Source’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Funding Source’s policies and the policies of such Funding Source’s holding company, as applicable, with respect to capital adequacy), then from time to time, Borrower will pay to such Funding Source such additional amount or amounts as will compensate such Funding Source’s or such Funding Source’s holding company, as applicable, for any such reduction suffered.

(iii)        A certificate of a Funding Source setting forth the amount or amounts necessary to compensate such Funding Source or such Funding Source’s holding company, as the case may be, as specified in clauses (i) and (ii) above, shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.  Borrower shall pay such Funding Source the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that with respect to any notice given to the Borrower under this Section 3.2 the Borrower shall not be under any obligation to pay any amount with respect to any period prior to the date that is nine (9) months prior to such notice; provided, further, if the Change in Law giving rise to such Increased Costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.  A Funding Source will, within a reasonable period of time after the officer of such Funding Source having primary responsibility for administering the Term Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Funding Source to receive payments under this Section 3.2, to avoid or reduce any increased or additional costs or any other amounts payable by Borrowers under this Section 3.2, to the extent not inconsistent with the internal policies of such Funding Source and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Term Loan through another office of such Funding Source, or (ii) take such other measures as such Funding Source may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Funding Source pursuant to this Section 3.2 to be materially reduced and if, as determined by such Funding Source in its reasonable discretion, the making, issuing, funding or maintaining of its portion of the Term Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of such Funding Source.

(iv)       Failure or delay on the part of any Funding Source to demand compensation pursuant to this Section 3.2(a) shall not constitute a waiver of such Funding Source’s right to demand such compensation; provided, however, Borrower shall not be required to compensate any Funding Source pursuant to this Section 3.2 for any increased costs or reductions or other amounts suffered more than sixty (60) days prior to the date that such Funding Source notifies Borrower of the event or the existence of a condition that would entitle such Funding Source to receive payments under this Section 3.2.

(b)       Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Funding Source (or Program Support Provider, as applicable) to continue to make Term Loans or to determine or charge interest rates based upon the Term SOFR Reference Rate, such Funding Source shall give notice thereof to Borrower through the Administrative Agent.  Upon Receipt of such notice, Borrower shall, upon demand from such Funding Source (with a copy to the Administrative Agent), either (i) prepay in full all Term Loans owing to such Funding Source, either on the next succeeding Payment Date in respect of thereof, if such Funding Source may lawfully continue to maintain Term Loans until such date, or immediately, if such Funding Source may not lawfully continue to do so, or (ii) at the option of Borrower, pay interest on such Funding Source’s Term Loans at a rate per annum equal to the Base Rate (determined without giving effect to clause (c) thereof) (taking into account any increased cost to such Funding Source of continuing to maintain Term Loans).  Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid, but such prepayment shall not be subject to any prepayment penalty or fee.

(c)         Inability to Determine Rates.  If (x) the Administrative Agent determines that for any reason adequate and reasonable means do not exist (other than as a result of a Benchmark Transition Event in respect of which a Benchmark Replacement for Term SOFR has been implemented in accordance with the terms hereof) for determining Term SOFR for any period for any Term Loans, or (y) the Requisite Lenders determine that Term SOFR with respect to any period for any Term Loans does not adequately and fairly reflect the cost to the Funding Sources of maintaining such Term Loans, the Administrative Agent will promptly so notify Borrower and each Funding Source.  Thereafter, the Term Loans shall bear interest at the Base Rate (determined without giving effect to clause (c) of the definition thereof) until the Administrative Agent determines (or, in the case of clause (y), the Requisite Lenders determine) that the conditions giving rise to such change no longer exist.

3.3         Fees.

(a)         Lenders Fee.  On the Closing Date, the Borrower agrees to pay to each Lender that provides a Commitment on the Closing Date the fees set forth in the Lender Fee Letters.

(b)         Administrative Agent Fees.          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Administrative Agent Fee Letter.

(c)         Unused Fee.  On each Payment Date occurring on or prior to the Delayed Draw Commitment Termination Date, the Borrower shall pay to each Lender in accordance with the Priority of Payments, for the account of each Lender subject to and payable monthly in arrears in accordance with the Priority of Payments, an unused commitment fee (the “Unused Fee”) equal to the sum of (i) 0.25% per annum of the average daily undrawn portion of the Locked Commitments and (ii) 0.50% per annum of the average daily undrawn portion of the Unlocked Commitments.

IV.	CONDITIONS PRECEDENT

4.1        Closing Date.  This Agreement and the other Transaction Documents and the Commitments of each Lender (or its Conduit Investor, as applicable) hereunder shall become effective on the first date on which each of the following conditions precedent are satisfied (or waived by 100% of the Lenders) (such date, the “Closing Date”):

(a)         subject to the last paragraph of this Section 4.1, the Collateral Agent (or its counsel)  shall have received fully executed copies of this Agreement and each other Closing Date Transaction Document;

(b)         subject to the last paragraph of this Section 4.1, the Administrative Agent (or its counsel) shall have received (i) a report of UCC financing statement, tax, judgment and litigation Lien searches performed with respect to each Loan Party in such Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, and/or the State(s) of operation of the relevant Fiber Networks, and such report shall show no Liens on the Collateral (other than Permitted Liens) and (ii) each document (including, without limitation, drafts of any UCC financing statement) required by any Closing Date Transaction Document to be filed, registered or recorded to create, in favor of the Administrative Agent, for the benefit of itself and the Lenders, a first priority and perfected security interest upon the Collateral that constitutes personal property and a perfected security interest upon the Collateral that constitutes fixtures;

(c)         the Administrative Agent (or its counsel) shall have received a certificate of (or on behalf of) each Loan Party, dated on or prior to the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (i) certify that attached thereto is a true and complete copy of each Organizational Document of each applicable Loan Party, certified by the appropriate governmental office; (ii) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the applicable Transaction Documents to which it is a party on the Closing Date and/or (y) the individuals to whom such officers, managers, directors or other authorized signatories of such Loan Party have granted powers of attorney to sign such Transaction Documents; (iii) certify that attached thereto is a true and complete copy of the resolutions (or other evidence of authorization acceptable to the Administrative Agent) of the board of directors or similar governing body of each such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and that such resolutions (or other evidence of authorization) have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect as of the Closing Date; and (iv) attach thereto a good standing certificate for each applicable Loan Party as of a recent date from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation;

(d)          the Collateral Agent and the Administrative Agent (or its counsel) shall have received a customary written opinion of (i) Ropes & Gray LLP, in its capacity as special New York counsel to the Loan Parties and (ii) Richards, Layton & Finger, PA, in its capacity as Delaware counsel for the Loan Parties, in each case, (x) dated as of the Closing Date and addressed to the Administrative Agent and the Lenders and (y) substantially consistent with the form and substance of legal opinions most recently delivered to the lenders pursuant to the Frontier Note Indenture or otherwise in substance reasonably satisfactory to the Administrative Agent;

(e)       no Default or Event of Default shall have occurred or be continuing under the Frontier Note Indenture on account of the consummation of the Transactions, and the representations and warranties made by the Loan Parties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier);

(f)          the Collateral Agent, Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower on or prior to the Closing Date pursuant to the Transaction Documents (including pursuant to Section 3.3) and (ii) all expenses required to be paid by the Borrower for which reasonably detailed invoices have been presented at least three (3) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) (including the reasonable and documented fees and expenses of King & Spalding LLP in its capacity as legal counsel for the Lenders and for the Administrative Agent), and the Agents shall have received a fully executed copy of the Collateral Agent Fee Letter and the Administrative Agent Fee Letter, respectively;

(g)        the Administrative Agent (or its counsel) shall have received a Closing Date Certificate certifying as to the matters set forth therein;

(h)         the Administrative Agent (or its counsel) (on behalf of the Lenders) and the Collateral Agent shall have received at least three (3) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender, Collateral Agent or Administrative Agent), (x) all documentation and other information about the Loan Parties that is reasonably requested in writing by the Collateral Agent, the Administrative Agent and the Lenders at least ten (10) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender, Collateral Agent or Administrative Agent) and is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to the Borrower, so long as such information is requested in writing at least ten (10) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent); and

(i)          on or prior to the Closing Date, the Borrower will deliver a customary risk retention letter (the “Risk Retention Letter”) in form and substance reasonably satisfactory to any Lender who requests such letter setting forth the terms and conditions on which a direct or indirect parent entity thereof, in its capacity as the EU/UK Retention Holder, will irrevocably and unconditionally covenant and agree that, on an ongoing basis, so long as any of the extensions of credit made hereunder remain outstanding, it will retain a material net economic interest in the transaction in order to address Lender compliance with applicable EU/UK securitization regulations.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has delivered an executed signature page to this Agreement shall be deemed to have received, consented to, approved accepted or to be satisfied with, each document or other matter required thereunder to be received, consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2        Conditions Precedent to each Credit Date .  The obligation of each Lender to make any Term Loan or for the Issuing Bank to issue a Letter of Credit on a Credit Date is subject to the satisfaction, or waiver in accordance with the terms hereof, of the following conditions precedent:

(a)          immediately before and after giving effect to such Term Loan or issuance of a Letter of Credit, no Default, Event of Default, Cash Sweep Period or Manager Termination Event will be occurring and continuing at the time of or immediately following such Term Loan;

(b)         immediately before and after giving effect to such Term Loan or issuance of a Letter of Credit, (x) the DSCR, calculated on a Pro Forma Basis, is greater than or equal to the Minimum DSCR Draw Ratio and (y) the Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to the Maximum Leverage Draw Ratio;

(c)          the Administrative Agent shall have received a Borrowing Request with respect to such Term Loans or Letter of Credit requests;

(d)        the Administrative Agent (or its counsel) shall have received a fully executed copy of transfer agreements relating to any Fiber Network Assets contributed to such Credit Date, in form and substance reasonably satisfactory to the Administrative Agent;

(e)         as of date of the funding of such Term Loan, the representations and warranties made by the Loan Parties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier);

(f)          prior to the initial Credit Date, the Administrative Agent (or its counsel) and the Collateral Agent shall have received a customary written opinion of (i) Ropes & Gray LLP, in its capacity as special New York counsel to the Loan Parties, with respect to non-consolidation, true sale and contributions matters in form and substance reasonably satisfactory to the Lenders and (ii) Florida counsel to the Loan Parties as to perfection of security interests by the filing of “transmitting utility” UCC financing statements in the State of Florida; and

(g)       prior to the initial Credit Date, the Administrative Agent (or its counsel) shall have received a fully executed copy of the Management Agreement, in form and substance reasonably satisfactory to the Lenders.

V.	REPRESENTATIONS AND WARRANTIES

Each Loan Party, as applicable, represents and warrants to the Administrative Agent and each Lender, as of the Closing Date and each Credit Date, as follows:

5.1         Organization, Powers, Capitalization, Good Standing, Business.

(a)        Organization and Powers.  It is duly organized, validly existing and in good standing under the law of the jurisdiction in which such entity was organized and has the power and authority to execute, deliver and perform its obligations under each Transaction Document that it has entered into.

(b)         Qualification.  It is duly qualified and in good standing in each jurisdiction where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

5.2        Authorization of Borrowing, Authority, etc..  It has the power and authority to incur or guarantee the Indebtedness evidenced by this Agreement.  The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, corporate or other action, as the case may be.

(a)       No Conflict.  The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) contravene (x) any provision of its applicable Organizational Documents, (y) any provision of law applicable to it (except where such violation will not cause a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any Lien (other than the Lien of the Transaction Documents or any other Permitted Lien) upon its assets.

(b)        Consents.  The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained or made and is in full force and effect, other than any of the foregoing the failure to have made or obtained which will not cause a Material Adverse Effect.

(c)          Binding Obligations.  This Agreement is, and each of the other Transaction Documents to which such Loan Party is a party, when executed and delivered by such Loan Party will be, the legally valid and binding obligation of such Loan Party, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights.

5.3        Financial Statements. All Financial Statements which have been furnished by or on behalf of the Loan Parties to the Administrative Agent pursuant to this Agreement present fairly in all material respects the financial condition of the Persons covered thereby as of the dates covered by such Financial Statements.

5.4        Indebtedness and Contingent Obligations. The Loan Parties have no outstanding Indebtedness or Contingent Obligations other than the Obligations and the Permitted Indebtedness.

5.5          Fiber Network Assets.

Each of the Loan Parties is or will be the owner, lessee or licensee of the Fiber Network Assets and the access rights granted pursuant to the Fiber Network Underlying Rights Agreements, owned, leased or licensed by it, free and clear of all Liens except for Permitted Liens.  Upon the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of the applicable Loan Party, (i) a perfected security interest in all personal property constituting Article 9 Collateral in which a security interest is created and may be perfected by filing, recording or registering a financing statement or analogous document in such office (including the Customer Agreements and Customer Receivables) will, upon such filing be a perfected first priority security interest in and to such personal property in connection therewith and (ii) a perfected security interest in all fixtures constituting Collateral in which a security interest is created and may be perfected by filing, recording or registering a financing statement or analogous document in such office will, upon such filing be perfected security interests in all such fixtures, in each case of (i) and (ii), subject only to Permitted Liens.  There are (i) no proceedings in condemnation or eminent domain affecting any of the Fiber Network Assets, and to the Knowledge of the Loan Parties, none is threatened, that in either case would individually or in the aggregate cause a Material Adverse Effect, and (ii) no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Fiber Network Assets, the effect of which is reasonably likely to have a Material Adverse Effect.  The Permitted Liens, in the aggregate, do not (w) materially interfere with the benefits of the security intended to be provided by the UCC financing statements and this Agreement, (x) materially and adversely affect the value of the Fiber Network Assets, taken as a whole, (y) materially impair the use or operations of the Fiber Network Assets or (z) materially impair the Loan Parties’ ability to pay their respective obligations in a timely manner.  Notwithstanding the foregoing and for the avoidance of doubt, no representations or warranties are made by any Loan Party pursuant to this Section 5.5 with respect to any agreements or assets not owned, leased or licensed by a Loan Party on the date on which representations and warranties are made.

5.6         Customer Agreements; Other Agreements.

(a)         Customer Agreements; Agreements.  The Loan Parties have delivered to the Lenders (i) true and complete copies (in all material respects) of all Material Customer Agreements and (ii) a list of all Material Agreements affecting the operation and management of the Fiber Network Assets, in each case owned by it on or prior to each Credit Date, and such Material Customer Agreements and Material Agreements have not been modified or amended, except pursuant to amendments or modifications made available to the Collateral Agent and the Administrative Agent.  Except for the rights of the Manager pursuant to the Management Agreement (and its sub-managers thereunder) on and after the effectiveness of the Management Agreement, no Person has any right or obligation to manage any of the Fiber Network Assets on behalf of the Loan Parties or to receive compensation in connection with such management.  No Person (other than the Manager and its sub-managers pursuant to the Management Agreement) has any right or obligation to enter into customer contracts or solicit customers for the Fiber Network Assets, or to receive compensation in connection with such contracts.  Notwithstanding the foregoing and for the avoidance of doubt, no representations or warranties are made by any Loan Party pursuant to this Section 5.6(a) with respect to any agreements or assets not owned by a Loan Party on the date on which representations and warranties are made.

(b)         Customer Agreements.  To the Knowledge of each Loan Party, (i) the Customer Agreements are in full force and effect; (ii) the Asset Entities have not given any notice of default to any Customer under any Customer Agreement which remains uncured; (iii) other than pursuant to customary terms, no Customer has any set off, claim or defense to the enforcement of any Customer Agreement; and (iv) no Customer is materially in default in the performance of any other obligation under its Customer Agreement, except to the extent that the failure of the representations set forth in items (i) through (iv) is not reasonably likely to have a Material Adverse Effect.  Notwithstanding the foregoing and for the avoidance of doubt, no representations or warranties are made by any Loan Party pursuant to this Section 5.6(b) with respect to any agreements or assets not owned by a Loan Party on the date on which representations and warranties are made.

(c)         Management Agreement.  The Borrower has delivered to the Administrative Agent a true and complete copy of the Management Agreement as in effect on the first Credit Date, and such Management Agreement has not been modified or amended, except pursuant to amendments or modifications delivered to the Administrative Agent.  The Management Agreement is in full force and effect on and after the first Credit Date and no default by any of the parties thereto exists thereunder.

5.7        Litigation; Adverse Facts.  There are no judgments outstanding against the Loan Parties, or affecting any of the Fiber Network Assets owned by the Loan Parties or any other property of the Loan Parties, nor to the Loan Parties’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Loan Parties or any of such Fiber Network Assets that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.8         Payment of Taxes .  All material foreign, federal, state, provincial, territorial, local and foreign tax returns and reports of the Borrower and each other Loan Party required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon their respective properties, assets, income, profits, businesses and franchises which are due and payable have been timely paid except to the extent (i) the same are being contested in accordance with Section 6.2 or except to the extent the effect of the failure to file such tax returns and reports or to pay such taxes, assessments, fees and other governmental charges would not reasonably be expected to result in a Material Adverse Effect.

5.9         Performance of Agreements; No Material Adverse Effect.  To the Borrower’s Knowledge, (a) neither the Borrower nor the Loan Parties are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which would, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10       Compliance with Law; ERISA.  Each Loan Party is in compliance with all material Applicable Laws except where failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No Loan Party has received any notice that such Loan Party is not in material compliance in any respect with any of the requirements of any of the foregoing.  No Loan Party has established, nor does it maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA.

5.11     Governmental Regulation.  None of Holdings, the Borrower or any other Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended from time to time.  The Borrower does not constitute a “covered fund” within the meaning of the final regulations issued on December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, 124 Stat. 1376 (2010), also known as the Volcker Rule.  To the Knowledge of the Loan Parties, none of the Loan Parties or any of their respective Subsidiaries is an AIF or a manager of an AIF.

5.12       Employee Benefit Plans.  The Loan Parties do not maintain or contribute to, or have any obligation (including any Contingent Obligation) under, any Employee Benefit Plans.

5.13      Solvency.  The Loan Parties (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) have received reasonably equivalent value in exchange for their obligations under the Transaction Documents.  After giving effect to entry into the Transaction Documents and the making of Term Loans and issuance of Letters of Credit (and the use of proceeds thereof), the fair saleable value of the Loan Parties’ assets taken as a whole exceeds and will, immediately following the incurrence of any Obligations hereunder, exceed the Loan Parties’ total liabilities, including subordinated, unliquidated, disputed or Contingent Obligations.  The fair saleable value of the Loan Parties’ assets taken as a whole are and will, immediately following the issuance of any Notes (and the use of proceeds thereof), be greater than the Loan Parties’ probable liabilities, including the maximum amount of their Contingent Obligations on their debts as such debts become absolute and matured.  The Loan Parties’ assets taken as a whole do not and, immediately following the issuance of any Notes (and the use of proceeds thereof) will not, constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted.  The Loan Parties do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Loan Parties and the amounts to be payable on or in respect of obligations of the Loan Parties).

5.14     Use of Proceeds and Margin Security.  No portion of the proceeds of the Term Loans or any Letter of Credit shall be used by the Borrower or, to the Knowledge of the Borrower any other Person, to purchase or carry any “Margin Stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof) or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose, in each case in a manner that constitutes a violation of the provisions of Regulations T, U or X of the Board of Governors.

5.15       Insurance.  Set forth on Schedule 5.15 (as the same may be amended from time to time by the Borrower) is a description of all Insurance Policies for the Loan Parties that are in effect as of the Closing Date.  Such Insurance Policies conform to the requirements of Section 6.5. As of the Closing Date, no notice of cancellation has been received with respect to such policies, and, to each Loan Party’s Knowledge, the Loan Parties are in compliance with all material conditions contained in such policies.

5.16       Investments; Ownership of the Loan Parties.  The Loan Parties have no (i) direct or indirect Equity Interest in any other Person (other than any other Loan Party) or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness owed by that other Person (other than the Loan Parties).  Schedule 5.16 correctly sets forth as of the Closing Date (x) the ownership interests of the Borrower and each of the other Loan Parties and (y) the respective Subsidiaries of the Loan Parties.

5.17     Environmental Compliance.  Except to the extent the effect of the following representations not being true would not reasonably be expected to have a Material Adverse Effect:  the Fiber Network Assets are in compliance with all applicable Environmental Laws; no written notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Asset Entities that would cause the Fiber Networks not to be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Fiber Network Assets, except in quantities that do not violate applicable Environmental Laws.

5.18      Anti-Corruption Laws and Sanctions.  (a)     None of the Loan Parties nor any director, officer, nor to their Knowledge, any agent, employee or Affiliate or other person acting on behalf of such Loan Party is currently the subject or the target of any sanctions administered or enforced by the governments of the United States, United Kingdom, Canada, or European Union and any European Union member states, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom’s Office of Financial Sanctions Implementation (collectively, “Sanctions”); nor is such relevant entity located, organized or resident in a country or territory which is the target of comprehensive country or territory-wide sanctions, which presently includes Iran, North Korea, Cuba, Crimea, Syria, Afghanistan, occupied territories in “Kherson” region of Ukraine, occupied territories in “Zaporizhzhia” region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic; the Borrower shall not directly or knowingly indirectly make payments in violation of Sanctions and the Loan Parties (or the Manager on their behalf) maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with Sanctions.

(b)         None of the Loan Parties nor any Affiliate, director, officer, manager, member, agent, employee or other person acting on behalf of such Loan Party, has in the past five (5) years (i) made any direct or, to the knowledge of any Loan Party, indirect unlawful payment to any domestic governmental official or “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) in violation of the FCPA; (ii) violated or is in violation of any provision of the FCPA, the Bribery Act of 2010 of the United Kingdom or any applicable non-U.S. anti-bribery statute or regulation of any other jurisdiction in which it operates its business, including, in each case, the rules and regulations thereunder, in violation of such anti-bribery statutes or regulations; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of the FCPA or applicable anti-bribery statutes or regulations; and the Loan Parties (or the Manager on their behalf) maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the FCPA.

(c)        The operations of the Loan Parties are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the any of the Loan Parties with respect to the Money Laundering Laws is pending or, to the knowledge of any Loan Party, threatened.

5.19      Separate Legal Entity.  Each Loan Party hereby acknowledges that the Lenders are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Loan Party’s identity as a legal entity separate from any other Person.  Each Loan Party has taken all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that such Loan Party is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person.

5.20      Accuracy of Disclosure.  As of the Closing Date, to the Knowledge of the Borrower, no written information (other than any projections, forecasts and other information of forward-looking nature (“Projections”) and information of a general economic or general industry-specific nature), in each case as modified or supplemented by supplements, updates and other written information furnished to the Lenders in connection with the Transactions, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (in each case after giving effect to all supplements and updates thereto from time to time) provided that, with respect to the Projections, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable (at the time furnished).

5.21      Beneficial Ownership.  The information included in the most recent Beneficial Ownership Certification delivered to the Lenders with respect to the Borrower is true and correct in all material respects.

5.22       Risk Retention.  To the Knowledge of the Borrower, the “SR Retention Holder” retains the “SR Retained Interest” (each as defined in the Risk Retention Letter).

VI.     AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, the Borrower and each Guarantor party hereto hereby covenants and agrees that:

6.1         Financial Statements, Reports and Other Information.

(a)          Financial Statements.

(i)          Quarterly Reporting on the Parent.  So long as Parent owns the Manager, within sixty-five (65) days after the end of each of the first three fiscal quarters in each fiscal year, the Borrower shall furnish to the Administrative Agent a copy of the unaudited quarterly consolidated financial statements of the Parent for such fiscal quarter, without notes, prepared in accordance with GAAP; provided that this obligation will be deemed satisfied by the availability of Parent’s Form 10-Q filed with the SEC.  At any time the Parent no longer owns the Manager, the requirements pursuant to this Section 6.1(a)(i) shall be provided for the Manager.

(ii)         Annual Reporting on the Parent.  So long as the Parent owns the Manager, within one hundred twenty (120) days after the end of each fiscal year beginning with the fiscal year ending December 31, 2025, the Borrower shall furnish to the Administrative Agent a copy of the audited annual consolidated financial statements of the Parent for such fiscal year, prepared in accordance with GAAP, accompanied by a report by an independent certified public accounting firm of national standing; provided that this obligation will be deemed satisfied by the availability of Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC.  At any time the Parent no longer owns the Manager, the requirements pursuant to this Section 6.1(a)(ii) shall be provided for the Manager.

(iii)       Quarterly Reporting on the Borrower.   Within ninety (90) days after the end of the first fiscal quarter of the fiscal year 2025, and thereafter within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year, the Borrower shall furnish to the Administrative Agent a copy of the unaudited quarterly consolidated financial statements of the Borrower for such fiscal quarter, without notes, prepared in accordance with GAAP.

(iv)        Annual Reporting on the Borrower.  Within one hundred fifty (150) days after the end of each fiscal year beginning with fiscal year ending December 31, 2025, the Borrower shall furnish to the Administrative Agent a copy of the audited annual consolidated financial statements of the Borrower for such fiscal year, prepared in accordance with GAAP, accompanied by a report by an independent certified public accounting firm of national standing.

(v)        Manager Report.  On or before 4:30 p.m. (New York City time) on the fourth Business Day prior to each Payment Date (the “Reporting Date”), the Borrower shall furnish, or cause the Manager to furnish, to the Collateral Agent with a copy to the Administrative Agent, a report substantially in the form provided in the Management Agreement specifying, among other matters, the allocations of Retained Collections on the immediately following Payment Date (the “Manager Report”), including calculations of allocations under the Priority of Payments and amounts thereof payable to each Lender and other recipient thereof; provided that at any time a Liquidity Reserve Letter of Credit is outstanding, the Borrower shall furnish, or cause the Manager to furnish, a Manager Report to the parties specified in this clause no later than one Business Day prior to the date the applicable Issuing Bank requires notice for the applicable Liquidity Reserve Letter of Credit to be drawn in accordance with Section 6.13(a).

(vi)       Additional Reporting.  In addition to the foregoing, the Borrower shall promptly provide to the Administrative Agent such further documents and information concerning its operation of a Fiber Network and the financial affairs of the Asset Entities as the Administrative Agent shall from time-to-time reasonably request upon prior written notice to the Borrower.

(vii)     GAAP.  The Borrower will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP.

(viii)    Certifications of Financial Statements and Other Documents, Compliance Certificate.  Together with the financial statements pursuant to Section 6.1(i) through (iv), the Borrower or Parent, as applicable, shall also furnish to the Administrative Agent, a Compliance Certificate (including calculations of the Leverage Ratio and Debt Service Coverage Ratio) upon which the Administrative Agent may conclusively rely with no obligation to verify or confirm and with no liability therefor, executed by an Responsible Officer of the Borrower or Parent (or Manager, if Parent ceases to own the Manager), as applicable, stating that to such officer’s Knowledge after due inquiry such financial statements fairly present the financial condition and results of operations of the Borrower or Parent (or Manager, if Parent ceases to own the Manager), as applicable, on a consolidated basis for the period(s) covered thereby (except for the absence of footnotes with respect to the quarterly financial statements), and that there does not exist any Rapid Amortization Period, Default or Event of Default, or if any of the foregoing exists, specifying the same in detail.

(ix)      Fiscal Year.  No Loan Party shall change its fiscal year end from December 31 of each calendar year without the Administrative Agent’s prior written consent (at the direction of Requisite Lenders).

(b)         Material Notices.

(i)         The Borrower shall promptly deliver, or cause to be delivered, to the Collateral Agent and the Administrative Agent copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Asset Entity which default is reasonably likely to result in a Material Adverse Effect, and shall notify the Administrative Agent in writing within five (5) Business Days after it obtains Knowledge of any material event of default with respect to any such Permitted Indebtedness.

(ii)       The Borrower shall promptly deliver to the Collateral Agent and the Administrative Agent copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement or any Material Customer Agreement; provided that after and during the continuance of a Rapid Amortization Period or an Event of Default the Borrower shall promptly deliver to Collateral Agent and the Administrative Agent copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any material contract or agreement.

(iii)        The Borrower shall promptly deliver to the Collateral Agent and the Administrative Agent copies of any and all notices received by any Asset Entity under the terms of the Shared Infrastructure Services Agreement.

(b)       Events of Default, etc.  Promptly upon the Borrower obtaining Knowledge of any of the following events or conditions, the Borrower shall deliver to the Agents (upon which each may conclusively rely with no obligation to verify or confirm and with no liability therefor) an Officer’s Certificate specifying the nature and period of existence of such condition or event and what action the Borrower or the affected Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a Default or an Event of Default; (ii) the occurrence of any event that is reasonably likely to have a Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement or under a Material Customer Agreement which is reasonably expected to result in a termination of such Material Customer Agreement.

(c)         Litigation.  Promptly upon the Borrower obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against a Loan Party or any of the Fiber Networks not previously disclosed in writing to the Collateral Agent and the Administrative Agent and which is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting a Loan Party or any of the Fiber Networks and which is not covered by insurance, which, in each case of clauses (1) and (2), would be reasonably likely to have a Material Adverse Effect, the Borrower shall give notice thereof to the Collateral Agent and the Administrative Agent, together with such other information as may be reasonably available to it to enable the Collateral Agent, the Administrative Agent and the Lenders to evaluate it.

(d)         Other Information.  With reasonable promptness following request therefor, the Borrower shall deliver such other information and data with respect to the Loan Parties or the Fiber Networks as from time to time may be reasonably requested by the Administrative Agent or the Lenders.

6.2        Payment of Obligations.  Borrower shall make full and timely payment in cash of the principal of and interest on the Term Loans and each Loan Party shall make full and timely payment in cash of all other Obligations thereof when due and payable (other than contingent indemnification Obligations in respect of which no claim has been asserted).

6.3        Existence; Qualification.  Each Loan Party shall, and shall cause each Asset Entity to, at all times preserve and keep in full force and effect (i) its existence as a corporation, partnership, limited liability company or trust, as applicable, and (ii) all rights, franchises, licenses and permits material to its business, including its qualification to do business in each state where it is required by law to so qualify, except, in the case of this clause (ii), to the extent that the failure of any of the foregoing would not reasonably be expected have a Material Adverse Effect; provided that nothing contained in this Section 6.3 shall restrict the merger, consolidation or amalgamation of an Asset Entity with another Asset Entity.

6.4         Payment of Impositions and Claims.

(a)         Except for those matters being contested pursuant to clause (b) below, the Borrower shall pay, and shall cause the Asset Entities to promptly pay, (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than Permitted Lien) upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state, provincial, territorial and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Borrower and the Asset Entities on their businesses, income, profits, franchises or assets (except, in each case of clauses (i) through (iii), to the extent that the failure to pay any of the foregoing would not reasonably be expected have a Material Adverse Effect), in each instance before any material penalty or fine is incurred with respect thereto.

(b)         The Asset Entities shall not be required to pay, discharge or remove any Imposition or Claim relating to a Fiber Network that it is otherwise obligated to pay, discharge or remove so long as the Asset Entities or the Borrower contest in good faith such Imposition or Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Fiber Network or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Borrower shall have caused the Asset Entities to have given the Administrative Agent and the Collateral Agent prior written notice of their intent to contest said Imposition or Claim and shall have deposited into the Liquidity Reserve Account (or with a court of competent jurisdiction or other appropriate body if necessary) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash equal to (after giving effect to any Reserves then held by the Collateral Agent for the item then subject to contest) at least 125% of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable Fiber Network or any part thereof arises, in the reasonable judgment of the Manager, as applicable, during the pendency of such contest; (iv) such contest does not, in the reasonable determination of the Manager, as applicable, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses.  Any such contest shall be prosecuted with due diligence, and the Borrower shall, or shall cause the applicable Asset Entity to, promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Borrower shall have the right to direct the Collateral Agent in writing to withdraw amounts deposited into the Liquidity Reserve Account under clause (ii) above for remittance to the Manager and the payment thereof).  The Manager shall have full power and authority to apply any amount to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Fiber Network for non-payment thereof, if the Manager reasonably believes that such sale or forfeiture is threatened.

6.5        Insurance. (a) Subject to availability on a commercially reasonable basis, the Borrower, Manager or Parent shall continuously maintain on behalf of the Asset Entities the following described policies of insurance with respect to the Asset Entities’ business without cost to the Collateral Agent (the “Insurance Policies”):

(i)       Commercial general liability insurance, including coverage for death, bodily injury, property damage, premises and operations, and contractual liability, with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year; and

(ii)        An umbrella/excess liability policy with a limit of not less than $10,000,000 per occurrence/claim, which policy shall include such additional coverages and insured risks which are acceptable to the Manager.

(b)       All Insurance Policies shall be in content (including endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Manager from time to time and, to the extent permissible, shall name the Collateral Agent not in its individual capacity but solely in its capacity as the Collateral Agent on behalf of the Secured Parties and its successors and assignees as their interests may appear as an “additional insured” (and, if applicable, “loss payee”) for each of the policies under this Section 6.5 and shall contain a waiver of subrogation clause reasonably acceptable to the Manager.

(c)         All Insurance Policies shall provide, to the extent permissible, that the coverage shall not be materially reduced by Manager, Parent or any Asset Entity without ten (10) days’ advance written notice to the Administrative Agent and the Collateral Agent and shall provide that no proceeds, if any, with respect to claims arising out of physical damage to the Fiber Network Assets shall be paid thereunder to a Person other than the Asset Entities and the Administrative Agent, as loss payee, without ten (10) days’ advance written notice to the Administrative Agent and the Collateral Agent and the Manager.

(d)         The Borrower may obtain any insurance required by this Section 6.5 through blanket policies; provided that such blanket policies shall afford the Administrative Agent the same protections under this Section 6.5. If a blanket policy is issued, upon written request from the Administrative Agent, a copy of said policy shall be furnished to the Administrative Agent together with a certificate indicating that the Collateral Agent, not in its individual capacity but solely in its capacity as the Collateral Agent, is an additional insured (and, if applicable, loss payee) under such policy in the designated amount.  Any policy delivered to the Administrative Agent shall be posted to the Collateral Agent’s website.

(e)         The Borrower shall deliver a copy of all Insurance Policies to the Administrative Agent and, in case of Insurance Policies about to expire, the Borrower shall deliver a copy of replacement policies satisfying the requirements hereof to the Administrative Agent within thirty (30) Business Days following the date of expiration; provided, however, within seven (7) Business Day following the date of expiration, the Borrower shall provide the Administrative Agent (if requested) with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to the Administrative Agent on an interim basis until a copy of the policy is available.  Any policy delivered to the Administrative Agent shall be posted to the Administrative Agent’s website.

(f)         An insurance company shall not be satisfactory unless such insurance company (a) is licensed or authorized to issue insurance in the state, territory or province where the applicable Fiber Network is located and (b) has a rating (x) by (i) S&P Global Ratings, (ii) Moody’s or (iii) Fitch of “BBB+” (or its equivalent) or better or (y) by A.M. Best Rating Services, Inc. of “A-” (or its equivalent) or better; provided that if the rating of any such insurer is withdrawn or downgraded below “A-” (or its equivalent) by any applicable rating agency, then such insurer must have a rating by Fitch of “BBB” or “F2” or better.  Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder if both such carrier is reasonably acceptable to the Manager and the Administrative Agent.

(g)        The Borrower shall furnish the Administrative Agent receipts for the payment of premiums on such Insurance Policies or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h)         If applicable, losses shall be payable to the Collateral Agent pursuant to a standard loss payable clause in its favor; provided that the parties hereto acknowledge that coverage will not continue in effect if the applicable insurance carrier(s) are not notified of changes in ownership or substantial increase in risk prior to the loss in accordance with the policy.  For purposes of determining whether the required insurance coverage is being maintained hereunder, the Administrative Agent shall be entitled to rely solely on a certification thereof furnished to it by the Borrower or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto.  The Insurance Policies shall not contain any deductible (excluding self-insured retention amounts) in excess of $5,000,000. For the avoidance of doubt, in no event shall the Administrative Agent or the Collateral Agent have any duty to monitor the Borrower’s compliance with or to review any documents delivered in connection with this Section 6.5.

6.6         Operation and Maintenance of the Fiber Networks.

(a)         The Borrower shall cause each Asset Entity to maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of such Asset Entity, including the applicable Fiber Networks, and to make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  All work required or permitted under this Agreement shall be performed in a workmanlike manner and in compliance with all Applicable Law except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)         In the event of condemnation, casualty or loss with respect to the Fiber Network Assets or other property of any Asset Entity at any Fiber Network, the Borrower shall give prompt written notice, and in any event within three (3) Business Days of obtaining Knowledge thereof, of any such condemnation, casualty or loss exceeding $2,000,000 to the insurance carrier (if applicable) and the Administrative Agent and the Collateral Agent.

In the event of condemnation, casualty or loss with respect to the Fiber Network Assets or other property of the Asset Entities at any of the Fiber Networks (each, a “Casualty Event”), all Insurance Proceeds in connection therewith in excess of $1,000,000 shall be deposited into the Insurance Proceeds Account and made available to the Asset Entities to repair and restore the Fiber Networks at least substantially to the Pre-Existing Condition (a “Restoration”) or reimburse the Asset Entities or the Manager, as applicable, for amounts previously spent to Restore the Fiber Networks if: (i) no Event of Default then exists; (ii) unless the applicable restoration has already occurred, the Manager determines that there will be sufficient funds to complete the Restoration of the Fiber Network Assets or other property of the Asset Entities at the Fiber Networks to at least substantially the condition it was in immediately prior to such event (excluding replacement of obsolete assets which are not required in connection with operating the applicable Fiber Network) (the “Pre-Existing Condition”) and in compliance with Applicable Law and to timely make all payments due under the Transaction Documents during the Restoration of the affected Fiber Network Assets or other property of the Asset Entity at the Fiber Network; and (iii) unless the applicable restoration has already occurred, the Manager determines that the Restoration of the affected Fiber Network Assets or other property of the Asset Entities at the Fiber Network will be completed no later than six months prior to the latest anticipated repayment date of any Term Loans then outstanding.  If any of the foregoing clauses (i) through (iii) are not satisfied (which for purposes of clauses (ii) and (iii) will be deemed not satisfied upon delivery by the Manager to the Borrower and the Collateral Agent of written notice of its determination that such conditions are not satisfied), the related Insurance Proceeds shall be transferred to the Collection Account on such Payment Date for distribution pursuant to the Priority of Payments.

Notwithstanding the foregoing to the contrary, the Borrower, in its reasonable discretion, and within thirty (30) days of receipt of such Insurance Proceeds into the Insurance Proceeds Account, if any, may elect by a notice to the Manager and the Administrative Agent not to restore or replace the Fiber Network Assets or other property of the Asset Entities at the Fiber Network, in which event all related Insurance Proceeds held in the Insurance Proceeds Account, after reimbursing any amounts due to the Manager and the Collateral Agent, the Manager shall direct the Collateral Agent in writing to transfer the related Insurance Proceeds to the Collection Account on such Payment Date for distribution pursuant to the Priority of Payments.

The Borrower hereby authorizes and empowers (without obligation) the Manager as attorney-in-fact for the Asset Entities (jointly with the Manager unless an Event of Default has occurred and is continuing), or any of them, with respect to Insurance Proceeds in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds (to be held in the Insurance Proceeds Account in accordance with the preceding paragraphs of this Section 6.6(b)), and to deduct therefrom the Collateral Agent’s and the Manager’s reasonable expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section 6.6 shall require the Collateral Agent or the Manager to incur any expense or take any action hereunder.

In connection with any determination required to be made by the Manager pursuant to this Section 6.6, the Manager shall be entitled to request and conclusively rely on any determination made by the Manager or a certificate or opinion from an independent certified public accountant or other expert appointed in connection with its determination to direct the Collateral Agent with respect to such application of Insurance Proceeds and the Manager shall have no liability for either (i) making any such determination solely on the basis of any such determinations made by the Manager or such certificates or opinions requested and received by it or (ii) failing to make such determination in the absence of its receipt of such determination of the Manager and such certificates or opinions.

(c)        The Collateral Agent shall not be obligated to disburse Insurance Proceeds more frequently than once every calendar month or without written direction from the Manager or Borrower.  If Insurance Proceeds are applied as an Additional Principal Payment Amount, such application shall not extend or postpone the due dates of any under the Transaction Documents, or change the amounts of such payments.  If the Collateral Agent acquires ownership of any Collateral, the Collateral Agent shall have all of the right, title and interest of the applicable Asset Entity in and to any Insurance Proceeds and unearned premiums on insurance policies relating to such Collateral.

(d)         In no event shall the Collateral Agent be obligated to make disbursements of Insurance Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Borrower, less a retainage equal to the greater of (x) the actual retainage required pursuant to the applicable contract, or (y) 10% of such costs incurred until the Restoration has been completed.  The retainage shall in no event be less than the amount actually held back by the Asset Entities from contractors, subcontractors and materialmen engaged in the Restoration.  The retainage shall not be released until the Restoration has been completed in accordance with the provisions of this Section 6.6 and that all approvals necessary for the use of the Fiber Network have been obtained from all appropriate Governmental Authorities, and the Borrower delivers to the Manager final lien waivers and such other evidence reasonably satisfactory to the Manager that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

6.7       Inspection.  The Borrower shall permit, and shall cause each Loan Party to permit, any authorized representative designated by the Requisite Lenders and reasonably acceptable to the Borrower to visit and inspect at such reasonable times during normal business hours its Fiber Network Assets and its business, including its financial and accounting records, and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours to be agreed, and in each case upon reasonable advance notice to the Borrower; provided that, any such inspection visit is (x) conducted in such a manner as to not unreasonably interfere with such Loan Party’s business and (y) only to the extent permitted under the relevant Fiber Network Underlying Rights Agreement, if applicable; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted.  Unless an Event of Default has occurred and is continuing, the Requisite Lenders shall not be entitled to more than one (1) such visit and inspection per calendar year, and shall provide reasonable advance written notice prior to any such visit or inspection.

6.8         Compliance with Legal and Other Obligations.

Each Loan Party shall, and shall cause each Asset Entity to, (A) comply with the requirements of all present and future Applicable Laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it conducts business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any Asset Entity, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation except to the extent the failure to so observe, comply or fulfill such could not reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties or any of their respective Subsidiaries shall knowingly become an AIF or a manager of an AIF.

6.9         Further Assurances; Additional Loan Parties.

The Borrower shall, and shall cause each Asset Entity to, from time to time, execute or deliver such documents, instruments, agreements, financing statements, and perform such acts as might be necessary to evidence, preserve or protect the Collateral at any time securing or intended to secure the Obligations or to better and more effectively carry out the purposes of the Transaction Documents.  The Asset Entities shall file or cause to be filed all documents (including all financing statements) required to be filed by the terms of the Transaction Documents.  In furtherance of the foregoing, the Asset Entities shall use commercially reasonable efforts to ensure that UCC-3 termination statements are filed as soon as practicable following the Closing Date with respect to all UCC-1 financing statements filed with respect to Indebtedness previously secured by any portion of the Collateral that was paid off or defeased on the Closing Date.

Notwithstanding the foregoing, the Asset Entities shall not be required to take any action to perfect the Collateral Agent’s security interest, other than the filing of the financing statements in the jurisdictions of organization of each of the Asset Entities and each of the Guarantors, as well as the filing of “transmitting utility” financing statements in the applicable filing office of the state in which the applicable Collateral is located.  No mortgage, deed of trust or similar filings shall be required in respect of the Notes or the Collateral.

6.10       Use of Proceeds.  The Borrower shall use the proceeds of the Term Loans (i) to finance all or a portion of the Transactions (including (x) the purchase price for the Fiber Network Assets Transfers and/or (y) any fees required to be paid on or after the Closing Date and the payment of the other Transaction Costs) (or, in each case, to reimburse Parent for any such payments), (ii) for distribution to Parent to repay Indebtedness in connection with contributions of additional Collateral pursuant to Section 2.19 and (iii) for working capital and other general corporate purposes.

6.11       Performance of Agreements.  The Borrower shall, and shall cause each Asset Entity to, duly and timely perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all material agreements and material customer agreements and (iii) all other agreements (including Fiber Network Underlying Rights Agreements) entered into or assumed by such Person in connection with the Fiber Networks, and will not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing, except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 6.11 would not reasonably be expected to have a Material Adverse Effect.  No Asset Entity shall consent to any amendment, waiver or termination of, or with respect to, any Transaction Document (or any agreement which requires consent of any Asset Entity to amend under the terms of any Transaction Document) without consent of the Administrative Agent if so required.

6.12       Cash Management Systems.

(a)        On or prior to the first Credit Date, Borrower shall establish the Collection Account, the Reserve Accounts and the Insurance Proceeds Account, each as a non-interest bearing segregated trust account and Eligible Account under the sole dominion and control of the Collateral Agent (which dominion and control may be exercised by the Manager as provided by the express terms of this Agreement or any other Transaction Document); and which may be invested in Permitted Investments in accordance with Section 6.12(h) below.

(b)        Parent covenants and agrees that at all times prior to the establishment of the Liquidity Reserve Account pursuant to Section 6.12(a), it will (i) hold in trust, for the benefit of the Secured Parties, an amount of cash equal to the Required Liquidity Reserve Amount (which cash shall be restricted in favor of the Collateral Agent) and (ii) upon demand by the Administrative Agent or Manager, transfer any portion to the Collection Account for application pursuant to the Priority of Payments or Section 6.13(d), as applicable.  Parent further agrees to provide, from time to time upon the reasonable request of Administrative Agent, such information as Administrative Agent may require to verify the amounts held in trust by Parent pursuant to this Section 6.12(b).  Upon the establishment of the Liquidity Reserve Account pursuant to Section 6.12(a), Parent shall transfer the Required Liquidity Reserve Amount to the Liquidity Reserve Account, at which time the obligations of Parent set forth in this Section 6.12(b) shall automatically cease and terminate, and Parent shall have no further obligations under this Agreement.

(c)       If any Eligible Account ceases to be an Eligible Account, within forty-five (45) days (or such later date approved by the Administrative Agent) of obtaining Knowledge thereof, the Borrower shall (i) establish a new Account, as applicable, that is an Eligible Account and (ii) cause the depositary maintaining such new Account, to assume the obligations of the existing Collateral Agent under this Agreement.

(d)         On and after the first Credit Date, the Manager will direct all Customers to pay all Collections (other than Excluded Amounts) directly into either (i) certain accounts maintained in the name of the Manager or other Affiliate (the “Frontier Accounts” and Collections directly deposited therein by Customers, “Frontier Account Collections”) or (ii) the Control Accounts (Collections directly deposited into the Control Accounts by Customers, “Control Account Collections”), and thereafter any Frontier Account Collections shall be deemed to be held in trust by the Manager on behalf of the Loan Parties and the Frontier Accounts shall be subject to account control agreements in favor of the Collateral Agent by no later than ninety (90) days after the Closing Date; provided, however, that the Manager will not be required to enter into account control agreements with respect to Frontier Accounts that the Manager reasonably expects will contain a non-material amount of Retained Collections from time to time; provided further, that to the extent any of the Frontier Accounts are already subject to account control agreements in favor of the Collateral Agent, the Borrower shall cause each such Frontier Account to be subject to an amended and restated account control agreement in favor of the Collateral Agent by no later than ninety (90) days after the Closing Date; provided further, that the Manager will not permit any such Frontier Account to be subject to an account control agreement in favor of a third-party trustee, collateral agent or other similar Person unless the Collateral Agent is also party thereto with respect to its interest in the Retained Collections (and, for the avoidance of doubt and anything herein to the contrary notwithstanding, no such account control agreement or related security interest with respect to funds credited to any such Frontier Account shall be deemed to constitute a lien with respect to the Collateral), it being agreed that the Manager and the Borrower shall have 90 days after the Closing Date to amend the existing account control agreements with respect to the Frontier Accounts in favor of the indenture trustee under the Frontier Note Indenture in order to add the Collateral Agent as a secured party with respect to Retained Collections included in the Frontier Account Collections; provided, further, that the Manager may terminate, or permit to be terminated, any Frontier Account and any account control agreement with respect to such Frontier Account if the Manager then reasonably expects that such Frontier Account will contain a non-material amount of Retained Collections from time to time (provided, that a “non-material amount” for purposes of this clause (d) shall be an amount equal to less than 0.50% of the aggregate amount of Retained Collections received in the last twelve (12) months).

(e)          The Manager will cause any Retained Collections relating to Frontier Account Collections to be remitted, within two (2) Business Days following receipt thereof (or, with respect to new customer deposits, initial installation fees, unidentified receipts and other miscellaneous amounts (“Miscellaneous Collections”), within two (2) Business Days following receipt and identification thereof), directly from the applicable Deposit Accounts into the Collection Account.  The Manager may (and in the case of clause (ii) below, shall) withdraw available amounts on deposit in the Control Accounts to make the following payments and deposits (i) as and when necessary, to pay to the applicable payee any Excluded Amounts; and (ii) within two (2) Business Days of receipt into such Control Accounts, all Retained Collections then on deposit in such Control Account to the Collection Account.  Notwithstanding anything herein to the contrary, any Retained Collections required under the Transaction Documents to be deposited into the Insurance Proceeds Account shall not be required to be deposited into the Collection Account until such time, if any, as they are released into the Collection Account as set forth in Section 6.6.  Notwithstanding anything to the contrary in this Agreement, any Collections received from Customers in the forms of checks or other physical means of payment shall be deemed to be received upon the deposit of the related funds in the applicable Frontier Account or other applicable Deposit Account.

(f)        Excluded Amounts will not be required to be transferred into the Collection Account, will not constitute Collateral regardless of whether such amounts are deposited into any Account, and will therefore not be available to pay interest on and principal of the Notes; provided, that (i) cash capital contributions as set forth in clause (b) of the definition of Excluded Amounts may be applied in the manner designated by the Manager (including to be transferred into the Collection Account or to pay interest on and principal of the Term Loans) and (ii) any Excluded Amounts inadvertently held in the Collection Account may be used for the purposes described in the definition of Excluded Amounts.  The Manager, acting on behalf of the Loan Parties, will direct the Collateral Agent in writing to withdraw from the applicable Trust Account (or the Manager will draw upon any Liquidity Reserve Letter of Credit) and distribute to the Manager (i) amounts deposited into the Collection Account in error or other Excluded Amounts that are not intended to be on deposit in the Collection Account or any Reserve Account or (ii) amounts on deposit in the Liquidity Reserve Account (or available under any Liquidity Reserve Letter of Credit) in order for the Manager to pay any due and unpaid Reserved Fixed Costs.  Upon receipt of any such written direction from the Manager (each, a “Direction Letter”), the Collateral Agent shall promptly, and in any event within two (2) Business Days of receipt, disburse the funds specified in the Direction Letter to the Manager who shall, if applicable, cause the payment of such amounts to the applicable recipients thereof.  Neither the Collateral Agent nor the Administrative Agent shall have any duty or obligation to ascertain whether Manager or any Loan Party is authorized or permitted to direct the Collateral Agent or the Administrative Agent or whether such direction complies with the terms of the Transaction Documents, and neither the Collateral Agent nor the Administrative Agent shall be liable for acting in accordance with any such direction.

(g)         During a Rapid Amortization Period or if an Event of Default has occurred and is continuing, the Collateral Agent shall, from time to time and solely in accordance with a Direction Letter, without regard to the limitations described under Section 2.11, make withdrawals from the Collection Account to pay or reimburse the Administrative Agent and the Collateral Agent for any amounts then due to such Persons under the Transaction Documents.  To the extent that the Collateral Agent makes any withdrawals to make payments of amounts in the manner described in this clause (g), such amounts shall not be included in the Manager Report to be paid on any subsequent Payment Date pursuant to the Priority of Payments.

(h)         Sums on deposit in the Collection Account, Loan Account and the Reserve Accounts shall be invested in Permitted Investments.  Each of the Permitted Investments may be purchased by the Collateral Agent (or the Collateral Agent in respect of the Loan Account) or through an Affiliate of the Collateral Agent (or the Collateral Agent in respect of the Loan Account).  Except during the continuance of an Event of Default, the Manager, acting on behalf of the Borrower, shall have the right to direct the Collateral Agent (or the Collateral Agent in respect of the Loan Account) in writing, which may be through standing instructions, to invest sums on deposit in the Collection Account, Loan Account or the Reserve Accounts in Permitted Investments (absent specific instruction otherwise, the funds in each of such accounts will be invested in the Standby Investment); provided, however, in no event shall the Manager direct the Collateral Agent (or the Collateral Agent in respect of the Loan Account) to make a Permitted Investment if the maturity or liquidation date of that Permitted Investment is later than the Business Day prior to the date on which the invested sums are required for payment of an obligation for which the Account was created.  In the absence of such written instruction, such funds shall remain uninvested.  After an Event of Default of which a Responsible Officer of the Collateral Agent (or the Collateral Agent in respect of the Loan Account) shall have received written notice thereof and during the continuance thereof, sums on deposit in the Collection Account, Loan Account and the Reserve Accounts shall remain uninvested, unless otherwise directed in writing by the Requisite Lenders.  The Loan Parties hereby irrevocably authorize the Collateral Agent to apply any interest or income earned from Permitted Investments to the Collection Account and the respective Reserve Accounts in accordance with the priorities set forth in Section 2.11 hereof with any such interest or income available on any Payment Date being deemed to be attributable to the immediately preceding Collection Period for such purposes.  The Loan Parties shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments.  The Collection Account, the Loan Account and the Reserve Accounts shall be assigned the federal tax identification number of the Borrower.  In no event shall the Collateral Agent be responsible for, or incur any liability with respect to, any investment losses on investments made in accordance with the terms of this Agreement.

6.13       Liquidity Reserve.

(a)         The Collateral Agent, based solely on the information and amounts set forth in the related Manager Report, shall deposit to the extent available funds available for such purpose under the Priority of Payments on each Payment Date into the Liquidity Reserve Account any amounts necessary to make the amount on deposit therein (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such Payment Date) plus the Undrawn L/C Face Amount of any Liquidity Reserve Letter of Credit, equal to the Required Liquidity Reserve Amount.  If on any Payment Date such amounts exceed the Required Liquidity Reserve Amount, the Loan Parties (or the Manager on their behalf) will direct the Collateral Agent in writing to transfer such excess amount then on deposit in the Liquidity Reserve Account (a “Liquidity Reserve Release Amount”) to the Collection Account for distribution in accordance with the Priority of Payments on such Payment Date.

(b)         Each Liquidity Reserve Letter of Credit (i) shall name each of the Manager and the Collateral Agent, for the benefit of the Secured Parties, as the beneficiaries thereof; (ii) shall allow the Collateral Agent or the Manager on the Collateral Agent’s behalf to submit a notice of drawing in respect of such Liquidity Reserve Letter of Credit whenever amounts would otherwise be required to be withdrawn from the Liquidity Reserve Account pursuant to this Agreement; (iii) shall have an expiration date of no later than ten (10) Business Days prior to the Maturity Date; and (d) shall indicate by its terms that the proceeds in respect of drawings under such Liquidity Reserve Letter of Credit will be paid directly into the Liquidity Reserve Account.

(c)         If the Liquidity Reserve Draw Amount, as set forth in the Manager Report delivered on the Reporting Date immediately preceding any Payment Date, is greater than zero, (i) the Manager Report shall direct the Collateral Agent to withdraw from the Liquidity Reserve Account, on such Payment Date, an amount equal to the lesser of (x) the Liquidity Reserve Draw Amount and (y) the amount on deposit in the Liquidity Reserve Account, and (ii) to the extent that the amount set forth in clause (i) is less than the Liquidity Reserve Draw Amount set forth in such Manager Report, the Manager (on behalf of the Collateral Agent) shall draw on any Liquidity Reserve Letters of Credit in an amount equal to such shortfall, and, in each case, shall cause such amounts to be deposited into the Collection Account on or prior to such Payment Date.

(d)       The Manager, acting on behalf of the Loan Parties, will direct the Collateral Agent in a Direction Letter to distribute to the Manager amounts on deposit in the Liquidity Reserve Account (or direct the Manager to distribute amounts available under any Liquidity Reserve Letter of Credit) in order for the Manager to pay any due and unpaid Reserved Fixed Costs.

(e)         If, on any day when a Liquidity Reserve Letter of Credit is outstanding, a Rapid Amortization Period or an Event of Default occurs and is continuing, then, no later than the Business Day following the occurrence of such Rapid Amortization Period or Event of Default, the Manager (on behalf of the Collateral Agent) shall (i) submit a notice of drawing under such Liquidity Reserve Letter of Credit, with a copy to the Administrative Agent and the Borrower, and (ii) use the proceeds of such drawing to fund the Liquidity Reserve Account in an amount equal to the amount by which the Required Liquidity Amount exceeds the amounts on deposit in the Liquidity Reserve Account (without taking into consideration the amount of any Retained Collections Contributions on deposit therein) on such date (calculated as if such Liquidity Reserve Letter of Credit had not been issued).

(f)          If, on the date that is five Business Days prior to the expiration of any Liquidity Reserve Letter of Credit, such Liquidity Reserve Letter of Credit has not been replaced or renewed and is not scheduled to renew automatically pursuant to its terms, and the Borrower has not otherwise deposited funds into the Liquidity Reserve Account in an amount equal to the amount by which the Required Liquidity Amount exceeds the sum of (i) the amounts on deposit in the Liquidity Reserve Account on such date (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such date) and (ii) the amount available to be drawn under any other Liquidity Reserve Letters of Credit (that will not expire within such five Business Day period) on such date (such excess amount, the “Liquidity Reserve Deficiency Amount”), the Manager (on behalf of the Collateral Agent) shall (i) submit a notice of drawing under such Liquidity Reserve Letter of Credit, with a copy to the Administrative Agent and Borrower, and (ii) use the proceeds thereof to fund a deposit into the Liquidity Reserve Account in an amount equal to the Liquidity Reserve Deficiency Amount.

(g)          If, on any day a Liquidity Reserve Letter of Credit is outstanding, such Liquidity Reserve Letter of Credit becomes an Ineligible Liquidity Reserve Letter of Credit, then (a) on the fifth (5th) Business Day after such day, either (i) the Borrower shall fund a deposit into the Liquidity Reserve Account, or (ii) the Manager (on behalf of the Collateral Agent) will submit a notice of drawing under such Liquidity Reserve Letter(s) of Credit and apply the proceeds of such drawing to fund the Liquidity Reserve Account, in either case in an amount equal to the Liquidity Reserve Deficiency Amount on such date, in each case calculated as if such Liquidity Reserve Letter(s) of Credit had not been issued or (b) prior to the fifth (5th) Business Day after such day, the Borrower shall obtain one or more replacement Liquidity Reserve Letters of Credit (that is not an Ineligible Liquidity Reserve Letter of Credit) on substantially the same terms as each such Liquidity Reserve Letter of Credit being replaced.

(h)       In the event that a Liquidity Reserve Letter of Credit has been issued in full or partial satisfaction of the Required Liquidity Amount, the Borrower shall be entitled to submit an amendment to such Liquidity Reserve Letter of Credit and/or the excess amount of the related Liquidity Reserve Letter of Credit may be reduced by delivering a replacement or amended Liquidity Reserve Letter of Credit to the Manager reflecting such reduced amount.  If the existing Liquidity Reserve Letter of Credit is so amended, the Collateral Agent and the Manager shall execute or acknowledge such amendment based solely on the written direction to do so and confirmation from the Manager (in the form of an Officer’s Certificate) acting in accordance with the Operation Standards as to the amount reflected in such amendment being at least equal difference between the Required Liquidity Amount and the amount on deposit in the Liquidity Reserve Account as of the immediately following Payment Date (after the allocation of all amounts on such Payment Date pursuant to the Priority of Payments).  The Manager will (without the consent of any Secured Party) deliver to the Issuing Bank any replaced Liquidity Reserve Letter of Credit for termination simultaneously with the receipt by the Collateral Agent and the Manager of the related replacement Liquidity Reserve Letter of Credit, upon the Collateral Agent’s and the Manager’s receipt of the written confirmation from the Manager (in the form of an Officer’s Certificate) acting in accordance with the Operation Standards that no deficit in the Required Liquidity Amount will exist on the immediately following Payment Date (after the allocation of all amounts on such Payment Date pursuant to the Priority of Payments).

6.14       Advance Fees Reserve Account.

(a)          On or prior to the first Credit Date, the Borrower (or the Manager on its behalf) shall fund the Advance Fees Reserve Account in an amount equal to the amount of the Advance Fees, if any, then in existence (for the avoidance of doubt, net of any such Advance Fees constituting Released Advance Fees as of the Closing Date) (the “Pre-Closing Date Advance Fees”).

(b)         On each Payment Date following the first Credit Date, immediately prior to the allocation of funds in the Collection Account in accordance with the Priority of Payments on such Payment Date, and in accordance with the Manager Report delivered on the Reporting Date immediately preceding such Payment Date, (i) the Collateral Agent shall, solely in accordance with the Manager Report for such Payment Date, transfer the amount of any Advance Fees (other than Released Advance Fees) with respect to the immediately preceding Collection Period from the Collection Account to the Advance Fees Reserve Account, and (ii) the Collateral Agent shall transfer any Released Advance Fees from the Advance Fees Reserve Account to the Collection Account, and such Released Advance Fees shall constitute Retained Collections with respect to such Collection Period.

(c)          To the extent that, on any Payment Date, the Manager determines in good faith and in accordance with the Operation Standards that either (i) it will not be required to provide any billing credit with respect to any Advance Fees in respect of a Customer (for the avoidance of doubt, including any Pre-Closing Date Advance Fees) or (ii) it was or will be required to apply billing credits with respect to such Advance Fees to the account of such Customer, then in either such case, upon designation as such in the Manager Report, such Advance Fees will become “Released Advance Fees” with respect to such Payment Date.

6.15      Maintenance of Books and Records..  The Borrower shall, and shall cause the Asset Entities to, maintain and implement administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Borrower shall, and shall cause the Asset Entities to, keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under Applicable Law.

6.16      Risk Retention.  The Borrower will use commercially reasonable efforts to cause the “SR Retention Holder” to comply with the provisions of the Risk Retention Letter.

6.17      Management Agreement.  On and after the first Credit Date: the Manager and the Loan Parties shall have entered into the Management Agreement and:

(i)        The Borrower shall, and shall cause the Asset Entities to, (A) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Asset Entity to be performed and observed and (B) promptly notify the Administrative Agent of any notice to any of the Asset Entities of any material default under the Management Agreement of which it has Knowledge.  If any Asset Entity shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of such Asset Entity to be performed or observed, then, without limiting the Administrative Agent’s other rights or remedies under this Agreement or the other Transaction Documents, and without waiving or releasing such Asset Entity from any of its obligations hereunder or under the Management Agreement, the Borrower grants the Administrative Agent on its behalf the right, upon prior written notice to such Asset Entity, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of such Asset Entity to be performed or observed; provided that neither the Administrative Agent nor the Manager will be under any obligation to pay such sums or perform such acts.

(ii)         The Borrower shall not permit the Asset Entities to surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, to amend, modify or waive the Management Agreement, or enter into any other management agreement with any new manager, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the consent of the Requisite Lenders.

(iii)       Each of the Administrative Agent and the Collateral Agent is permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), at the cost of the Manager or the Borrower, in performing its obligations under the Transaction Documents, including Fiber Network management, operation, and maintenance; Fiber Network Asset dispositions and releases; any restoration or remedial work; and confirmation of compliance by the Borrower with the provisions hereunder and under the other Transaction Documents and neither the Collateral Agent nor the Administrative Agent shall have any liability with respect thereto.

6.18       Interest Rate Protection.  The Borrower shall enter into one or more Interest Rate Protection Agreements the extent that the Debt Service Coverage Ratio is less than the Minimum DSCR Draw Ratio with respect to any Determination Date within thirty (30) days after such Determination Date (provided that if the Borrower is using commercially reasonable efforts during such thirty-day period and is unable to enter into such Interest Rate Protection Agreements meeting the requirements of this Section 6.18 in such period, it shall have an additional ten (10) Business Days to enter into such Interest Rate Protection Agreements) (or, in each case such later date agreed to by the Administrative Agent), which Interest Rate Protection Agreements (i) shall remain in effect until the later of (x) sixty (60) days after such Interest Rate Protection Agreement is entered into and (y) the next Determination Date for which the Debt Service Coverage Ratio is greater than or equal to the Minimum DSCR Draw Ratio (and the tenor of each Interest Rate Protection Agreement may reflect the Borrower’s good faith estimate of the next Determination Date on which it expects to be able to terminate such Interest Rate Protection Agreement), (ii) shall have a strike rate that is reasonably expected to satisfy a DSCR of no less than 2:00:1.00, determined by the Borrower in good faith as of the date of entry into such Interest Rate Protection Agreement, (iii) shall have an aggregate notional amount equal to no less than 75% of the Total Outstandings as of each date such Interest Rate Protection Agreements are in effect, (iv) be required to be purchased in sequence in connection with draws on the Term Loans and (v) shall otherwise be on prevailing market terms (as determined by the Borrower in good faith) (or otherwise be in form and substance reasonably satisfactory to the Administrative Agent).  Any amounts received by the Borrower pursuant to any Interest Rate Protection Agreement (other than payments related solely to the termination or unwinding of an Interest Rate Protection Agreement) shall be deposited in the Collection Account (or another Control Account determined by the Borrower) for distribution in accordance with the Priority of Payments.  The Borrower shall furnish a copy of such Interest Rate Protection Agreement within five (5) Business Days of the execution and delivery thereof (or such later date as agreed to by the Administrative Agent).

6.19       Post-Closing Actions.  The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete (i) the requirements provided for Frontier Accounts and Control Account Collections in Section 6.12(d) and (ii) each of the actions described on Schedule 6.19 by no later than the date set forth therein (or such later date as the Administrative Agent or Requisite Lenders may agree in writing).  This Section 6.19 shall be deemed to qualify the representations, warranties, covenants and other agreements in the Transaction Documents such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.19 prior to the time by which such actions are required to be taken pursuant to this Section 6.19.

6.20       Separateness Covenants.  Each of Holdings and the Borrower agrees that it will, and will cause the Guarantors to (as applicable):

(a)        except for properties, or interests therein, which such Asset Entity has sold and for which such Asset Entity has no continuing obligations or liabilities, will not own any assets other than (i) with respect to each Asset Entity, the direct or indirect ownership interests in any Additional Asset Entities, the Fiber Network Assets, the Customer Agreements, other property interests and related property (including, for the avoidance of doubt, any such assets contributed to such Asset Entity after the Closing Date) (the “Underlying Interests”) and (ii) with respect to the Borrower, direct or indirect ownership interests in the Asset Entities (for the avoidance of doubt, other than any Asset Entities owned directly or indirectly by the Guarantor) and related property or such incidental assets as are necessary to enable it to discharge its obligations with respect to the Asset Entities (the “Asset Entity Interests”);

(b)        will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Underlying Interests or the Asset Entity Interests, as applicable;

(c)          will not enter into any contract or agreement with any Related party except in the ordinary course of business and upon terms and conditions that would be available on an arm’s-length basis with third parties other than a Related party (it being understood and agreed that the Management Agreement and the other Transaction Documents comply with this covenant);

(d)         has not incurred any Indebtedness that remains outstanding as of the date such Asset Entity first became a party to the Transaction Documents and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than, in each case, Permitted Indebtedness;

(e)         has not made any loans or advances to any Person (other than among the Asset Entities) that remain outstanding as of the date such Asset Entity first became a party to the Transaction Documents and will not make any loan or advance to any Person (including any of its Affiliates) other than another Asset Entity, and has not acquired and will not acquire obligations or securities of any Related party, in each case, except as expressly permitted by the Transaction Documents;

(f)          is and intends to remain solvent and, except as expressly contemplated by the Transaction Documents, to pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due, and intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require any member of an Asset Entity to make additional capital contributions or provide other financial support to such Asset Entity;

(g)         will do all things necessary to preserve its existence and will not, nor will any Related party or other Asset Entity, amend, modify or otherwise change such Asset Entity’s articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents in any manner with respect to the matters set forth in this Article VIII except as otherwise permitted under such organizational documents;

(h)         shall continuously maintain its qualifications to do business in all jurisdictions necessary to carry on its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(i)          will conduct and operate its business as presently contemplated with respect to the ownership of the Underlying Interests or the Asset Entity Interests, as applicable;

(j)          will maintain books and records and bank accounts (other than bank accounts established hereunder, established by the Manager pursuant to the Management Agreement or, prior to the date such Asset Entity first became a party to the Transaction Documents, bank accounts established in connection with other financing transactions) separate from those of its Related Parties and any other Person (other than the Asset Entities and the Guarantors) (provided, that Collections may be received into Frontier Accounts in accordance with the terms of this Agreement) and will maintain consolidated financial statements of the Borrower and its subsidiaries that are separate from the Related Parties (it being understood that the Asset Entities’ assets may also be included in consolidated financial statements of Related Parties; provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Asset Entities from such Related Parties and to indicate that the Asset Entities’ assets and credit are not available to satisfy the debts and other obligations of such Related Parties or any other Person (other than the Asset Entities and the Guarantors) and (ii) such assets shall also be included in the Borrower’s own separate consolidated financial statements to be delivered pursuant to Section 6.1);

(k)          will hold itself out to the public as a legal entity separate and distinct from its Related Parties and any other Person (other than the Asset Entities and the Guarantors), and not as a department or division of any Person (other than the other Asset Entities and the Guarantors) and will correct any known misunderstandings regarding its existence as a separate legal entity;

(l)        has not required and will not require any employees to conduct its business operations; provided, however, that any expenses related to the conduct of its business operations have been paid and will be paid solely from its own funds (or by the Manager pursuant to the terms set forth herein and in the Management Agreement);

(m)         will allocate, fairly and reasonably any shared expenses with Related Parties (including shared office space);

(n)         will file all such separate tax returns with respect to an Asset Entity that are required under applicable law, to the extent it is (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division, for tax purposes, of another taxpayer or otherwise disregarded for tax purposes, and pay any taxes so required to be paid under applicable law; provided that, in the event that such Asset Entity is included within a consolidated tax return of its parent or any other Affiliate, the existence of the Asset Entity and the ownership of the assets of the Asset Entity shall be disclosed in such consolidated tax return;

(o)         intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require its respective member to make additional capital contributions to such Asset Entity;

(p)          will not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;

(q)      except as otherwise permitted in the Transaction Documents, will not enter into any transaction of merger, consolidation, amalgamation, sell all or substantially all of its assets or acquire by purchase or otherwise all or substantially all of the business or assets (unless in the case of an asset acquisition, all such assets consist of Fiber Network Assets, Customer Agreements and any related property) of or any stock or beneficial ownership of, any Person;

(r)          will not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than, with respect to the Asset Entities, each other Asset Entity, or as may be held by the Manager, as agent, for each Asset Entity pursuant to the terms of the Management Agreement or as expressly permitted by any Transaction Document);

(s)        will maintain its assets in such a manner that it is not unreasonably costly or unreasonably difficult to segregate, ascertain or identify its individual assets from those of any Related party;

(t)          will not hold itself out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations (x) of another Asset Entity, including the Obligations, (y) that are no longer outstanding on the later of the date hereof or the date on which an applicable Asset Entity becomes party to this Agreement or (z) as otherwise expressly contemplated by the Transaction Documents);

(u)         has not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Asset Entities) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Asset Entities) that remains outstanding;

(v)          will not pledge its assets to secure obligations of any other Person (other than the other Asset Entities);

(w)       except for funds deposited into the Trust Accounts or Frontier Accounts in accordance with the Transaction Documents and as otherwise contemplated by the Transaction Documents, shall not hold title to its assets other than in its name or in the name of another Asset Entity;

(x)         shall take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to (x) ensure that the assumptions and factual recitations set forth in the legal opinions delivered to Administrative Agent with respect to non-consolidation remain true and correct in all material respects with respect to it and (y) comply in all material respects with those procedures described in such provisions which are applicable to it;

(y)          will continue to conduct its business solely in its own name;

(z)          will continue to observe all limited liability company or other applicable corporate formalities; and

(aa)      since the date such Asset Entity first became a party to the Transaction Documents, has not formed, acquired or held any subsidiary (other than another Asset Entity) and will not form, acquire or hold any subsidiary (other than another Asset Entity).

VII.     NEGATIVE COVENANTS

From the Closing Date until the Termination Date, each Loan Party hereto hereby covenants and agrees that:

7.1       Indebtedness.  No Loan Party shall create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)          the Secured Obligations;

(b)         (i) unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness incurred in the financing of equipment or other personal property used in connection with any Fiber Network in the ordinary course of business, (iii) reimbursement obligations to the Manager and (iv) obligations incurred or created in the ordinary course of business in respect of (a) performance of statutory, regulatory or licensing obligations, surety or appeal bonds, performance bonds, bids or tenders, letters of credit, workers’ compensation, unemployment insurance and other social security legislation and liability to insurance carriers under insurance or self-insurance arrangements or (b) construction or other work on or operation of the Fiber Networks or under the Fiber Network Underlying Rights Agreements; provided, however, that (A) none of such trade payables or other Indebtedness is secured by a lien on the Collateral of the Asset Entities other than a Permitted Lien, (B) each such trade payable is payable not later than 60 days after the original invoice date and is not overdue by more than 30 days and (C) the aggregate amount of all Indebtedness referred to in this Section 7.1(b) does not, at any time, exceed an amount equal to 3% of the aggregate principal balance of the Term Loans; and

(c)          Indebtedness owed to any Loan Party.

In no event shall any Indebtedness (including any Permitted Indebtedness) other than the Secured Obligations be secured, in whole or in part, by the Collateral or other assets or any portion thereof or interest therein or any proceeds of any of the foregoing (other than Permitted Liens).

7.2         Liens; Negative Pledges.  No Loan Party shall create, incur, assume or permit to exist any Lien on or with respect to the Fiber Networks or any other Collateral, except for Permitted Liens.

7.3         Restricted Payments.No Loan Party shall make any Restricted Payment; provided, that any Loan Party may declare, pay or make, so long as no Event of Default shall have occurred and be continuing: (i) Permitted Affiliate Payments, (ii)  Restricted Payments paid to the Borrower or any of its direct or indirect Subsidiaries, (iii) Restricted Payments consisting of any part of an Excluded Amount and (iv) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Change of Control; provided that, if immediately after giving Pro Forma Effect to any such Permitted Change of Control and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Loan Parties (or any entity ceases to be a Loan Party), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 7.3 (and constitute utilization of such other Restricted Payment exception or capacity).

7.4         Transactions with Affiliates.

No Loan Party shall enter into or consummate any transaction of any kind with any of its Related Parties other than (i) the transactions contemplated hereby and by the other Transaction Documents (including, execution, delivery and performance of its obligations under the Management Agreement and the other Transaction Documents from time to time), (ii) Permitted Affiliate Transactions, (iii)  other transactions upon fair and reasonable terms materially no less favorable to such Loan Party than would be obtained in a comparable arms-length transaction with a non-Affiliate (as determined by the Borrower in good faith), (iv) Restricted Payments permitted by Section 7.3 and dispositions of Fiber Network Assets in accordance with Section 7.11, (v) transactions among the Loan Parties and their Subsidiaries and (vi) transactions undertaken or consummated or otherwise be subject to any Permitted Change of Control.

7.5         Restriction on Fundamental Changes.  Except as otherwise expressly permitted in this Agreement, the Borrower shall not, and shall not permit the Asset Entities to, (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, limited liability company agreements or other organizational documents so as to violate or permit the violation of the provisions of Section 6.20, unless required by law; or (ii) liquidate, wind-up or dissolve such Asset Entity; provided that nothing contained in this Section 7.5 shall restrict the merger, consolidation or amalgamation of one Asset Entity into another Asset Entity so long as the surviving entity is an Asset Entity.

7.6          ERISA.

(a)        No ERISA Plans.  The Borrower shall not, and shall not permit any Asset Entity to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b)       Compliance with ERISA.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall not, and shall not permit the Asset Entities to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with Applicable Laws, establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to the Loan Parties or increase the benefits obligation of the Loan Parties (including on behalf of any ERISA Affiliate thereof); provided that if the Borrower is in default of this covenant under subsection (i), the Borrower shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (y) the purchase or holding of such portion of the Notes by such Plan or the operation of the Borrower or the Asset Entities constitutes or results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law.

7.7         Contingent Obligations.  Other than Permitted Indebtedness, the Borrower shall not, and shall not permit the Asset Entities to, create or become or be liable with respect to any material Contingent Obligation.

7.8        Anti-Terrorism.  No Loan Party shall (a) be or become a Sanctioned Person, (b) engage in any dealings or transactions prohibited by anti-terrorism law, or otherwise be associated with any Sanctioned Person in any manner violative of any anti-terrorism law, or (c) use the proceeds of any Term Loan or Letter of Credit or contribute or otherwise make available such proceeds for the purpose of making payments in violation of Sanctions or any anti-terrorism law.

7.9         Bankruptcy, Receivers, Similar Matters.  An Asset Entity shall not apply for, consent to, aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any other Asset Entity.  As used in this Agreement, an “Involuntary Asset Entity Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Asset Entity is a debtor or any portion of the Collateral or other Frontier Fiber Business Assets is property of the estate therein.  An Asset Entity shall not file a petition for, consent to the filing of a petition for, aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Asset Entity Bankruptcy.  In any Involuntary Asset Entity Bankruptcy, the other Asset Entities shall not, without the prior written consent of the Administrative Agent (acting at the written direction of the Requisite Lenders) and the Collateral Agent, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and such Asset Entities shall not file or support any plan of reorganization.  In any Involuntary Asset Entity Bankruptcy, the other Asset Entities shall do all things reasonably requested by the Administrative Agent and the Collateral Agent to assist the Administrative Agent and the Collateral Agent in obtaining such relief as the Administrative Agent and the Collateral Agent shall seek, and shall in all events vote as directed by the Administrative Agent (acting at the written direction of the Requisite Lenders).  Without limitation of the foregoing, each such Asset Entity shall do all things reasonably requested by the Administrative Agent (acting at the written direction of the Requisite Lenders) to support any motion for relief from stay or plan of reorganization proposed or supported by the Administrative Agent (acting at the written direction of the Requisite Lenders). Environmental Remediation.  Each Loan Party agrees to commence, within thirty (30) days (or such shorter period as may be required by law) after written demand by the Administrative Agent (acting at the written direction of the Requisite Lenders) (solely after a Responsible Officer of the Manager receives written notice from any other party to the Transaction Documents that any Remedial Work with respect to any Fiber Network is required by applicable environmental law) and diligently prosecute to completion such Remedial Work (it being understood that such Asset Entity is not obligated to perform any such Remedial Work that a Site Owner or a Customer is contractually obligated to perform).  If an Asset Entity fails to timely commence and diligently pursue to completion any such Remedial Work with respect to any Fiber Network, the Administrative Agent (acting solely at the written direction of the Requisite Lenders) may (but will not be obligated to), upon 30 days prior notice to the Borrower of its intention to do so, cause such Remedial Work to be performed.  The Loan Parties agree to pay and reimburse the Administrative Agent for all expenses reasonably incurred by the Administrative Agent in connection with (a) monitoring, reviewing or performing such Remedial Work, (b) investigating potential environmental claims against the Asset Entities or (c) participating in any legal or administrative proceeding against the Asset Entities or their assets under applicable environmental law.  In connection with any Remedial Work with respect to any Fiber Network that is projected to cost in excess of $1,000,000, the applicable Asset Entity agrees to cause such Remedial Work to be performed by licensed contractors.

7.11       Disposition of Fiber Network Assets.

(a)          The Asset Entities shall not dispose or otherwise transfer Fiber Network Assets, except as expressly permitted in this Section 7.11 or Section 7.12.

(b)        The Asset Entities may dispose of Fiber Network Assets at any time to one or more persons (including Affiliates of the Asset Entities); provided that, unless a disposition is an Excepted Disposition (each such disposition that is not an Excepted Disposition, a “Release Price Disposition”), the Disposition Conditions are satisfied as certified to the Agents by the relevant Asset Entities or the Borrower, as applicable.  The Agents shall be entitled to conclusively rely on such certification with no obligation to verify or confirm the contents thereof and with no liability therefor.  In connection with each Release Price Disposition, the Borrower shall, as an Additional Principal Payment Amount, prepay the Notes in an amount equal to the applicable Release Price for the related Fiber Network Assets pursuant to Section 2.11(d).

(c)        In connection with any disposition permitted by this Section 7.11, the Manager shall have the right to (i) deliver an Officer’s Certificate to the Administrative Agent to the effect that any applicable conditions to such disposition have been (or will concurrently therewith be) satisfied and (ii) direct the Administrative Agent in writing to release any security interests associated with any disposed Fiber Network Assets, and the Collateral Agent shall thereupon take such actions as directed by the Administrative Agent in writing to release any security interests in the Collateral associated with the disposed Fiber Network Assets as the Borrower may reasonably request in writing with no obligation to verify or confirm the contents of such Officer’s Certificate or directions and with no liability therefor.

(d)         The Asset Entities will be permitted to make dispositions of real property interests owned by the Asset Entities that are not Fiber Network Assets without regard to the provisions applicable to dispositions set forth in this Section 7.11.

(e)         For purposes of this Section 7.11, the Borrower, in lieu of disposing individual Fiber Network Assets, may dispose (or, in the case of any Asset Entity owned directly or indirectly by the Guarantor, the Guarantor may dispose) of all, but not less than all, of the Equity Interests of an Asset Entity; provided that for purposes of this Section 7.11, the designation of all of the Fiber Networks owned by such Asset Entity otherwise would satisfy the requirements of this Section 7.11, and the Borrower (or, in the case of any Asset Entity owned directly or indirectly by the Guarantor, each of the Borrower, the Manager and the Guarantor, as applicable) complies with the provisions thereof as if it had disposed of such Fiber Network Assets individually.

7.12       Substitution of Contributed Neighborhoods The Asset Entities may at any time substitute one or more new Contributed Neighborhoods and all the related Fiber Network Assets and Customer Agreements for all or a portion of the existing Contributed Neighborhoods and all the related Fiber Network Assets and Customer Agreements; provided that (A) Administrative Agent has consented to such substitution in its reasonable discretion and (B) as certified in writing to the Agents by the Manager, (i) the Allocated Loan Amounts of the replaced Fiber Network Assets during any calendar year (other than those replaced to cure a default) do not in the aggregate exceed 5.00% of the aggregate balance of the Term Loans (with any unused portion of such limit being permitted to be carried over into the immediately succeeding calendar year subject to a limit of 25%); and (ii) after giving effect to such substitution, the DSCR is no less than the DSCR immediately prior to such substitution.  The Agents shall be entitled to fully rely on such certification with no obligation to verify or confirm the contents thereof and with no liability therefor.  In connection with any such substitution that is subject to the foregoing clauses (A) and (B), the Administrative Agent and the Collateral Agent will receive opinions of counsel (consistent with the opinions of counsel delivered on the Closing Date) as they may reasonably request.  For the avoidance of doubt, the foregoing is not intended to restrict ordinary course maintenance, upgrades and buildouts of existing Fiber Networks owned by the Asset Entities or the related decommissioning or disposal of obsolete, surplus or worn out property.

7.13       Fiber Network Underlying Agreements

(a)         Modification.  Except as provided in this Section 7.13, the Borrower shall not, and shall not permit the Asset Entities to, agree to any modification or amendment of any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any Fiber Network Underlying Rights Agreement, in each case without the prior written consent of the Manager, which consent shall not be unreasonably withheld, conditioned or delayed.  Any such attempted or purported material modification, amendment, or any surrender, termination, sale or assignment of any Fiber Network Underlying Rights Agreement without the Manager’s prior written consent shall be null and void and of no force or effect.  Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted, without the consent of the Agents, to:

(i)        Extend, shorten, expand or otherwise modify the terms of each Fiber Network Underlying Rights Agreement on commercially reasonable substantive and economic terms; or

(ii)        Terminate, modify or sell (including by way of assignment) any Fiber Network Underlying Rights Agreement which the Borrower reasonably deems necessary or advantageous in accordance with prudent business practices subject to the provisions of Section 6.11.

(b)         Renewal of Fiber Network Underlying Rights Agreements.  The Borrower shall cause each Asset Entity to exercise any option to renew or extend any Fiber Network Underlying Rights Agreement; provided that an Asset Entity may elect not to exercise any such option if, and to the same extent that, such Asset Entity would be entitled to terminate, sell, assign or otherwise modify such Fiber Network Underlying Rights Agreement pursuant to Section 7.14(a).  If an Asset Entity does not intend to exercise such option with respect to a material Fiber Network Underlying Rights Agreement, the Borrower shall give the Collateral Agent prompt written notice thereof.

(c)         Notice of Default.  If any Borrower shall have Knowledge or receive any formal written notice that any Fiber Network Underlying Rights Default has occurred, the effect of which, in such Asset Entity’s reasonable opinion, is likely to result in the termination of the applicable Fiber Network Underlying Rights Agreement, then the Borrower shall, within three Business Days of receipt of such notice, notify the Administrative Agent and the Collateral Agent in writing of the same and deliver to the Administrative Agent and the Collateral Agent a true and complete copy of each such notice.  Further, the Borrower shall provide such documents and information as the Administrative Agent or the Collateral Agent shall reasonably request concerning such Fiber Network Underlying Rights Default.

(d)        The Administrative Agent’s Right to Cure.  Each Asset Entity agrees that if any Fiber Network Underlying Rights Default shall occur and be continuing, or if any property owner, utility or municipal authority or other counterparty to a Fiber Network Underlying Rights Agreement asserts in writing that a Fiber Network Underlying Rights Default has occurred (whether or not such Loan Party questions or denies such assertion), then, subject to (i) the terms and conditions of the applicable Fiber Network Underlying Rights Agreement, and (ii) the Asset Entities’ right to terminate, sell or assign the applicable Fiber Network Underlying Rights Agreement in accordance with Section 7.14(a), the Administrative Agent, upon five Business Days’ prior written notice to the Borrower, unless the Administrative Agent reasonably determines that a shorter period (or no period) of notice is necessary to protect the Collateral Agent’s security interest in such Fiber Network Underlying Rights Agreement, may (but shall not be obligated to) take any action that the Administrative Agent deems reasonably necessary, including (i) performance or attempted performance of the applicable Asset Entity’s obligations under such Fiber Network Underlying Rights Agreement, (ii) curing or attempting to cure any actual or purported Fiber Network Underlying Rights Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) accessing the applicable Fiber Network Asset for any or all of such purposes.  Upon the Administrative Agent’s reasonable request, the Borrower shall submit satisfactory evidence of payment or performance of any of its obligations under the applicable Fiber Network Underlying Rights Agreement.  The Administrative Agent may pay and expend such sums of money, or may direct the Collateral Agent to pay and expend such sums of money on deposit in the Trust Accounts, as the Administrative Agent (at the direction of the Requisite Lenders in its sole discretion) deems necessary or desirable for any such purpose, and the Borrower shall pay to the Administrative Agent or Collateral Agent, as applicable, within five Business Days of the written demand of the Collateral Agent, all such sums so paid or expended by the Administrative Agent or Collateral Agent, as applicable.

VIII.     EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)         (i) the Borrower fails to pay principal when and as required to be paid on any applicable Payment Date as set forth herein (it being understood that the failure of the Borrower to pay any scheduled principal payments or amortization amounts on any such Payment Date for which funds are not available in accordance with Section 2.11(d) shall not constitute a Default or Event of Default hereunder); (ii) the Borrower fails to pay interest or any other Obligations when due and payable under any Transaction Document and such failure shall not have been remedied or waived within five (5) Business Days or (iii) the Loan Parties fail to pay, on the Maturity Date, all amounts outstanding under the Facility (or, in the case of a failure to pay any such amounts when due resulting solely from an administrative error by Administrative Agent or Collateral Agent, such default continues for a period of two (2) Business Days after a Responsible Officer of the Administrative Agent or Collateral Agent has Knowledge of such administrative error);

(b)       any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document (not specified in the foregoing clause (a) above), or any breach of any representation or warranty made to the Administrative Agent or the Lenders contained herein or in any other Transaction Document shall be incorrect in any material respect when made; and such failure or breach continued unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent or the Collateral Agent to the Borrower or (y) the date on which the Manager obtains Knowledge thereof; provided, however, if such default or breach is reasonably susceptible of cure, but not cured within such 30-day period, then the applicable Loan Party may be permitted up to an additional thirty (30) days to cure such default or breach in the manner provided in the Transaction Documents provided that such Loan Party diligently and continuously pursues such cure;

(c)         a court enters a decree or order for relief with respect to any Loan Party or InfraCo in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within ninety (90) days; (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any Loan Party or InfraCo is a debtor or any portion of the Fiber Network Assets or Shared Infrastructure Assets is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over any Loan Party or InfraCo, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of Holdings or any of its direct or indirect Subsidiaries for all or a substantial part of the property of such Person;

(d)         an order for relief is entered with respect to any Loan Party or InfraCo or any Loan Party or InfraCo commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for Borrower or any of the direct or indirect subsidiaries of the Borrower, for all or any part of the property of the Guarantors or any of its direct or indirect subsidiaries; (ii) any Loan Party or InfraCo makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of any Loan Party or InfraCo or any of the direct or indirect subsidiaries of any Loan Party or InfraCo adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8(d);

(e)        other than as described in either of clauses (c) or (d), all or any material portion of the Collateral or the Shared Infrastructure Assets (other than any Frontier Account Collections) becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within ninety (90) days following its occurrence);

(f)         any monetary default by any Loan Party or InfraCo under any Transaction Document, other than this Agreement, which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, such default continues unremedied for a period of five (5) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Administrative Agent or the Collateral Agent;

(g)         (i) any of the Transaction Documents ceases to be in full force and effect (other than (x) in accordance with its terms, including as a result of a transaction permitted hereunder or thereunder or (y) as a result of acts or omissions by any Agent or any other Secured Party or the satisfaction of the Obligations on the Termination Date), or (ii) except as otherwise permitted under this Agreement or any other Transaction Document, either (X) any Lien created hereunder or under the other Transaction Documents ceases to constitute a valid first priority perfected Lien on a material portion of the Collateral (subject to Permitted Liens) or (Y) any Guaranty ceases to be in full force and effect (other than in accordance with its terms) in each case other than (A) as a result of any Agent’s (or any other Secured Party’s) failure to (x) maintain possession of any stock certificate, promissory note or other instrument actually delivered to it pursuant to the Transaction Documents or (y) file UCC filing statements, continuation statements or amendments relating to a Loan Party’s change of name or jurisdiction of formation (in the case of any such amendments, to the extent that the Borrower provides any Agent written notice thereof in accordance with the Transaction Documents) or to take any other action primarily within its control with respect to the Collateral (it being agreed, for the avoidance of doubt, that any Agent shall not have any duty or obligation to (x) file UCC financing statements, continuation statements or amendments or (y) take other actions with respect to the Collateral, except as expressly provided in the Transaction Documents to which it is a party), (B) as a result of any Agent’s filing of a UCC amendment, termination or release statement or its recording or filing of any termination, release or transfer of any Collateral subject to a filing by any Agent with the United States Patent and Trademark Office or of any filing or recording therewith, in any case, not made in accordance with this Agreement, (C) as a result of a sale or other disposition of the applicable Collateral in a transaction not prohibited by this Agreement, (D) as to Collateral consisting of real property, to the extent that (x) such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (y) such deficiency arose through no fault of any Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual Knowledge thereof or (E) solely as a result of acts or omissions of any Agent or any other Secured Party in contravention of such Person’s duties under the applicable Transaction Document;

(h)         (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken either alone or together with all such other ERISA Events, has resulted or would reasonably be expected to result in liability of a Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) the assets of the Borrower constitute or become assets of an ERISA Plan, and, as a result, one or more of the transactions entered into pursuant to this Agreement constitutes or will constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or

(i)           there occurs any Change of Control other than a Permitted Change of Control.

Upon the occurrence and during the continuance of any Event of Default, notwithstanding any other provision of any Transaction Document, Administrative Agent may (and at the request of Requisite Lenders, shall), by notice to the Loan Parties, with a copy to the Administrative Agent, (i) terminate their funding obligations hereunder, including the Commitments, and (ii) declare all or any of the Term Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under clauses (c) or (d) above, in which event all of the foregoing shall automatically and without further act by the Collateral Agent or Lenders be due and payable and Collateral Agent’s or Lenders’ obligations hereunder shall terminate), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties.

IX.     ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT

9.1         Additional Rights and Remedies.

(a)        In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to (and at the written direction of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Transaction Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply or cause the application any property of any Loan Party held by an Agent to reduce the Obligations, (ii) foreclose the Liens created under the Transaction Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Loan Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Loan Party shall resist or interfere with such action, (vii) at the Loan Parties’ expense, require that all or any part of the Collateral be assembled and made available to Collateral Agent at any place designated by Administrative Agent in its sole discretion, (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon and/or (ix) receive, collect, open and read all mail of any Loan Party for the purpose of obtaining all items pertaining to the Collateral.  Notwithstanding any provision of any Transaction Document, upon the earlier of (x) the occurrence and continuance of an Event of Default, (y) the date Administrative Agent determines the actions described in clauses (A) through (D) below are necessary to preserve Collateral Agent’s Lien priority or any other similar exigent circumstances, Administrative Agent, in its sole discretion, shall have the right, at any time that any Loan Party fails to do so, and from time to time, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Transaction Document unless the Loan Parties are in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral.  Such expenses and advances shall be deemed Term Loans hereunder and shall be added to the Obligations until reimbursed to Administrative Agent, for its own account, and shall be secured by the Collateral, and such payments by Administrative Agent, for its own account shall not be construed as a waiver by Administrative Agent or Lenders of any Event of Default or any other rights or remedies of Agents or Lenders.

(b)         In furtherance of the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may (i) enter into modification agreements and make extension agreements with respect to payments and other performances; (ii) release Customers and other Persons liable for performance; (iii) settle and compromise disputes with respect to payments and performances claimed due, all without notice to any Loan Party, and all at the Administrative Agent’s direction (in their sole discretion) and without relieving Loan Party from performance of the obligations hereunder; (iv) receive, collect, open and read all mail of any Loan Party for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Transaction Document; (v) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Customer pursuant to any Customer Agreement or any other related documents or instruments directly from such Customer; and (vi) apply all amounts in or subsequently deposited in the Collection Account or the Liquidity Reserve Account to the payment of the unpaid Obligations or otherwise as the Administrative Agent in its sole discretion shall determine;

(c)          Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions.  At any sale or disposition of Collateral, Administrative Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by any Loan Party which right is hereby waived and released.  Each Loan Party covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral.  In dealing with or disposing of the Collateral or any part thereof, Administrative Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2         Application of Proceeds.  Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.11), in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default (or upon the acceleration of the Obligations) shall be applied in the following order of priority: (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to each Agent in its capacity as such, including to fund the Required Liquidity Amount, (ii) second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Administrative Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Administrative Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith) payable to third parties, including fees, expenses and indemnities to the Administrative Agent; (iii) third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause third payable to them; (iv) fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them, (v) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and Secured Swap Obligations, ratably among the Lenders and Counterparties in proportion to the respective amounts described in this clause fifth held by them, (vi) sixth, to cash collateralize outstanding Letters of Credit in an amount not less than 103% of the remaining amounts available for drawing thereunder and (vii) seventh, to the payment of any surplus then remaining to Borrower, unless otherwise provided by Applicable Law or directed by a court of competent jurisdiction; (other than contingent indemnification Obligations in respect of which no claim has been asserted) or any of the other items referred to in this Section (other than clause (vii) above to the extent the Obligations (other than contingent indemnification Obligations in respect of which no claim has been asserted) have been paid in full in cash).

Notwithstanding the foregoing, Secured Swap Obligations shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Counterparty.  Each Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Section 9.2 for itself and its Affiliates as if a “Lender” party hereto.

9.3        Rights to Appoint Receiver.  Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of the Loan Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4        Attorney-in-Fact.  Each Loan Party hereby irrevocably appoints Administrative Agent as its attorney-in-fact in accordance with Section 2.15.

9.5         Rights and Remedies not Exclusive.  The Administrative Agent (acting at the direction of the Requisite Lenders) shall have the right in its sole discretion to determine which rights, Liens and/or remedies Administrative Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any Agents’ or Lenders’ rights, Liens or remedies under any Transaction Document or Applicable Law.  The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of Agents and Lenders described in any Transaction Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agents and Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.     WAIVERS AND JUDICIAL PROCEEDINGS

10.1     Waivers.  Except as expressly provided for herein, each Loan Party hereby waives set off, counterclaim (except compulsory counterclaims), demand, presentment, protest, all defenses with respect to any and all instruments and all notices (except if such notice is expressly required to be given to Loan Party hereunder) and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Transaction Document.  Each Loan Party hereby waives any and all defenses and counterclaims (except compulsory counterclaims and the defense of actual performance) it may have or could interpose in any action or procedure brought by Administrative Agent to obtain an order of court recognizing the assignment of, or Lien of Collateral Agent in and to, any Collateral.

10.2     Delay; No Waiver of Defaults.  No course of action or dealing, renewal, release or extension of any provision of any Transaction Document, or single or partial exercise of any such provision, or delay, failure or omission on any Agent’s part in enforcing any such provision shall affect the liability of any Loan Party or operate as a waiver of such provision or preclude any other or further exercise of such provision.  No Term Loan made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such a Term Loan unless such waiver is in writing and executed by the Requisite Lenders.  No waiver by any party to any Transaction Document of any one or more defaults by any other party in the performance of any of the provisions of any Transaction Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Transaction Document, by entering into this Agreement and/or by making Term Loans, no Agent or Lender waives any breach of any representation or warranty under any Transaction Document, and all of Agents’ and Lenders’ claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3      Jury Waiver; Jurisdiction.  EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4        Amendment and Waivers.

(a)          Other than as set forth in Section 10.4(b), no amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders, the Borrower and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given provided, that before any waiver may be effective, the Agents must have received any reimbursement then due or payable to the Agents hereunder or under the Transaction Documents; provided, further, that no such amendment, waiver or consent shall:

(i)         extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that (x) neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith and (y) no amendment, modification or waiver of, or consent to departure from, any condition precedent to funding of a Term Loan, Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments shall constitute an extension or increase of any Commitment of any Lender);

(ii)        postpone any date fixed for any payment of the principal amount or interest due to the Lenders (or any of them) without the written consent of such Lender(s) (it being understood that (x) neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith and (y) a waiver of any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof and any extensions for administrative convenience as may be agreed by the Administrative Agent) shall not constitute a postponement of any such date);

(iii)       reduce the principal amount of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Transaction Document, without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof) and no change to the definition of any ratio used in the calculation of interest rate or fees therein or in the component definitions, shall in any such case be construed as such a reduction or forgiveness; it being further understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith); provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” to reduce the Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)        alter the pro rata sharing of payments required by this Agreement without the written consent of each Lender directly and adversely affected thereby (it being understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith);

(v)      change any provision of this Section 10.4(a) or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(vi)     except as otherwise expressly permitted under this Agreement or any other Transaction Document, release all or substantially all of the Collateral securing the Obligations, or all or substantially all of the Guaranty, in each case without the written consent of each Lender;

(vii)     (A) change the definition of “DSCR” or “Aggregate Annualized Run Rate Revenue” without the written consent of 66.66% of the Lenders or (B) change the definition of “Leverage Ratio” or “Maximum Leverage Draw Ratio”, in each case without the written consent of each Lender; or

(viii)     subordinate the Obligations hereunder or the Liens on all or substantially all of the Collateral granted hereunder or under the other Transaction Documents to any other Indebtedness or Lien (including without limitation any Indebtedness or Lien issued under this Agreement or any other agreement), as the case may be, without the written consent of each Lender directly and adversely affected thereby (it being understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith);

and provided, further, that (w) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the fees, rights or duties of such Agent under this Agreement or any other Transaction Document, (x) any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Administrative Agent, (y) any amendment or modification to the Lender Fee Letters, or waiver of any rights or privileges thereunder, shall only require the consent of the parties thereto and (z) any amendment or modification to the Collateral Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Collateral Agent.

Notwithstanding anything herein to the contrary, the Loan Parties shall be permitted to rely on any consent or waiver executed by Administrative Agent as binding upon Lenders and conclusive evidence that the Requisite Lenders shall have approved, if required under the terms hereof.

(b)         Notwithstanding anything herein to the contrary and subject to the following sentence, this Agreement may be amended in writing by the Borrower and the Administrative Agent without the consent of any other party for the purpose of providing for Guarantors to become party hereto and to hold Collateral to the extent 100% of the equity interest in such guarantors is pledged as additional Collateral.  In furtherance of the foregoing sentence, the Administrative Agent may post a copy of such amendment for the Lenders and if by 5:00 p.m. New York City time on the fifth (5th) Business Day following such posting the Administrative Agent has not received objections from Lenders constituting Requisite Lenders, then such amendment shall be deemed consented to by the Requisite Lenders and the Administrative Agent shall be entitled to rely upon such consent to execute any such amendment.  Notwithstanding anything to the contrary contained in this Section 10.4, this Agreement, the other Transaction Documents and any guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, amended and restated, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender (1) in order to comply with local Applicable Law or advice of local counsel, (2) to cure any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or to effect any necessary or desirable technical change and/or (3) in order to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Transaction Documents.

(c)         Notwithstanding anything herein to the contrary, this Agreement may be amended in writing by the Borrower, the Administrative Agent and the Administrative Agent without the consent of any other party for the purpose of making certain mechanical, technical or administrative amendments in order to align payment provisions of this Agreement with the Interest Rate Protection Agreement.

(d)         Notwithstanding anything herein to the contrary (i) the Management Agreement may be amended, waived or otherwise modified in accordance with Section 6.17 without the need to obtain any additional consents not set forth therein and (ii) any Administrative Agent Control Agreement may be amended as set forth therein without the need to obtain any additional consents.

XI.     TERMINATION

11.1       Effectiveness and Termination.  This Agreement, including the Commitments provided hereunder, shall become effective on the Closing Date and, subject to the Administrative Agent’s right to accelerate the Term Loans and terminate the Commitments upon the occurrence and during the continuation of any Event of Default (in each case, subject to the terms and conditions of Article VIII), this Agreement shall continue in full force and effect from and after the Closing Date until the Maturity Date, unless terminated sooner as provided in Article II.  All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date or the date upon which the Administrative Agent declares all or any of the Obligations to be due and payable pursuant to the terms of Article VIII.  Notwithstanding any other provision of any Transaction Document, no termination of this Agreement shall affect any Agent’s or Lender’s rights or any of the Obligations existing as of the Closing Date of such termination to the extent that, by their express terms, such rights or Obligations survive such termination as set forth in Section 11.2, and the provisions of the Transaction Documents shall continue to be fully operative until the Termination Date.  The Liens granted to the Collateral Agent hereunder and under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of the Collateral Agent shall continue in full force and effect until the Termination Date.

11.2      Survival.  All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Loan Party in any Transaction Document shall survive the execution and delivery of the Transaction Documents, the making and funding of the Term Loans and any termination of this Agreement until all Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and paid in full in cash.  The obligations and provisions of Sections 3.2, 10.1, 10.3, 12.4, 12.7, 12.10, 13.1, 13.8, 13.11, 13.13 and 15.5 shall survive termination of the Transaction Documents and any payment, in full or in part, of the Obligations.

XII.     MISCELLANEOUS

12.1       Governing Law; Jurisdiction; Service of Process; Venue.

(a)       THIS AGREEMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, BUT NOT LIMITED TO, PROCEDURAL LAWS).

(b)         BY EXECUTION AND DELIVERY OF EACH TRANSACTION DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY IN ANY COURT REFERRED TO IN CLAUSE (b) ABOVE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)      EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.2        Successors and Assigns; Assignments and Participations.

(a)          Conditions to Assignment by Lenders.  Except as provided herein, (A) any Conduit Investor may at any time assign its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) to its related Lender or its related Program Support Provider or any Affiliate of any of the foregoing and (B) each Lender may assign all or any portion of its Commitments or Term Loans and other rights and obligations under this Agreement to one or more Eligible Assignees (an “Acquiring Lender”) pursuant to an Assignment Agreement executed by such Acquiring Lender, such assigning Lender, and the Borrower and delivered to the Administrative Agent for recording in the Register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder, in each case of clause (A) and (B) with the prior written consent (not to be unreasonably withheld or delayed) of the Borrower; provided, that no consent of the Borrower will be required for an assignment in whole or in part (i) to Conduit Investors, any other Lender, any Affiliate of a Lender or any Affiliate of the Administrative Agent, or (ii) if an Event of Default has occurred and is continuing; provided, further, that each such assignment shall be in a minimum principal amount of $1,000,000 (or, if less, the then outstanding amount of such Lender’s Term Loans and/or Commitment) or such lesser amount consented to by Administrative Agent.  Upon each such recordation, the assigning Lender agrees to pay to Administrative Agent a registration fee in the sum of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided, further, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, unless an Event of Default has occurred and is continuing, each Lender may only assign all or any portion of its Commitments or Term Loans and other rights and obligations under this Agreement to one or more Persons that is a Lender, a Conduit Investor or an Affiliate of a Lender on the Closing Date.  The assignee, if it is not an existing Lender, shall deliver to the Administrative Agent (x) its applicable tax form, (y) an Administrative Questionnaire and (z) all documentation and other information that the Administrative Agent reasonably requests under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act.  Upon such execution, delivery, acceptance and recording, from and after the Closing Date specified in each Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder, and (2) the assigning Lender shall, to the extent provided in such Assignment Agreement and upon payment to Administrative Agent of the registration fee referred to in this Section 12.2(a), be released from its obligations under this Agreement.  For the avoidance of doubt and notwithstanding the foregoing, each Lender may assign to any Affiliate and to the Federal Reserve at any time, pre or post Default, without the Borrower’s consent.

(b)         Conduit Investor Assignments.  In addition to its rights under Section 12.2(a), each Conduit Investor may at any time assign its rights in the Term Loans (and its rights hereunder and under the Transaction Documents) to its related Lender or its related Program Support Provider or any Affiliate of any of the foregoing.  Furthermore, each Conduit Investor may at any time grant a security interest in and lien on, all or any portion of its interests under this Agreement, its Term Loans and all Transaction Documents to (i) its related Lender, (ii) any Program Support Provider who, at any time now or in the future, provides program liquidity or credit enhancement, including, without limitation, an insurance policy for such Conduit Investor relating to the Commercial Paper or the Term Loans, (iii) any other Person who, at any time now or in the future, provides liquidity or credit enhancement for the Conduit Investors, including, without limitation, an insurance policy relating to the Commercial Paper or the Term Loans, (iv) any collateral trustee or collateral agent for any of the foregoing or (v) a trustee or collateral agent for the benefit of the holders of the commercial paper notes or other senior indebtedness of such Conduit Investor appointed pursuant to such Conduit Investor’s program documents (provided that any such security interest shall not entitle the related secured party to any right to approve, veto, consent, waive or otherwise influence any approval, consent or waiver hereunder); provided, however, that any such security interest or lien shall be released upon assignment of its Term Loans to its related Lender.  In addition, each Conduit Investor may assign all or a portion of its Term Loans and its rights and obligations under this Agreement, and, in connection therewith, any other Transaction Documents to which it is a party to a Conduit Assignee with respect to such Conduit Investor, without the prior written consent of the Borrower.  Upon such assignment by a Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of Term Loans and the right to make future Term Loans or such portion thereof with respect to such Conduit Investor, (ii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties, in each case relating to the Commercial Paper and/or the Term Loans shall have the benefit of all the rights and protections provided to such Conduit Investor herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee as provided herein) and (iii) if requested by such Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Conduit Assignee may reasonably request to evidence and give effect to the foregoing.  No assignment by any Conduit Investor to a Conduit Assignee of all or any portion of the Term Loans with respect to such Conduit Investor shall in any way diminish the obligation of the related Lenders to such conduit lender to fund any Term Loans not funded by such Conduit Investor or such Conduit Assignee.

(c)         Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders and Conduit Investors in the Register as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register.  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Term Loan shall be owed to the Lender and/or Conduit Investor listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Loans.

(d)      New Notes.  Promptly following its receipt of an Assignment Agreement executed by the parties to such assignment, Administrative Agent shall record the information contained therein in the Register.  Promptly after the effectiveness of any assignment by any Lender of all or any portion of such Lender’s Commitment and/or Term Loans, Borrower (at its expense) shall execute and deliver (x) to the assignee Lender, a Note in the amount equal to the Commitments and/or the Term Loans assigned to such assignee Lender and (y) to the assignor Lender, a Note in the amount, if any, of its remaining Commitment and/or Term Loans, if any, and may, upon written notice to the assignor promptly following such assignment, request assignor Lender surrender its existing Note representing its assigned Commitment and/or Term Loans to the Borrower for cancellation.

(e)         Participations.  Anything contained herein to the contrary notwithstanding, any Lender may, from time to time and at any time, sell participations in all or any portion of such Lender’s rights and obligations under this Agreement (including all or any portion of its Commitments and the outstanding principal amount of Term Loans owing to it) to (x) any Conduit Assignee and (y) any financial institution that invests in loans (such Person, a “Participant”); provided, that the terms of any such participation shall not entitle the Participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same; provided, further, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C)  the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal and corresponding interest amount of each participant’s interest in the Term Loans, Commitments or other Obligations (the “Participant Register”); provided, that no Lender shall be required to disclose or share the information contained in such Participant Register with Borrower or any other Person, except as required by law and to satisfy the requirements of Treasury Regulation 5f.103-1(c).  The entries in the Participant Register shall be conclusive in the absence of manifest error.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2 and 13.8 (subject to the limitations and requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 3.2 or Section 13.8, with respect to the participation sold to such Participant, than the applicable Lender would have been entitled to receive except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place.

(f)         Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to Section 12.4 with respect to any claims or actions arising prior to the date of such assignment.  Anything contained in this Section 12.2 to the contrary notwithstanding, any Lender may at any time pledge or assign a Lien in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure its obligations, including to any of the twelve Federal Reserve Banks organized under § 4 of the Federal Reserve Act, 12 U.S.C. § 341.  Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.2; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Assignment by the Loan Parties.  No Loan Party shall assign or transfer any of its rights or obligations under this Agreement or any of the other Transaction Documents without the prior written consent of Administrative Agent (acting at the direction of the Requisite Lenders).

(h)        Replacement Lender.  If any Lender requests compensation under Section 3.2(a), or if the Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XII (and with the $3,500 assignment fee being payable by the Borrower)) all of its interests, rights and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)        such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)        in the case of any such assignment resulting from a claim for compensation under Section 3.2(a) or payments required to be made pursuant to Section 13.8, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)       such assignment does not conflict with Applicable Law; and

(iv)       in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Each party hereto agrees that (a) an assignment required pursuant to this Section 12.2 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

12.3      Application of Payments.  To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by the Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by the Administrative Agent.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Administrative Agent shall decide in its sole discretion.

12.4      Indemnity.  Each Loan Party shall indemnify each of the Administrative Agent, each Lender, each Conduit Investor, each Participant, the Collateral Agent and their respective Affiliates and managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, taxes and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) (“Damages”), which Damages may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to this Agreement, the Term Loans and Letters of Credit (or the use of proceeds thereof or any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any other Transaction Document or any act of or omission by any Loan Party or any of their officers, directors, agents, including, without limitation (i) any willful misrepresentation with respect to any Loan Party or the Collateral, (ii) any acts of fraud by any Loan Party related to the Term Loans or made in connection with this Agreement or any Transaction Document, (iii) any theft of any Collateral by any Loan Party or any of their Affiliates, (iv) any misappropriation of funds or use of the proceeds of the Term Loans or Letters of Credit that is not in accordance with the terms of this Agreement or any other Transaction Document, (v) any transfer, sale, encumbrance or other disposal of the Collateral not permitted by this Agreement or the other Transaction Document or (vi) to the extent related to the foregoing, any liability of the Loan Parties arising under Environmental Law, in each case expressly excluding (i) any special, consequential or punitive damages (except to the extent such special, consequential or punitive damages are paid or payable to any third party) or (ii) those damages arising solely from the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgement.  The Loan Parties shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 (other than any matter in which the Collateral Agent or any of its Agent Related Parties is subject) and to employ counsel at their own expense to assist in the handling of such matter.  Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to (other than any such litigation, proceeding or matter involving the Collateral Agent or any of its Agent Related Parties) the Loan Parties’ prior approval of any settlement, which shall not be unreasonably withheld or delayed.  To the extent that Collateral Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Loan Party has paid to Collateral Agent pursuant to the indemnity set forth in this Section 12.4 (and no amounts are then due and owing to the Collateral Agent from any Loan Party), then Collateral Agent shall promptly pay to such Loan Party the amount of such recovery.  Without limiting any of the foregoing, each Loan Party indemnifies the Indemnified Persons for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Transaction Document or any agreement, document or transaction contemplated thereby.  No Indemnified Person shall have any liability for any special, exemplary, incidental, punitive, indirect or consequential damages of any kind whatsoever (including lost profits), relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith.  For avoidance of doubt, this Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

12.5       Notices.

(a)        Except as otherwise expressly set forth in any other Transaction Document, all notices and other communications provided for herein and in the other Transaction Documents shall be in writing (including by electronic communication) and shall be delivered as follows: (x) if to the Borrower, any other Loan Party or the Administrative Agent or Collateral Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.5; and (y) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender in its Administrative Questionnaire for the delivery of notices that may contain material non-public information relating to the Borrower).  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) electronic transmission, in each case upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)         The Borrower hereby acknowledges that (a) the Borrower or the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) prior to distributing any Borrower Materials that contain material non-public information (i.e., not marked “PUBLIC”), the Borrower will notify each Public Lender that such information constitutes material non-public information and will not distribute such materials to the Administrative Agent to be distributed on the Platform without the consent of all Public Lenders or directly to any Public Lender without the consent of such Lender.  The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Transaction Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Section 6.1(a).

(e)         The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND THE ADMINISTRATIVE AGENT EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR ANY PLATFORM.  In no event shall any Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet.

12.6      Severability; Captions; Counterparts; Electronic Signatures.  If any provision of any Transaction Document is adjudicated to be invalid under Applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Transaction Documents which shall be given effect so far as possible.  The captions in the Transaction Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Transaction Documents.  The Transaction Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and portable document format (.pdf), or other electronic transmission, which signatures shall be considered original executed counterparts.  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Transaction Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing (which may be by electronic mail) by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

12.7      Expenses.  The Loan Parties shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket fees, costs and expenses incurred, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax Lien searches and UCC filings and fees for post-closing UCC and judgment and tax Lien searches and wire transfer fees and audit expenses), and external attorneys’ fees and expenses (limited to the reasonable and documented or invoiced legal fees and expenses of a single lead counsel to the Administrative Agent and the Lenders, taken as a whole (or, following the occurrence and continuation of an Event of Default, a single lead counsel to the Administrative Agent and a single lead counsel to the Lenders), and of a single local counsel to the Administrative Agent, the Administrative Agent and the Lenders, taken as a whole (or, following the occurrence and continuation of an Event of Default, a single local counsel to the Administrative Agent and a single local counsel to the Lenders), in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with the prior written consent of the Borrower), by (a) the Agents and/or its or their respective Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Transaction Documents and/or any related agreements, documents or instruments (including without limitation in conjunction with any proposed Term Loan to be made after the Closing Date), (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by the Collateral Agent of any action under the Transaction Documents, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Administrative Agent’s Liens in any of the Collateral or securities pledged under the Transaction Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to the Agents’ or any Lender’s transactions with Borrower or any other Loan Party, (vi) arising out of or relating to any Rapid Amortization Period, Default or Event of Default or occurring thereafter or as a result thereof, (vii) in connection with all actions, visits, audits and inspections undertaken by Administrative Agent or its Affiliates pursuant to the Transaction Documents, and/or (viii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Transaction Document and/or any related agreement, document or instrument and (b) any Lender, Conduit Investor and/or its Affiliates (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in defending or prosecuting any actions, claims or proceedings arising out of or relating to any Lender’s transactions with Borrower or any other Loan Party and/or (iii) arising out of or relating to any Rapid Amortization Period, Default or Event of Default or occurring thereafter or as a result thereof.  All of the foregoing shall be part of the Obligations.

12.8     Entire Agreement.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN BORROWER, THE OTHER LOAN PARTIES, AGENT AND THE LENDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN ANY LOAN PARTY AND ANY OTHER PARTY HERETO.  EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE.

12.9       Approvals and Duties.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent with respect to any matter that is subject of any Transaction Document may be granted or withheld by Administrative Agent and Lenders, as applicable, in their sole and absolute discretion.  Administrative Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10     Publicity and Confidentiality.

(a)          [Reserved].

(b)        Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers who need to know such information in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the Administrative Agent and the Lenders, as applicable, shall be responsible for such Persons’ compliance with this Section 12.10(b)), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) having jurisdiction, as applicable, over the Administrative Agent or the Lenders (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar compulsory legal process (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (d) in connection with the exercise of any remedies hereunder or under the other Transaction Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 12.10(b), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Transaction Documents (in each case, other than any Competitor) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party or any of their respective obligations (in each case, other than any Competitor), (f) with the consent of the Borrower, (g) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to any Loan Party (including those set forth in this paragraph), (h) to rating agencies, including with respect to any such agency rating the debt of any Conduit Investor, (i) to any other party to this Agreement, (j)(i) by a Conduit Investor (or Lender on its behalf) to (1) its Program Support Providers and (ii) any trustee or collateral agent for the benefit of the holders of the commercial paper notes or other senior indebtedness of a Conduit Investor appointed pursuant to such Conduit Investor’s program documents and (k) to any Person acting as a placement agent, dealer or investor for Conduit Investor’s commercial paper.  For the purposes of this Section, “Information” shall mean all information received by the Administrative Agent or a Lender, as applicable, from or on behalf of any Loan Party, InfraCo and related to the Loan Parties, InfraCo or their respective business.  Each of the Administrative Agent and the Lenders agrees to be fully responsible for any breach of this Section 12.10(b) by any officer, director, employee or agent, including accountants, legal counsel and other advisors, of it or its Affiliates that has not entered into a separate written confidentiality agreement with the Borrower in form and substance satisfactory to the Borrower and having substantially the same requirements as this Section 12.10(b).  For the avoidance of doubt, in no event shall any disclosure of such Information be made to any Competitor known to the Administrative Agent or the applicable Lender, as applicable.  For the avoidance of doubt, nothing in this Section 12.10 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.10 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

12.11     Cooperation.  In any litigation, arbitration or other dispute resolution proceeding relating to any Transaction Document, each Loan Party waives any and all defenses, objections and counterclaims (other than mandatory or compulsory counterclaims) it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of such Loan Party for purposes of all Applicable Law regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise) and (ii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Administrative Agent or such other Lender, all Persons, documents (whether in tangible, electronic or other form) and other things under its control and relating to the dispute.

12.12      Recognition of U.S. Special Resolution Regimes.

(a)         To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any Interest Rate Protection Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          For purposes of this Section 12.12:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

12.13   Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

For purposes of this Section 12.13:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

XIII.     AGENT PROVISIONS; SETTLEMENT

13.1       The Agents.

(a)       Appointment.  Each Lender hereby designates and appoints Barclays Bank PLC as the Administrative Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Barclays Bank PLC, as Administrative Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Each Lender hereby designates and appoints Citibank to act as the “collateral agent” under the Transaction Documents, and each of the Lenders hereby irrevocably appoints and authorizes Citibank to act as the collateral agent of such Lender for purposes of for purposes of perfecting a security interest in the Collateral (including to act as the representative “secured party” and “secured party of record” for purposes of the UCC) and to take such actions in connection therewith as expressly provided for herein or in the other Credit Documents to which it is a party or as directed by the Administrative Agent.  Each Agent agrees to act as such on the conditions contained in this Article XIII.  The provisions of this Article XIII are solely for the benefit of the Agents and Lenders, and no Loan Party shall have rights as third-party beneficiaries of any of the provisions of this Article XIII.  Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

In this connection, the Administrative Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 13.1(k) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Transaction Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XIII, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents as if set forth in full herein with respect thereto, and all references to Administrative Agent in this Article XIII shall, where applicable, be read as including a reference to the Administrative Agent acting as collateral agent.

Any corporation or association into which an Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Agent is a party, will be and become the successor Agent to the Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(b)         Nature of Duties.  In performing its functions and duties under this Agreement, each Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or any Loan Party.  No Agent shall have any duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents.  No Agent shall have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Lender.

Each Lender acknowledges that the Agents have not made any representation or warranty to it, and that no act by an Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Agent to any Lender as to any matter, including whether the Agent has disclosed material information in their possession.  Each Lender represents to the Agents that it has, independently and without reliance upon the Agents and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon the Agents and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.

(c)         Rights, Exculpation, Etc.  No Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided, that the foregoing shall not prevent any Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  No Agent shall be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them).  No Agent shall be responsible for, or have any duty to ascertain or inquire into, (i) any recitals, statements, representations or warranties made by any Loan Party herein, (ii) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party, (iii) the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Transaction Documents, (iv) the financial condition of any Loan Party, (v) the existence or possible existence of any Default or Event of Default, (vi) the creation, validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the existence, value or sufficiency of any of the Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Transaction Document, other than to confirm receipt of items expressly required to be delivered to the Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or such other number of Lenders as may be expressly required hereby) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Without limiting the foregoing, no Lender or Loan Party shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, no Agent shall have any obligation to take any action if it, in the opinion of the Agents or their counsel, is contrary to any Transaction Document, or applicable Law, or if it believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

No Agent shall be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility, or any other causes beyond the Agents’ control whether or not of the same class or kind as specified above.

No Agent shall be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Transaction Documents or in any of the financial statements of the Loan Parties.

Nothing in this Agreement or any other Transaction Document shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Transaction Documents.

No Agent shall have any obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors.  Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans or Commitments, or disclosure of confidential information, to any Competitors.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

No Agent shall be required to provide any direction or instruction under any Account Control Agreement or securities account control agreement to which it is a party, such Agent has received a direction from the Requisite Lenders directing it to provide such direction or instruction.

(d)       Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents.  Each Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)         Indemnification.  Each Lender, severally and not (i) jointly, or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless each Agent and its Agent Related Parties (to the extent not reimbursed by the Loan Parties), ratably according to their respective Ratable Shares (as defined below) in effect on the date on which indemnification is sought under this clause (e) (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their Ratable Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by such Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from an Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis, provided, however, that no action taken in furtherance of the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Transaction Documents) shall be deemed to constitute gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse each Agent and its Agent Related Parties upon demand for its Ratable Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective Ratable Shares in effect immediately prior to such date) of any documented out-of-pocket costs or expenses incurred by an Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein.  The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse such Agent for such amounts.  For purposes hereof, a Lender’s “Ratable Share” shall mean a fraction, the numerator of which is the sum of (x) the aggregate unused Commitments of such Lender at such time and (y) aggregate outstanding principal amount of the Term Loans of such Lender at such time, and the denominator of which is the sum of the (x) the aggregate outstanding unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Term Loans held by all Lenders at such time.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document against any amount due to the Administrative Agent and its Agent Related Parties under this Section 13.1(e).  The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)          Administrative Agent in its Individual Capacity.  With respect to the Term Loans made by it, if any, Barclays Bank PLC and its successors as Administrative Agent shall have, and may exercise, the same rights and powers under the Transaction Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Transaction Documents, as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall include, if applicable, Administrative Agent in its individual capacity as a Lender.  Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Administrative Agent pursuant hereto.

(g)          Successor Administrative Agent.

(i)        Resignation.  Administrative Agent may resign as Administrative Agent at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.

(ii)        Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Administrative Agent.  If a successor Administrative Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (i) above, the retiring Administrative Agent, may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent who shall serve as Administrative Agent until such time as Requisite Lenders appoint a successor Administrative Agent as provided above.  So long as no Specified Event of Default has occurred and is continuing, any appointment of a success Administrative Agent shall require the consent of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed).  If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) the Requisite Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above.

(iii)     Successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent under the Transaction Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and, upon the earlier of such acceptance or the Closing Date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents; provided, that any indemnity and expense rights or other rights in favor of such retiring Administrative Agent shall continue after and survive such resignation and succession.  After any retiring Administrative Agent’s resignation as Administrative Agent under the Transaction Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Transaction Documents.

(h)         Collateral Matters.

(i)        Collateral.  Each Lender agrees that any action taken by Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) or the Collateral Agent at the direction of the Administrative Agent or the Requisite Lenders in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by Collateral Agent or Administrative Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Administrative Agent.  Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Transaction Documents in connection with the Collateral; (ii) execute and deliver each Transaction Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any other Loan Party; (iii) act as verification agent for Lenders; (iv) manage, supervise and otherwise deal or direct dealings with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Transaction Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Transaction Document, exercise all right and remedies given to such Administrative Agent and Lenders with respect to the Collateral under the Transaction Documents relating thereto, Applicable Law or otherwise.

(ii)        Release of Collateral.  Lenders hereby irrevocably authorize the Collateral Agent, to release any Lien granted to or held by Collateral Agent, for the benefit the of Lenders, upon any Collateral covered by the Transaction Documents (A) upon termination of this Agreement in writing, cancellation of any remaining Commitments and the payment and satisfaction in full in cash of all Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or (B) in accordance with Section 2.16.

(iii)      Absence of Duty.  Neither Collateral Agent nor Administrative Agent shall have any obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Transaction Documents exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent or Administrative Agent in this Section 13.1(h) or in any of the Transaction Documents.

(i)          Agency for Perfection.  Each Lender hereby appoints Collateral Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Collateral Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Collateral Agent thereof and, promptly upon Collateral Agent’s request therefor, deliver such Collateral to Collateral Agent or otherwise act in respect thereof in accordance with Collateral Agent’s instructions.

(j)        Exercise of Remedies.  Except as set forth in Section 13.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Transaction Document or to realize upon any Collateral security for the Term Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by an Agent in accordance with the terms of the Transaction Documents.

(k)        Delegation of Duties.  The Agents may each perform any of their respective duties and exercise any of its rights and powers under this Agreement or any other Transaction Document by or through one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Agents and any such sub-agent or attorney-in-fact may perform any of its duties and exercise any its rights and powers by or through their respective Related Parties, and the Agents each, shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Neither the Collateral Agent nor the Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent or Administrative Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.

13.2       Lender Consent.

(a)        In the event any Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s Receipt of such request, then the Commitment of, and Total Outstandings held by, such Lender will be disregarded for the purposes of determining whether the Requisite Lenders have given consent thereto; provided that this Section 13.2(a) shall not apply to any action that requires the consent of every Lender or each Lender affected thereby.

(b)         In the event Borrower requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied (or no response is given by such Lender as set forth in Section 13.2(a)), then Borrower may, at its option, require such Lender to assign its outstanding Term Loans and its Commitments to an assignee lender for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower.  In the event that Borrower elects to require any Lender to assign its interest pursuant to this Section 13.2, the Borrower will so notify such Lender and the Administrative Agent in writing within five (5) Business Days following such Lender’s denial, and such Lender will assign its interest in accordance with the terms of Section 9.2 no later than five (5) calendar days following Receipt of such notice.

13.3       Set-off and Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain, on account of any Term Loan held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loan pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in this Section 13.3 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.3), with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  Each Lender that purchases a participation pursuant to this Section 13.3 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

13.4       [Reserved].

13.5       Availability of Lenders’ Pro Rata Share; Return of Payments.

(a)          Availability of Lenders’ Pro Rata Share.

(i)         Unless Administrative Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of a Term Loan, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on the proposed funding date; provided, however, that nothing contained in this Agreement shall obligate a Lender to make a Term Loan at any time any Default or Event of Default exists.

(ii)         Nothing contained in this Section 13.5(a) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(b)           Return of Payments.

(i)         [Reserved].

(ii)        If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower, any other Loan Party or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower, such other Loan Party or such other Person, without set-off, counterclaim or deduction of any kind.

13.6     Dissemination of Information.  Promptly following its receipt thereof, Administrative Agent will distribute promptly to each Lender, unless previously provided by Borrower or any other Loan Party to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information provided to the Administrative Agent for distribution to the Lenders, including, without limitation, financial and reporting information received by the Administrative Agent (in its capacity as such) from Borrower, any other Loan Party or a third party (and excluding only internal information generated by Citibank for its own use as a Lender or as Administrative Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Transaction Documents as received by Administrative Agent.  Administrative Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Administrative Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7       Defaulting Lender.

(a)          Cash Collateral.

(i)       At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or the Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize the Issuing Bank’s L/C Obligations with respect to such Defaulting Lender (determined after giving effect to clause (b)(iv) below and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of the Issuing Bank’s L/C Obligations with respect to such Defaulting Lender.

(ii)        Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below.  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)       Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this clause (a) or clause (b) below in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Unreimbursed L/C Drawings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)      Cash Collateral (or the appropriate portion thereof)  provided to reduce the Issuing Bank’s L/C Obligations shall no longer be required to be held as Cash Collateral pursuant to this clause (a) following (A) the elimination of the applicable L/C Obligations, including by the termination of Defaulting Lender status of the applicable Lender, or (ii) the determination by Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 13.7(b) through (d), the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated L/C Obligations or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Transaction Documents.

 (b)          Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)       Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders” and as set forth in Section 10.4.

(ii)       Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s L/C Obligations with respect to such Defaulting Lender in accordance with clause (a) above; fourth; as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future L/C Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 13.7(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans or Unreimbursed L/C Drawings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of, and Unreimbursed L/C Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of, or Unreimbursed L/C Drawings owed to, such Defaulting Lender until such time as all Term Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to sub-section (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      No Defaulting Lender shall be entitled to receive any fee described in Section 3.3(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)       Each Defaulting Lender shall be entitled to receive L/C Monthly Fees pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its L/C Obligations for which it has provided Cash Collateral pursuant to Section 13.7(a).

(B)         With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s L/C Obligations with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Total Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 12.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)      (v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s L/C Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in clause (a).

(c)         Defaulting Lender Cure. If Borrower, Administrative Agent and Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Term Loans and funded and unfunded participations in L/C Obligations to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to clause (b)(iv), whereupon such Lender will cease to be a Defaulting Lender); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

13.8       Taxes.

(a)          Subject to clause (g) and (i) below, any and all payments by or on account of any obligations of Borrower or any other Loan Party to each Lender (which shall include any Conduit Investor and Issuing Bank for purposes of this Section 13.8) or Agent under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including backup withholding), and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority, excluding, in the case of each Lender and Administrative Agent, such taxes as (x) are imposed on or measured by net income, (y) are franchise taxes or (z) are branch profits taxes, in each case, of such Lender or Administrative Agent, respectively, that (i) are imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), (ii) are Other Connection Taxes or (iii) are imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”).

(b)        In addition, each Loan Party shall pay to the relevant Governmental Authority any present or future stamp, court, documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.2(h)) (hereinafter referred to as “Other Taxes”).

(c)        Subject to clause (g) and (i) below, each Loan Party shall jointly and severally indemnify and hold harmless each Lender and Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender, Collateral Agent or Administrative Agent or required to be withheld or deducted from a payment to such Lender, Collateral Agent or Administrative Agent and any liability arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payments under this indemnification shall be made within ten (10) days from the date any Lender, Collateral Agent or Administrative Agent makes written demand therefor.

(d)         If any Loan Party or Administrative Agent shall be required by Applicable Law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable by any Loan Party to any Lender or Administrative Agent under this Agreement or any other Transaction Document, then, subject to clause (g) and (i) below:

(i)         the sum payable by such Loan Party shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)        such Loan Party or Administrative Agent shall make such deductions, as applicable; and

(iii)        such Loan Party or Administrative Agent, as applicable, shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(e)         Within thirty (30) days after the date of any payment by any Loan Party of Taxes or Other Taxes to a Governmental Authority, such Loan Party shall furnish to Administrative Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent (and the applicable Lender).

(f)          Each Lender that is not a U.S. Lender (as defined below), or that is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”), shall deliver to Borrower, Collateral Agent and Administrative Agent two (2) copies of an applicable U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by Borrower under this Agreement and the other Transaction Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, Collateral Agent or the Administrative Agent).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  In addition to properly completing and duly executing an applicable U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY or Form W-8ECI (or any subsequent versions thereof or successors thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income tax under section 871(h) or 881(c) of the Code, such Lender shall provide Borrower, Collateral Agent and Administrative Agent with a certificate to the effect that (A) it is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) it is not a “10-percent shareholder” of Borrower within the meaning of section 871(h)(3)(B) of the Code, and (C) it is not a controlled foreign corporation receiving interest from a related person within the meaning of section 881(c)(3)(C) of the Code.  Each Non-U.S. Lender shall promptly notify Borrower, Collateral Agent and Administrative Agent (and each Participant (as described below) shall promptly notify the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  On or before the date on which a U.S. Lender (described below) becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, Collateral Agent or the Administrative Agent), any Lender that is an individual citizen or resident of the United States of America, a corporation or partnership (or other entity taxed as such for United States federal income tax purposes) created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to United States federal income taxation regardless of the source of its income (a “U.S. Lender”) shall deliver to Borrower, Collateral Agent and Administrative Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is exempt from United States federal backup withholding tax, and (ii) such other reasonable documentation as will enable Borrower and/or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this clause (f) and clauses (h) and (i) below, and shall, if required, make the certifications set forth above in sub-clauses (A) through (C) of this Section 13.8(f); provided, that the obligations of such Participant, pursuant to this clause (f) and clauses (h) and (i) below, shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.  Notwithstanding any other provision of this section, a Lender or Participant shall not be required to deliver any form or certificate pursuant to this clause (f) that such Lender or Participant is not legally able or eligible to deliver.

(g)         No Loan Party will be required to pay any additional amounts pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above to the extent that the obligation to pay such additional amounts or to make such indemnity payments would not have arisen but for a failure by the relevant Lender to comply with its obligations under Section 13.8(f) and Section 13.8(i) for any reason.  In addition, no Loan Party will be required to pay any additional amounts in respect of United States federal withholding tax pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above in respect of any United States federal withholding tax to the extent that, with respect to a Lender, the obligation to withhold amounts with respect to United States federal tax existed on the date such Lender acquires its interest in a Term Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by Borrower pursuant to Section 12.2(h)) or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Term Loan; provided, however, that this sentence shall not apply to the extent the additional amounts any Lender, or Lender through a New Lending Office, would be entitled to receive (without regard to this sentence) do not exceed the additional amounts that the Lender making the transfer, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation.

(h)         Each Non-U.S. Lender agrees to provide Borrower, the Collateral Agent and Administrative Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes with respect to payments under this Agreement or any other Transaction Document; provided, the provision of such forms or documents shall not be required if in the Non-U.S. Lender’s reasonable judgment such provision would subject such Non-U.S. Lender to any material unreimbursed cost of expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender.  If, at any time, Borrower requests any Non-U.S. Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Non-U.S. Lender through Administrative Agent, reimburse such Non-U.S. Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Non-U.S. Lender in the preparation or delivery of such forms or other documentation.

(i)          If a payment to be made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower, Collateral Agent, and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower, Collateral Agent or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower, Collateral Agent or Administrative Agent as may be necessary for Borrower, Collateral Agent and Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount of Tax (if any) to deduct and withhold from such payment.  Solely for purposes of this Section 13.8(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Upon request from the Collateral Agent, Borrower will provide such additional information that it may have to assist the Collateral Agent in making any withholdings or informational reports.  For avoidance of doubt, no Loan Party will be required to pay any additional amounts pursuant to clause (d) above to any Lender or to indemnify any Lender pursuant to clause (c) above for any U.S. federal withholding Taxes imposed under FATCA.

(j)          Notwithstanding anything herein to the contrary, if Administrative Agent is required by Applicable Law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by any Loan Party or Administrative Agent, Administrative Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Administrative Agent from such Loan Party, as applicable.

(k)         Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to the Loan Parties (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Loan Parties in the absence of manifest error.

(l)       The agreements and obligations of the Loan Parties in this Section 13.8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment of all obligations under any Transaction Document and the payment of all other Obligations.

(m)        Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.8 (including by the payment of additional amounts pursuant to this Section 13.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (m) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (m), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (m) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (m) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

13.9       Patriot Act and other KYC Requirements.  Each Lender that is subject to the requirements of the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow Administrative Agent and each Lender to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.10     [Reserved].

13.11   Withholding Tax.  To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Administrative Agent, within ten (10) days after demand thereof, for (i) any Taxes attributable to such Lender that are Other Taxes or Taxes that are imposed on or with respect to any payments made by or on account of any obligations of Borrower or any other Loan Party under this Agreement or any other Transaction Document (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to Section 13.8 and without limiting any obligation of the Loan Parties to do so pursuant to Section 13.8), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(e) relating to the maintenance of a Participant Register, and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, together with all reasonable expenses, incurred in connection therewith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Transaction Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 13.11. The agreements in this Section 13.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Transaction Document.

13.12     Interest Rate Protection Agreements.  Except as otherwise expressly set forth herein, no Counterparty that obtains the benefits conferred herein by virtue of the provisions hereof or any other Transaction Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Transaction Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Transaction Documents.  Notwithstanding any other provision of this Article XIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Counterparty.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations in the case of a release of liens and guarantees in connection with the payment in full of the Secured Obligations (other than (x) Secured Swap Obligations and (y) contingent indemnification obligations and other contingent obligations not yet accrued and payable).

13.13     Erroneous Payments.

(a)        If any Agent (x) notifies a Lender or Counterparty, or any Person who has received funds on behalf of a Lender or Counterparty (any such Lender, Counterparty or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that such Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the applicable Agent) received by such Payment Recipient from an Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Counterparty or other Payment Recipient on its behalf)  (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the applicable Agent pending its return or repayment as contemplated below in this Section 13.13 and held in trust for the benefit of the such Agent, and such Lender or Counterparty shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as such Agent may, in its sole discretion, specify in writing), return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by such Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of any Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting the immediately preceding clause (a), each Lender, Counterparty or any Person who has received funds on behalf of a Lender or Counterparty (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from any Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates), or (z) that such Lender or Counterparty, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)         it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Collateral Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)       such Lender or Counterparty shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Collateral Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Collateral Agent pursuant to this Section 13.13(b).

For the avoidance of doubt, the failure to deliver a notice to the Collateral Agent pursuant to this Section 13.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.13(a) or on whether or not an Erroneous Payment has been made.

(c)        Each Lender or Counterparty hereby authorizes the Collateral Agent (at the direction of the Administrative Agent) to set off, net and apply any and all amounts at any time owing to such Lender or Counterparty under any Transaction Document, or otherwise payable or distributable by the Collateral Agent to such Lender or Counterparty under any Transaction Document or from any other source against any amount that the Collateral Agent has demanded to be returned under the immediately preceding clause (a).

(d)        The parties hereto agree that (x) irrespective of whether the any Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Collateral Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Counterparty, to the rights and interests of such Lender or Counterparty, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 13.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the applicable Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Collateral Agent from the Borrower for the purpose of making such Erroneous Payment.

(e)         Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of an Agent in respect of an Erroneous Payment) result in the such Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Term Loans hereunder.

(f)        To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by an Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 13.13 shall survive the resignation or replacement of the any Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

13.14     Additional Titles.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, none of the Joint Lead Arrangers shall have any duties or responsibilities, nor shall any of the Joint Lead Arrangers have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any of the Joint Lead Arrangers.

XIV.     GUARANTY.

14.1       Guaranty of the Guaranteed Obligations.  Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to the Administrative Agent and the Collateral Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), but subject to any applicable cure periods, and excluding, in each case, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations, collectively, the “Guaranteed Obligations”).

14.2       Payment by Guarantors.  Each Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against such Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), but subject to any applicable cure periods, such Guarantor will within ten (10) Business Days after written demand therefor, pay, or cause to be paid, in cash, to the Administrative Agent and the Collateral Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.  Notwithstanding anything to the contrary, this Article XIV shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party.

14.3      Liability of Each Guarantor Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)         this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)        upon five (5) Business Days prior written notice to the Borrower, the Administrative Agent and the Collateral Agent may enforce this Guaranty upon the occurrence and continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)       the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other Guarantors and whether or not the Borrower is joined in any such action or actions;

(d)        payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)        any Secured Party, upon such terms as it deems appropriate, without notice or demand (but, in each case, subject to the terms of this Agreement and the other Transaction Documents) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable; and (vi) exercise any other rights available to it under the Transaction Documents; and

(f)        this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set‑offs or counterclaims which Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an Asset Entity in respect of the Guaranteed Obligations.

14.4       Waivers by the Guarantors.  Each Guarantor hereby waives, for the benefit of the Secured Parties:  (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other Guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any rights to set‑offs, recoupments and counterclaims and (ii) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; and (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 14.3 and any right to consent to any thereof.

14.5      Each Guarantor’s Rights of Subrogation, Contribution, etc.  Until the Termination Date, each Guarantor hereby subordinates any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Secured Party.  In addition, until the Termination Date, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other Guarantor of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest such Secured Party may have in any such collateral or security, and to any right such Secured Party may have against such other Guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith be paid over to the Collateral Agent for deposit into the Collection Account, to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the provisions of Section 9.2.

14.6       Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by such Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and, following notice thereof from the Collateral Agent, shall forthwith be paid over to the Collateral Agent for deposit into the Collection Account, to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

14.7      Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

14.8      Authority of the Guarantors or the Borrower.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

14.9      Financial Condition of the Borrower.  Any Term Loan may be made to (or Letter of Credit issued on behalf of) the Borrower without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such Term Loan or issuance of a Letter of Credit.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of the Borrower.  Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Transaction Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

14.10     Bankruptcy, etc.

(a)        So long as the Termination Date has not occurred, no Guarantor shall, without the prior written consent of the Administrative Agent, acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor.  The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)        Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of each Guarantor and the Secured Parties that the Guaranteed Obligations which are guaranteed by each Guarantor pursuant hereto should be determined without regard to any Applicable Law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Collateral Agent, or allow the claim of Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

XV.     THE COLLATERAL AGENT

15.1       Duties of the Collateral Agent.

(a)         The Collateral Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.  Any permissive right of the Collateral Agent contained in this Agreement and any other Transaction Document shall not be construed as a duty.  The Collateral Agent shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Collateral Agent.

(b)        The Collateral Agent shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Borrower, the Lenders, or the Administrative Agent, and accepted by the Collateral Agent in good faith, pursuant to this Agreement or any other Transaction Document.  Except as otherwise provided herein, the Collateral Agent shall not be responsible for recomputing, recalculating or verifying any information provided by the Borrower pertaining to any report, distribution statement or officer’s certificate.

(c)        No provision of this Agreement shall be construed to relieve the Collateral Agent from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)         The Collateral Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Collateral Agent.

(ii)        In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement.

(iii)     The Collateral Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Collateral Agent unless it shall be proved that the Collateral Agent was negligent in ascertaining the pertinent facts.

(iv)      The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted to be taken by the Collateral Agent, in good faith in accordance with this Agreement or the direction of Requisite Lenders relating to the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent, or exercising any power conferred upon the Collateral Agent, under this Agreement.

(v)        The Collateral Agent shall not be required to take notice or be deemed to have notice or knowledge of any event, Event of Default, or other information hereunder or under any other Transaction Document unless either (1) a Responsible Officer shall have actual knowledge of such event, Event of Default, or other information or (2) written notice of such event, Event of Default, or other information referring to the Notes or this Agreement shall have been received by a Responsible Officer in accordance with the provisions of this Agreement.  In the absence of receipt of such actual knowledge or written notice, the Collateral Agent may conclusively assume that no event, or Event of Default shall have occurred and have no duty to otherwise determine whether such event, or Event of Default shall have occurred.

(vi)      Subject to the other provisions of this Agreement, and without limiting the generality of this Section 15.1, the Collateral Agent shall not have any duty, except as expressly provided in the Transaction Documents, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, resolutions, certificates, statements, instruments, opinions, notices, requests, consents, orders, approvals or other documentation of the Borrower, the Lenders, or the Administrative Agent, delivered to the Collateral Agent pursuant to this Agreement reasonably believed by the Collateral Agent to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties (provided, however, the Collateral Agent may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Borrower personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account (provided, that such assessment, charge, lien or encumbrance did not arise out of the Collateral Agent’s willful misconduct, or gross negligence).  Neither the Collateral Agent nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of any of the Collateral.

(d)         The Collateral Agent is hereby directed to execute and deliver any Transaction Document to which it is a party.

(e)        The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower.

(f)         Money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law or this Agreement.

(g)        Every provision in this Agreement that in any way relates to the Collateral Agent is subject to paragraphs (a) through (f) of this Section 15.1.

15.2       Certain Matters Affecting the Collateral Agent.  Except as otherwise provided in Section 15.1:

(a)        the Collateral Agent may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties;

(b)        the Collateral Agent may consult with counsel and any advice or opinion of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(c)        the Collateral Agent shall be under no obligation to exercise any of the powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Lenders, unless such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the Collateral Agent shall not be required to expend or risk its own funds (except to pay overhead expenses, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

(d)         the Collateral Agent shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)        the Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Requisite Lenders;

(f)        the Collateral Agent may execute any of the powers vested in it by this Agreement and may perform any its duties hereunder, either directly or by or through agents, attorneys, nominees or custodians, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Collateral Agent with due care; provided, that the use of agents, attorneys, nominees or custodians shall not be deemed to relieve the Collateral Agent of any of its duties and obligations hereunder (except as expressly set forth herein);

(g)        the Collateral Agent shall not be responsible for any act or omission of any other party to the Transaction Documents or any related document (or any agent thereof) and the Collateral Agent shall not be liable for any action or inaction of any other party to the Transaction Documents or any related document (or agent thereof) and may assume compliance by such parties with their obligations under the Transaction Documents or any related document, unless a Responsible Officer of the Collateral Agent shall have received written notice to the contrary;

(h)         [Reserved];

(i)         neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement hereto or in connection therewith except to the extent caused by the Collateral Agent’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review;

(j)          the Collateral Agent shall not be liable for any losses on investments except for losses resulting from the failure of the Collateral Agent to make an investment in accordance with instructions given in accordance herewith;

(k)        in order to comply with laws, rules, regulation and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent, and accordingly, each of the parties hereto agrees to provide the Collateral Agent upon its reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Collateral Agent to comply with the foregoing;

(l)        the rights, protections, immunities and indemnities afforded to the Collateral Agent pursuant to this Agreement shall also be afforded to the Collateral Agent under the other Transaction Documents;

(m)       whenever in the administration of the provisions of this Agreement hereto the Collateral Agent shall deem it necessary (in good faith) that a matter be proved or established as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Collateral Agent may require delivery of an Officer’s Certificate or an opinion of counsel from the party requesting that the Collateral Agent act or refrain from acting.  The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion of counsel;

(n)         in no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Collateral Agent’s control, including a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Collateral Agent’s control whether or not of the same class or kind as specified in this Section 15.2(n); it being understood that the Collateral Agent shall use commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances;

(o)         the Collateral Agent shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers;

(p)         delivery of any reports, information and documents to the Collateral Agent provided for herein is for informational purposes only and the Collateral Agent’s receipt of such reports and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, (x) other than written notice or directions to the Collateral Agent expressly provided for in this Agreement or any other Transaction Document, or (y) unless the Collateral Agent shall have an explicit duty to review such content;

(q)        knowledge of the Collateral Agent shall not be attributed or imputed to Citibank’s other roles in the transaction and knowledge of the Collateral Agent shall not be attributed or imputed to each other or to the Collateral Agent (other than those where the roles are performed by the same group or division within Citibank or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Citibank (and vice versa);

(r)          notwithstanding anything to the contrary in this Agreement, the Collateral Agent shall not be required to take any action that is not in accordance with applicable law;

(s)         the Collateral Agent shall have no liability or obligation with respect to the applicability (or otherwise) of any risk retention rules; and

(t)         The Collateral Agent shall have no duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Agreement or any agreement referred to herein, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof or the validity or perfection of any lien or security interest created pursuant to this Agreement or any other Transaction Document.

(u)        Citibank shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Manager (including, for the avoidance of doubt, the Manager Report), and accepted by Citibank in good faith, pursuant to this Agreement or any other Transaction Document.  Citibank shall not be responsible for recomputing, recalculating or verifying any information provided by the Manager pertaining to any report, distribution statement or officer’s certificate (including, for the avoidance of doubt, the Manager Report).

(v)        if Citibank is required to decide between alternative courses of action, each of which is in accordance with the terms of this Agreement, Citibank may request written instructions from the Manager, acting on behalf of the Borrower as to the course of action desired by it.  If Citibank does not receive such instructions within (3) Business Days after it has requested them, Citibank may, but shall be under no duty to, take or refrain from taking any such courses of action.

(w)        Citibank shall have no liability for any failure, inability or unwillingness on the part of the Manager or the Borrower to provide accurate and complete information on a timely basis to Citibank, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on Citibank’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

15.3      Collateral Agent’s Disclaimer.  The Collateral Agent (i) shall not be responsible for, and makes no representation as to, the validity or adequacy of this Agreement, the Collateral or the Notes and (ii) shall not be accountable for the Borrower’s use of the proceeds from the Notes, nor responsible for any statement of the Borrower in this Agreement, or in any document issued in connection with the sale of the Notes or in the Notes.  The Collateral Agent shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of this Agreement, the Notes or any related document, or as to the correctness of any statement contained in any thereof.  The recitals contained herein and in the Notes shall be construed as the statements of the Borrower.

15.4       [Reserved].

15.5       Fees and Expenses of Collateral Agent; Indemnification of the Collateral Agent.

(a)         On each Payment Date, the Collateral Agent shall withdraw from the Collection Account and pay to itself pursuant to Section 2.11, the Collateral Agent Fee due on such Payment Date as compensation for all services rendered by the Collateral Agent, as applicable, hereunder.

(b)       The Collateral Agent and any of their respective affiliates, directors, officers, employees or agents shall be entitled to be reimbursed for, and indemnified and held harmless out of the funds available therefor pursuant to Section 2.11 from and against, any loss, liability, claim or expense (including reasonable costs and expenses of litigation, and of investigation, reasonable counsel’s fees and expenses, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Notes or any act or omission of the Collateral Agent relating to the exercise and performance of any of the rights and duties of the Collateral Agent hereunder and under any other Transaction Document, including in connection with any action, claim or suit brought to enforce the Collateral Agent’s right to indemnification; provided, however, that none of the Collateral Agent or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 15.5(b) for (1) any expense that constitutes allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne by the Collateral Agent pursuant to this Agreement or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Collateral Agent of any of its representations or warranties contained herein or any willful misconduct, or gross negligence in the performance of, the Collateral Agent’s obligations and duties hereunder as determined by a court of competent jurisdiction in a final, non-appealable order.  Without limiting the foregoing, the Borrower agrees to indemnify and hold harmless the Collateral Agent and their respective Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Collection Account.  The Collateral Agent shall notify the Borrower promptly of any claim for which it may seek indemnity.  Failure by the Collateral Agent to so notify the Borrower shall not relieve the Borrower of its obligations hereunder.

(c)         Notwithstanding anything in this Agreement to the contrary, in no event shall the Collateral Agent be liable for special, exemplary, incidental, punitive, indirect or consequential damages of any kind whatsoever (including lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)        This Section 15.5 shall survive the discharge or termination of this Agreement or the resignation or removal of the Collateral Agent as regards rights and obligations prior to such discharge, termination, resignation or removal.

15.6       [Reserved].

15.7       Resignation and Removal of Collateral Agent.

(a)        The Collateral Agent may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than thirty (30) days prior written notice thereof to the other parties to this Agreement.  Upon receiving such notice of resignation, the Borrower shall use its commercially reasonable efforts to promptly appoint a successor Collateral Agent by written instrument, in duplicate, which instrument shall be delivered to the resigning Collateral Agent and to the successor Collateral Agent.  A copy of such instrument shall be delivered to the other parties to this Agreement by the Borrower.  If no successor Collateral Agent shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(b)        If at any time the Collateral Agent shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Collateral Agent or of its property shall be appointed, or any public officer shall take charge or control of the Collateral Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Borrower, or the Requisite Lenders will, upon ten (10) days’ prior written notice, be authorized to remove the Collateral Agent and appoint a successor Collateral Agent by written instrument, in duplicate, which instrument shall be delivered to the Collateral Agent so removed and to the successor Collateral Agent.  A copy of such instrument shall be delivered to the other parties to this Agreement by the Borrower.  If no successor Collateral Agent has accepted an appointment within ten (10) days after such removal, the retiring Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent.

(c)        Requisite Lenders may at any time upon ninety (90) days advance written notice (with or without cause) remove the Collateral Agent and appoint a successor Collateral Agent by written instrument or instruments, in triplicate, signed by such lenders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Borrower, one complete set to the Collateral Agent so removed, and one complete set to the successor Collateral Agent so appointed.  All expenses incurred by the Collateral Agent in connection with its transfer of all documents relating to the Notes to a successor Collateral Agent following the removal of the Collateral Agent without cause pursuant to this Section 15.7(c) shall be reimbursed to the removed Collateral Agent within fifteen (15) days of demand therefor, such reimbursement to be made by the Lenders that terminated the Collateral Agent; provided, however, that if such Lenders do not reimburse the Collateral Agent within such thirty (30) day period, such expenses shall be reimbursed pursuant to Section 2.11.  A copy of such instrument shall be delivered to the other parties to this Agreement by the successor Collateral Agent so appointed.

(d)       Any resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent pursuant to any of the provisions of this Section 15.7 shall not become effective until acceptance of appointment by the successor Collateral Agent as provided in Section 15.8.

15.8       Successor Collateral Agent.

(a)         Any successor Collateral Agent appointed as provided in Section 15.7 shall execute, acknowledge and deliver to the Borrower and its predecessor Collateral Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Collateral Agent shall become effective and such successor Collateral Agent, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Collateral Agent herein.  The predecessor Collateral Agent shall deliver to the successor Collateral Agent all documents relating to the Notes held by it hereunder, and the Borrower and the predecessor Collateral Agent shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Collateral Agent all such rights, powers, duties and obligations, and to enable the successor Collateral Agent to perform its obligations hereunder.

(b)        Upon acceptance of appointment by a successor Collateral Agent as provided in this Section 15.8, such successor Collateral Agent shall mail notice of the succession of such Collateral Agent hereunder to the Borrower.

15.9       Merger or Consolidation of Collateral Agent.  Any entity into which the Collateral Agent may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor of the Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

15.10    Multiple Roles.  The parties expressly acknowledge and consent to Citibank acting in the multiple capacities of Collateral Agent and account bank hereunder.  Citibank may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Citibank of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of negligence (other than errors in judgment) and willful misconduct by Citibank.

[Remainder of Page Intentionally Blank]

WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

FRONTIER TAMPA BAY FL FIBER 1 LLC

By:	/s/ Kevin Saville
Name: Kevin Saville
Title: Vice President, General Counsel and Assistant Secretary

GUARANTOR:

FRONTIER SPE FL GUARANTOR LLC

By:	/s/ Kevin Saville
Name: Kevin Saville
Title: Vice President, General Counsel and Assistant Secretary

PARENT, SOLELY WITH RESPECT TO SECTION 6.12(B) HEREOF:

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ Scott Beasley
Name: Scott Beasley
Title: Chief Financial Officer

[Signature Page to Frontier – Loan and Security Agreement]

ADMINISTRATIVE AGENT:

BARCLAYS BANK PLC

By:	/s/ Kinnary Armstrong
Name: Kinnary Armstrong
Title: Director

[Signature Page to Frontier – Loan and Security Agreement]

COLLATERAL AGENT:

CITIBANK, N.A.

By:	/s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

[Signature Page to Frontier – Loan and Security Agreement]

LENDERS:

BARCLAYS BANK PLC

By:	/s/ Kinnary Armstrong
Name: Kinnary Armstrong
Title: Director

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Brendon Girardi
Name: Brendan Girardi
Title: Director

By:	/s/ Robert Sannicandro
Name: Robert Sannicandro
Title: Managing Director

MORGAN STANLEY BANK, N.A.

By:	/s/ Stephen Marchi
Name: Stephen Marchi
Title: Authorized Signatory

ROYAL BANK of CANADA

By:	/s/ Kevin P. Wilson
Name: Kevin P. Wilson
Title: Authorized Signatory

By:	/s/ Ross Shaiman
Name: Ross Shaiman
Title: Authorized Signatory

CITIZENS BANK, N.A.

By:	/s/ Vu Nguyen
Name: Vu Nguyen
Title: Director

[Signature Page to Frontier – Loan and Security Agreement]

EXHIBIT A
TO LOAN AND SECURITY AGREEMENT

[FORM OF] PROMISSORY NOTE

$[____________]	[______________], 20[_]

FOR VALUE RECEIVED and pursuant to the terms of this Promissory Note (this “Note”), the undersigned FRONTIER TAMPA BAY FL FIBER 1 LLC, a Delaware limited liability company (the “Borrower”), having an address at 1919 McKinney Avenue, Dallas, TX 75201, promises to pay to [HOLDER] (together with all subsequent holders of this Note being hereinafter referred to as “Holder”), to such account as may be specified by BARCLAYS BANK PLC, as administrative agent, (in such capacity, together with its successors and assigns, “Agent”), having an address at 745 Seventh Avenue New York, NY 10019, or at such other place as Holder hereof may designate in writing, the lesser of $[________________] and the unpaid principal amount of all Term Loans made by Holder to Borrower pursuant to that certain Loan and Security Agreement, dated as of December 31, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, the Agent and the other parties thereto, together with interest on the unpaid amount from time to time outstanding under this Note at the rate or rates of interest provided therefor in the Loan Agreement. This Note evidences the obligation of Borrower to repay, with interest thereon, the Term Loans and all other Obligations under the Loan Agreement made by Holder to Borrower pursuant to the Loan Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Borrower shall make payments on the principal balance of this Note and accrued interest on the principal balance of this Note and all other Obligations hereunder in accordance with the provisions of the Loan Agreement and the other Transaction Documents.

If not sooner paid, the entire unpaid principal balance of this Note and all accrued but unpaid interest thereon shall be paid on the Maturity Date.

Borrower may prepay the principal sum of the Obligations payable to Holder outstanding from time to time hereunder as provided in the Loan Agreement subject to any prepayment premium, fees or other costs or restrictions, if any, set forth in the Loan Agreement and the other Transaction Documents.

This Note is one of the promissory notes referred to in the Loan Agreement and has been issued pursuant to the terms and conditions of the Loan Agreement, and all of the terms, covenants and conditions of the Loan Agreement (including all exhibits and schedules thereto) and all other instruments evidencing or securing the Obligations thereunder or any other Transaction Document are hereby made a part of this Note and are deemed incorporated herein in full. In the event of an inconsistency between the terms of this Note and the terms of any Transaction Document, the terms of the Transaction Documents shall govern. If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

All agreements among Borrower, Holder and the other Lenders are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof, of the Loan Agreement or of any other Transaction Documents shall involve transcending the limit of validity prescribed by any law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any circumstance Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT OR DISHONOR, PROTEST, NOTICE OF PROTEST, DEMAND, NOTICE OF DEMAND, NOTICE OF ACCELERATION OR INTENT TO ACCELERATE AND ALL OTHER NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THIS NOTE (EXCEPT FOR ANY NOTICES EXPRESSLY REQUIRED BY THE LOAN AGREEMENT) ARE HEREBY IRREVOCABLY WAIVED BY BORROWER.

In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

[Remainder of Page Intentionally Blank]

A-2

IN WITNESS WHEREOF, Borrower signs this Note in its corporate name by its duly authorized officer on the date first above written.

BORROWER:

FRONTIER TAMPA BAY FL FIBER 1 LLC

By:
Name:
Title:

A-3

EXHIBIT B
TO LOAN AND SECURITY AGREEMENT

[Form of] Borrowing Request

[          ], 20[_]

BARCLAYS BANK PLC,
as Administrative Agent
745 Seventh Avenue
New York, NY 10019
Email: kinnary.armstrong@barclays.com
Attention: Kinnary Armstrong

Re:
Loan and Security Agreement, dated as of December 31, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among FRONTIER TAMPA BAY FL FIBER 1 LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, BARCLAYS BANK PLC, as administrative agent (the “Agent”), and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Ladies and Gentlemen:

Borrower delivers this Borrowing Request as of the date first set forth above. In accordance with the terms of the Loan Agreement, Borrower desires to obtain on [          ], 20[ ] (the “Borrowing Date”)1 a [SOFR]/[Base Rate]2 Loan in the principal amount of $[__________][, having an Interest Period ending on __, ]3.

In order to induce the Lenders to make the Term Loan requested hereby, Borrower hereby represents and warrants to Agent and Lenders as of the Borrowing Date that:

[For each Credit Date:

1.          No Default, Event of Default or Manager Termination Event has occurred and is continuing or would result from the Term Loan requested hereby.

2.          Immediately after giving effect to the Term Loan, (x) the DSCR, calculated on a Pro Forma Basis, is greater than or equal to 2.00:1.00 and (y) the Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 6.75:1.00.

1 Must be a Business Day at least three (3) Business Days after the date of the Borrowing Request in the case of a SOFR Loan or one (1) Business Day after the date of the Borrowing Request in the case of a Base Rate Loan.
2 NTD: Select which Type of Loan is being requested.
3 Select interest period of one, three or six months in the case of a SOFR Loan.

3.           The representations and warranties made to the Agent or the Lenders by the Loan Parties contained in the Loan Agreement and in the other Transaction Documents are true and correct in all material respects on and as of the Borrowing Date to the same extent as though made on and as of such date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier).

4.          The applicable conditions set forth in the Loan Agreement to making the Term Loan requested hereby have been satisfied on the Borrowing Date.

5.         Borrower hereby irrevocably authorizes Agent and Lenders to disburse the Term Loan requested hereby pursuant to the terms and provisions of the Loan Agreement, to the Loan Account at the wire instructions set forth below:

Bank name:	[ ]
Routing/ABA Number:	[ ]
Account Name to credit:	[ ]
Account Number to credit:	[ ]
Reference:	[ ]]

[This Borrowing Request is conditioned upon the consummation of [transaction description] and may be delayed, withdrawn, revoked, amended or otherwise modified by Borrower on or prior to the Borrowing Date if the foregoing condition is not, or is not expected to be, satisfied.]

This Borrowing Request may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any counterpart delivered by portable document format (.pdf) or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Borrowing Request.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Borrower has caused this Borrowing Request to be executed as of the day and year first written above.

BORROWER:

FRONTIER TAMPA BAY FL FIBER 1 LLC

By:
Name:
Title:

EXHIBIT C
TO LOAN AND SECURITY AGREEMENT

[FORM OF] CLOSING DATE CERTIFICATE

[______], 202[  ]

This Closing Date Certificate is being executed and delivered pursuant to Section 4.1(g) of that certain Loan and Security Agreement, dated as of December 31, 2024 (the “Loan Agreement”), among Frontier SPE FL Guarantor LLC (“Holdings”), Frontier Tampa Bay FL Fiber 1 LLC (the “Borrower”), the other guarantors party thereto, the Lenders that are parties thereto, Barclays Bank PLC, as administrative agent, and Citibank, N.A., as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

I, [____], a Responsible Officer of Holdings, in such capacity and not in an individual capacity, hereby certify as follows:

1.          I am generally familiar with the businesses and assets of Holdings and its Subsidiaries, on a consolidated basis, and am duly authorized to execute this Closing Date Certificate on behalf of Holdings pursuant to the Loan Agreement.

2.         As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the Transactions, (i) the sum of the liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of Holdings and its Subsidiaries, on a consolidated basis; (ii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (iii) Holdings and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.         No Default or Event of Default has occurred or is continuing under the Frontier Note Indenture on account of the consummation of the Transactions, and the representations and warranties made by the Loan Parties contained herein and in the other Transaction Documents are true and correct in all material respects on and as of the date hereof (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects after giving effect to such qualifier), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on such date (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty was true and correct in all respects after giving effect to such qualifier).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Closing Date Certificate on the date first written above.

By:
Name:
Title:	[____] of Holdings

EXHIBIT D
TO LOAN AND SECURITY AGREEMENT

FORM OF RISK RETENTION LETTER

[See Attached]

E-1

FORM OF DBNY EU/UK
RISK RETENTION LETTER

December 31, 2024

Deutsche Bank AG, New York Branch
One Columbus Circle, 5th Floor
New York, New York 10019
Attention: U.S. Asset-Backed Securities Team

Re:	Risk Retention under Loan and Security Agreement

This letter (the “Risk Retention Letter”) is being delivered in connection with the Loan and Security Agreement dated as of December 31, 2024 (the “Loan and Security Agreement”), among, amongst others, Frontier Tampa Bay FL Fiber 1 LLC, as borrower (the “Borrower”), Barclays Bank PLC, as administrative agent (the “Administrative Agent”), Citibank, N.A., as collateral agent and the financial institutions from time to time party thereto as lenders (the “Lenders”).

1. Defined terms

(a)          As used in this Risk Retention Letter, the following terms shall have the following meanings:

“EU Lender” means any Lender which is subject to the EU Securitization Rules as an “institutional investor” within the meaning set out therein (or, where applicable, an affiliate thereof).

“EU Securitization Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017, as amended and in effect from time to time.

“EU Securitization Rules” means the EU Securitization Regulation together with all related regulatory technical standards, implementing technical standards and regulatory guidance, in each case as amended and in effect from time to time.

“EU/UK Retention Method” means the method of retaining a material net economic interest prescribed by each of the following: (a) Article 6(3)(d) of the EU Securitization Regulation; (b) Article 6(3)(d) of Chapter 2 of the PRA Rules; and (c) SECN 5.2.8R(1)(d) of the FCA Rules.

“FCA” means the UK’s Financial Conduct Authority.

“FCA Rules” means the Securitisation sourcebook in the FCA’s Handbook (as amended and in effect from time to time).

“FSMA” means UK’s Financial Services and Markets Act 2000 (as amended).

“Holding Subsidiary” means a Subsidiary, 100% of the Equity Interests of which are, directly or indirectly, owned by the Retention Holder and which does not carry on any trade or business, or hold any assets, other than (i) holding Equity Interests in the Borrower, or (ii) holding 100% of the Equity Interests in any entity established for the sole purpose of holding Equity Interests, directly or indirectly, in the Borrower.

“PRA” means the UK’s Prudential Regulation Authority.

“PRA Rules” means the Securitisation Part of the PRA’s Rulebook (as amended and in effect from time to time).

“Retained Interest” has the meaning given to such term in paragraph 2(a) of this Risk Retention Letter.

“Retention Holder” has the meaning given to such term in paragraph 2 of this Risk Retention Letter.

“Transaction” means all of the Transactions (within the meaning of the Loan and Security Agreement).

“UK” means the United Kingdom.

“UK Lender” means any Lender which is subject to the UK Securitization Rules as an “institutional investor” within the meaning set out therein (or, where applicable, an affiliate thereof).

“UK Securitization Rules” means (a) the Securitisation Regulations 2024 (SI 2024/102), as amended (the “UK Securitisation Regulations”), (b) the PRA Rules and the FCA Rules, (c) all other rules, directions and other requirements made or imposed pursuant to, in accordance with, or in relation to, the UK Securitisation Regulations by the PRA or the FCA, (d) all provisions of the FSMA related to any of the foregoing, and (e) all official binding guidance published in relation to any of the foregoing (including by the PRA or the FCA), in each case, as amended and in effect from time to time.

(b)         All capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan and Security Agreement.

2. Agreements. In connection with the Loan and Security Agreement, Frontier Florida LLC (the “Retention Holder”) hereby:

(a)       undertakes to retain, on an ongoing basis, a material net economic interest in the Transaction in the form of the first loss tranche in accordance with the EU/UK Retention Method, in an amount not less than 5% of the aggregate value of all the Fiber Network Assets from time to time (using the accounting value of the Fiber Network Assets, without giving effect to any market value or risk-based impairments save as required by any Applicable Law or GAAP, as at the date when such Fiber Network Assets become comprised in the Collateral for the Transaction), as represented by the Retention Holder's indirect ownership of 100% of the Equity Interests in the Borrower via one or more Holding Subsidiaries (the “Retained Interest”);

(b)         undertakes that (i) the Retained Interest is not, and will not be, subject to any credit risk mitigation or hedging, and (ii) the Retention Holder will not, and it will procure that each Holding Subsidiary does not, sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, in each case unless permitted by the EU Securitization Rules and the UK Securitization Rules and the Transaction Documents;

(c)        represents that it reasonably believes it is an entity which: (i) itself or through related entities, directly or indirectly, was involved in the original agreements which created the Fiber Network Assets comprised in the Collateral for the Transaction; or (ii) purchased a third party’s Fiber Network Assets on its own account, which Fiber Network Assets became comprised in the Collateral pursuant to the Transaction;

(d)         represents that it is not an entity that has been established or that operates for the sole purpose of securitizing exposures and, in particular, (i) it has a business strategy and the capacity to meet payment obligations consistent with a broader business model that involves material support from capital, assets, fees or other sources of income, by virtue of which it does not rely on the Fiber Network Assets, the Retained Interest or any other interests retained or proposed to be retained in accordance with the EU Securitization Rules or the UK Securitization Rules, or on any corresponding income from the Fiber Network Assets, the Retained Interest or any such other retained interests, as its sole or predominant source of revenue, (ii) the members of its management body have the necessary experience to enable it to pursue its established business strategy, and (iii) it has adequate corporate governance arrangements;

(g)       covenants that it will not change the manner in which it holds the Retained Interest or the methodology used to calculate the Retained Interest;

(h)         covenants that, at no material cost or expense to the Retention Holder, it will provide:

(i)       to the Administrative Agent, confirmation in writing that all of the obligations set forth herein continue to be complied with: (A) on a monthly basis (which requirement may be satisfied by inclusion of such confirmation in the Manager Report); (B) in the event of a material change in the Transaction structure that materially impacts the performance of the Term Loans or the risk characteristics of the Term Loans and the Fiber Network Assets; and (C) upon the occurrence of any Event of Default or Default that is continuing;

(ii)      to the Administrative Agent, promptly upon becoming aware of the occurrence thereof, written notice of (A) any failure to hold the Retained Interest in accordance with Section 2(a) above, (B) any failure to comply with any of the other covenants set out in Section 2 above and/or (iii) any representations in this Risk Retention Letter failing to be true on any date in any material respect; and

(iii)    to any EU Lender or UK Lender, all information, documents and reports that: (x) such EU Lender reasonably requires for the purposes of satisfying its obligations under Article 5 of the EU Securitization Regulation; or (y) such UK Lender reasonably requires for the purposes of satisfying its obligations under Article 5 of Chapter 2 of the PRA Rules or Chapter SECN 4 of the FCA Rules, as applicable, provided that:

(A) the Retention Holder shall only be required to comply with any request relating to Article 5(1)(e) of the EU Securitization Regulation or Article 5(1)(e) of Chapter 2 of the PRA Rules or SECN 4.2.1R(1)(e) of the FCA Rules to the extent mutually agreed upon by the Retention Holder and the EU Lenders or the UK Lenders, as the case may be (which agreement shall not be unreasonably withheld, delayed or conditioned by the Retention Holder); and

(B) the Retention Holder shall not be required to provide any information that is the subject of contractual confidentiality requirements or that is subject to laws governing the protection of confidentiality of information and/or the processing of personal data (all such information being collectively referred to as “Restricted Information”), unless (I) it can be anonymized or aggregated in a manner that does not violate such obligation of confidentiality, or (II) the relevant Lender and/or the Administrative Agent enter into a confidentiality agreement reasonably acceptable to the Retention Holder (or are already party to such an agreement) with respect to such Restricted Information, so that it can be disclosed to the relevant EU Lender or UK Lender; and

(i)         covenants that, as soon as reasonably practicable following a written request by an EU Lender or UK Lender, it will enter into a refreshed undertaking in substantially the form of this Risk Retention Letter in connection with a material amendment of the Transaction Documents.

3. Representations. The Retention Holder hereby makes the following representations for the benefit of each EU Lender, each UK Lender and the Administrative Agent:

(a)        the Retention Holder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its assets and, in its capacity as the Retention Holder, the Retained Interest proposed to be owned by it and to transact the business in which it is presently engaged;

(b)        the Retention Holder has full power and authority to execute and deliver this Risk Retention Letter and to perform all of its obligations required hereunder and has taken all necessary action to authorize this Risk Retention Letter on the terms and conditions hereof and the execution, delivery and performance of this Risk Retention Letter and the performance of all obligations imposed upon it hereunder and has duly executed and delivered this Risk Retention Letter;

(c)        no consent of any other person, including, without limitation, members or creditors of the Retention Holder, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, other than those that have been or shall be obtained in connection with this Risk Retention Letter, is required by the Retention Holder in connection with this Risk Retention Letter or the execution, delivery, performance, validity or enforceability of this Risk Retention Letter or the obligations imposed upon it hereunder;

(d)        this Risk Retention Letter constitutes the legally valid and binding obligations of the Retention Holder enforceable against the Retention Holder in accordance with its terms, subject, as to enforcement, to (i) the effect of bankruptcy, examination, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, examination, receivership, insolvency or similar event applicable to the Retention Holder and (ii) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity); and

(e)        the execution, delivery and performance of this Risk Retention Letter will not violate any provision of any existing law or regulation binding on the Retention Holder, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Retention Holder, or the organizational documents of, or any securities issued by, the Retention Holder, the violation of which would reasonably be expected to adversely affect in a material manner its ability to perform its obligations hereunder.

4. Miscellaneous.

(a)         Governing Law. This Risk Retention Letter and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Risk Retention Letter (whether in contract, tort or otherwise and whether at law or in equity) are governed by and shall be construed in accordance with the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would result in the application of the laws of any other jurisdiction.

(b)        Jurisdiction. The Retention Holder irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any proceeding arising out of or relating to this Risk Retention Letter (whether in contract, tort or otherwise and whether at law or in equity) and irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such proceeding.

(c)        Notices. All communications hereunder shall be in writing and shall be sufficient in all respects if delivered in person, sent by registered mail or by facsimile and confirmed to it:

(i)        in the case of the Retention Holder:

Frontier Florida LLC
Address:	c/o Frontier Communications Holdings, LLC
401 Merritt 7 Norwalk, Connecticut
06851 United States

Attention:	Anne Meyer
Email:	anne.meyer@ftr.com

With copies to:

Address:	Ropes & Gray
1211 Avenue of the Americas
New York, NY 10036
Attention:	Chris Poggi
Tel:	(212) 596-9471
Email:	Christopher.Poggi@ropesgray.com

(ii)	in the case of DB:

Deutsche Bank AG, New York Branch
One Columbus Circle, 5th Floor
New York, New York 10019
Attention: U.S. Asset-Backed Securities Team
Email: Tauseef.chauhan@db.com

(iii)	in the case of all other communications hereunder, in accordance with the notice information set forth in the Loan and Security Agreement.

(d)        Counterparts. This Risk Retention Letter may be executed in multiple counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by facsimile or other form of electronic transmission (including .pdf, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform) of an executed counterpart shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Risk Retention Letter shall be deemed to be a duplicate original. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person.

(e)        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS RISK RETENTION LETTER (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO.   EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS RISK RETENTION LETTER.

[Signature page follows]

IN WITNESS WHEREOF, the Retention Holder has duly executed this Risk Retention Letter as of the date first written above.

By: Frontier Florida LLC, as Retention Holder

Name:
Title:

ACKNOWLEDGED AND AGREED BY:

By: Deutsche Bank AG, New York Branch, as Lender

Name:

Title:

Name:

Title:

ACKNOWLEDGED AND AGREED BY:

By: Barclays Bank PLC, as Administrative Agent

Name:

Title:

EXHIBIT E
TO LOAN AND SECURITY AGREEMENT

[Form of] Compliance Certificate

Date: [___________], 20[_]

Please refer to the Loan and Security Agreement dated as of December 31, 2024 (the “Loan Agreement”), by and among Frontier Tampa Bay FL Fiber 1 LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, Barclays Bank PLC, as administrative agent (“Agent”), and the other parties thereto. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Loan Agreement. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The Person executing this Certificate is a Responsible Officer of the Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such Responsible Officer hereby certifies to Agent and Lenders that, as of [____]1 (i) the DSCR was [__]:1.00, (ii) the Leverage Ratio was [__]:1.00 and (iii) a statement of the Aggregate Annualized Run Rate Revenue is set forth on the schedule attached hereto.2

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its chief financial officer this day of          , 20 .

FRONTIER TAMPA BAY FL FIBER 1 LLC, as Borrower

By:
Title:

1 To be the last day of the applicable fiscal quarter with respect to which financial statements are delivered under Section 6.1(a)(iii) of the Loan Agreement.
2 Please attach Schedule.

Aggregate Annualized Run Rate Revenue Calculation

A.	Retained Collections for such calendar month and the prior two calendar months	$
B.	Management Fee for such calendar month and the prior two calendar months[3]	$
C.	Excess of A over B	$
D.	Annualized Run Rate Revenue (C multiplied by 4)	$
E.	Retained Collection Contributions over applicable period	$
F.	Aggregate Annualized Run Rate Revenue (D plus E)	$

Leverage Ratio

A.	The aggregate outstanding principal balance of all Term Loans	$
B.	Aggregate Annualized Run Rate Revenue	$
C.	Leverage Ratio (A divided by B)

3 (x) Management Fees for each of November 2024 and December 2024 shall be in amounts calculated by Manager on or prior to the initial Credit Date in good faith and acceptable to Administrative Agent and the Lenders and (y) a Management Fee for January 2025 and any later month prior to which the related Fiber Network Assets and Customer Contracts have not been contributed will be calculated or adjusted to reflect the Manager’s good faith estimate (in accordance with the Operation Standards) of what the Management Fee would have been for the portion of such month(s) if such assets had been contributed at the beginning of the relevant period) multiplied by (b) four.

Debt Service Coverage Ratio

A.	Annualized Run Rate Revenue	$
B.	Aggregate amounts expected to be received pursuant to any Interest Rate Protection Agreement for the immediately succeeding Payment Date[4]	$
C.	Sum of A and B	$
D.
Amount of interest that the Borrower is required to pay under the Facility on the immediately succeeding Payment Date (or, if such Determination Date is a Payment Date, on such Payment Date) (at then-prevailing interest rates on such Determination Date)
$
E.	Result of D multiplied by 12	$
F.	Manager’s good faith estimate of any commitment fees, L/C Monthly Fees and administrative expenses that the Borrower will be required to pay over the succeeding twelve (12) Payment Dates[5]	$
G.	Fees due to the independent managers of the Loan Parties and the Guarantors, as calculated on such Determination Date	$
H.	Sum of E, F and G	$
I.	Debt Service Coverage Ratio (Ratio of C over H)	$

4 Includes payments that are obligated to be paid by the Counterparty under any Interest Rate Protection Agreement by the immediately succeeding Payment Date but excludes payments related solely to the termination or unwinding of an Interest Rate Protection Agreement.
5 Manager’s estimate for (F) shall not assume that any principal payments will be made unless, at the time of such estimate, the Borrower or its Affiliates have sufficient cash or available Facility commitments to consummate such principal payments.

EXHIBIT F
TO LOAN AND SECURITY AGREEMENT

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement identified below (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “LSA”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells, delegates and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the LSA, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the LSA and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the LSA, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an Affiliate of [identify Lender] [Eligible Assignee]

3.	Borrower(s): Frontier Tampa Bay FL Fiber 1 LLC [add any additional Borrowers]

4.	Administrative Agent: Barclays Bank PLC, as the administrative agent under the LSA

5.
LSA: The Loan and Security Agreement, dated as of December 31, 2024, among Frontier Tampa Bay FL Fiber 1 LLC, as Borrower, the Lenders party thereto, the other Loan Parties party thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto

6.	Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Aggregate Amount of Commitment/ Term Loans for all Lenders[3]	Amount of Commitment/ Term Loans Assigned[8]	Percentage Assigned of Commitment/ Term Loans[4]
		$	$	%
		$	$	%
		$	$	%

[Signature page follows]

1 List each Assignor, as appropriate.
2 List each Assignee, as appropriate.
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:          , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Title:
Name:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

[Consented to:

FRONTIER TAMPA BAY FL FIBER 1 LLC, as Borrower

By:
Name:
Title: ]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1        Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the LSA or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2.        Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the LSA, (ii) it meets all the requirements to be an assignee under Section 12.2 of the LSA (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the LSA as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the LSA, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the LSA, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.        General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT G
TO LOAN AND SECURITY AGREEMENT

[Form of]
INTEREST ELECTION REQUEST

Barclays Bank PLC
as Administrative Agent
745 Seventh Avenue
New York, NY 10019
Email: kinnary.armstrong@barclays.com
Attention: Kinnary Armstrong

[Date]

Re:          FRONTIER TAMPA BAY FL FIBER 1 LLC

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.91 of the Loan and Security Agreement, dated as of December 31, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “LSA”), among Frontier  Tampa Bay FL Fiber 1 LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

Borrower hereby requests that effective on [  ] (the “Interest Election Date”) $[____________]2 of the presently outstanding principal amount of the Term Loans originally made on [____________] presently being maintained as [Base Rate Loans] [SOFR Loans], be [converted into] [continued as] [SOFR Loans having an Interest Period of [one/three months] [Base Rate Loans].

The undersigned hereby certifies that as of the date hereof, and on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom, the [conversion] [continuation] requested hereby complies with the terms and conditions of Section 2.9 of the LSA (including the limitations set forth in the definition of “Interest Period”).

[Signature Page Follows]

2 Shall be a Business Day that is at least three (3) Business Days following the date hereof prior to 11:00 a.m. (New York City time) on the date hereof.

G-1

Borrower has caused this Interest Election Request to be executed and de- livered by its duly authorized officer as of the date first written above.

FRONTIER TAMPA BAY FL FIBER 1 LLC

By:
Name:
Title:

G-2

EXHIBIT H

[FORM OF]
SECURED PARTY DESIGNATION NOTICE

Date: _____________,

Barclays Bank PLC
as Administrative Agent
745 Seventh Avenue
New York, NY 10019
Email: kinnary.armstrong@barclays.com
Attention: Kinnary Armstrong

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of December 31, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Frontier Tampa Bay FL Fiber 1 LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties (as defined therein) from time to time party thereto, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Loan Agreement.

Each of the Borrower and [Name of Counterparty] (the “Designated Secured Party”) hereby notifies you, pursuant to the terms of the Loan Agreement, that the Designated Secured Party meets the requirements of a Counterparty under the terms of the Loan Agreement and that the Borrower and the Designated Secured Party have entered into that certain [agreement description to be added] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Specified Agreement”), which meets the requirements of an Interest Rate Protection Agreement and Section 6.18 of the Loan Agreement. The Borrower hereby designates the obligations under the Specified Agreement as being Secured Swap Obligations for purposes of the Loan Agreement and the other Transaction Documents.

The Designated Secured Party hereby (i) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement and the Security Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (ii) acknowledges that it has received a copy of the Loan Agreement and the Security Documents, (iii) agrees to be bound by all of the terms and provisions of the Loan Agreement and the Security Documents applicable to a secured party thereunder and a holder of Obligations thereunder to the same extent as if it were a signatory thereto and (iv) acknowledges and agrees that (1) the Administrative Agent shall be entitled to all of the indemnifications, exculpations and other rights and protections set forth in the Loan Agreement and the other Transaction Documents (including, without limitation, those set forth in Article XIII of the Loan Agreement), (2) the Administrative Agent shall not have any duties or obligations to the Designated Secured Party, except to the extent expressly set forth in the Loan Agreement and the Security Documents (and subject to the provisions of Article XIII of the Loan Agreement), (3) the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under the Specified Agreement; provided, that for purposes of any application of payments by the Administrative Agent pursuant to Section 9.2 of the Loan Agreement, Obligations under the Specified Agreement shall be included in the application described therein if (but only if) the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the Designated Secured Party, (4) the Designated Secured Party shall not have any right to notice of any action or to consent to, direct or object to any action under the Loan Agreement or under any other Transaction Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than as expressly set forth in Section 13.12 of the Loan Agreement, and (5) no release of the Liens securing the Collateral or Loan Parties effected in the manner permitted by the Loan Agreement shall require the consent of the Designated Secured Party.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

THIS DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

[Signature pages follow]

A duly authorized officer of each of the undersigned has executed this notice as of the day and year set forth above.

as a Designated Secured Party

By:
Name:
Title:

FRONTIER TAMPA BAY FL FIBER 1 LLC

By:
Name:
Title:

EXHIBIT I
TO LOAN AND SECURITY AGREEMENT

[Reserved]

I-1

ANNEX 1

COMMITMENTS

Lender	Commitment	Pro Rata Share
Barclays Bank PLC	$375,000,000	25.00000%
Deutsche Bank AG, New York Branch	$325,000,000	21.66667%
Morgan Stanley Bank, N.A.	$325,000,000	21.66667%
Royal Bank of Canada	$325,000,000	21.66667%
Citizens Bank, N.A.	$150,000,000	10.00000%
Total	$1,500,000,000	100%

ANNEX 2

CONDUIT INVESTORS

None.